As filed with the Securities and Exchange Commission on September 1, 2010
Registration No. 333-166172

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA SHANDONG INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	2511	20-8545693
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

No. 2888 Qinghe Road
Development Zone Cao County
Shandong Province, 274400 China
(86) 530-3431658
(Address, including zip code, and telephone number,
including area code, or registrant’s principal executive offices)

Jinliang Li
Chief Executive Officer
China Shandong Industries, Inc.
No. 2888 Qinghe Road
Development Zone Cao County
Shandong Province, 274400 China
(86) 530-3431658

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Lawrence G. Nusbaum Gusrae, Kaplan, Bruno & Nusbaum PLLC 120 Wall Street, 11th Floor New York, New York 10005 Tel: (212)269-1400 Fax: (212)809-5449	Mitchell Nussbaum Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Tel: (212) 407-4159 Fax: (212) 407-4990

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

Calculation of Registration Fee

Title of each class of securities to be registered	Proposed maximum aggregate offering price		Amount of registration fee

Common stock, par value $0.0001 per share	$23,000,000	(1)	$1,639.90
Underwriter’s warrants to purchase common stock (2)	100	(2)	.01
Common stock underlying underwriter’s warrants (3)	1,250,000	(2)	89.13
Total Registration Fee			$1,729.04	(4)

(1)
Estimated solely for the purpose of calculating the amount of the registration in accordance with Rule 457(o) under the Securities Act of 1933, as amended.  Includes an estimated $3,000,000 proposed maximum aggregate offering price from the sale of shares of common stock which may be issued pursuant to the exercise of a 45-day option granted by the registrant to the underwriters to cover over-allotments, if any.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered an indeterminable number of shares of our common stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(3)
The Registrant will sell to the underwriters for $100 warrants to purchase a number of shares of common stock that is equal to 5% the aggregate number of shares sold in this offering excluding the over-allotment option.  The warrants will be exercisable at a per share exercise price equal to 125% of the public offering price.  As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the underwriters’ warrants is $1,250,000, which is equal to 125% of $1,000,000 (5% of $20,000,000).  In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the underwriters’ warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)	Previously paid.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION. DATED SEPTEMBER 1, 2010.

_________ Shares of Common Stock

We are offering ______________ shares of our common stock at a price of $_____ per share.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “CSNHD”.  The last reported sale price of our common stock on the OTC Bulletin Board on August 31, 2010 was $3.27 per share.  We intend to apply for listing of our common stock on the NASDAQ Capital Market.  If the application is not approved, we will not complete this offering.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$

(1) The underwriter will receive compensation in addition to the discounts and commissions as set forth under “Underwriting.”

We have  granted the underwriter a 45-day option to purchase up to 15% of the total number of shares of our common stock to be sold in this offering solely to cover over-allotments, if any.

The underwriter expects to deliver the shares of common stock to purchasers on or about                       , 2010.

Rodman & Renshaw, LLC

The date of this prospectus is                 , 2010.

You should only rely on the information contained in this prospectus.  We have not, and the underwriters have not, authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications.

PROSPECTUS SUMMARY

This summary highlights material information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making an investment decision. We urge you to read this entire prospectus carefully, including the “Risk Factors” section and our financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision.

Unless otherwise expressly provided herein, all share and per share numbers set forth herein relating to our common stock (i) assume no exercise of (a) any warrants and/or options, (b) the underwriters’ warrants and/or (c) the underwriters’ over-allotment option, and (ii) reflect (a) a 15 for 1 forward stock split of our common stock on December 3, 2009, and (b) a 1 for 2 reverse stock split of our common stock, which became effective on August 3, 2010.

Currency, exchange rate, and “China” and other references

Unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to "yuan" or "RMB" are to the Chinese yuan, which is also known as the RMB.  According to the currency exchange website www.xe.com, on August 31, 2010, $1.00 was equivalent to 6.80852 yuan.

References to “PRC” are to the People’s Republic of China.

Unless otherwise specified or required by context, references to “we,” “our” and “us” refer collectively to (i) China Shandong Industries, Inc., and our subsidiaries, Tianwei International Development Corporation, an Oregon corporation and Shandong Caopu Arts & Crafts Co., Ltd, a wholly foreign-owned enterprise organized under the laws of the PRC.  Specific discussions or comments relating only to China Shandong Industries, Inc. will reference China Shandong Industries and those relating only to Shandong Caopu Arts & Crafts Co., Ltd will reference “Shandong.”

References to Shandong’s “registered capital” are to the equity of Shandong, which under PRC law is measured not in terms of shares owned but in terms of the amount of capital that has been contributed to a company by a particular shareholder or all shareholders.  The portion of a limited liability company’s total capital contributed by a particular shareholder represents that shareholder’s ownership of us, and the total amount of capital contributed by all shareholders is our total equity.  Capital contributions are made to us by deposits into a dedicated account in our name, which we may access in order to meet our financial needs.  When our accountant certifies to PRC authorities that a capital contribution has been made and we have received the necessary government permission to increase its contributed capital, the capital contribution is registered with regulatory authorities and becomes a part of our “registered capital.”

Our Business

We are a designer and contract manufacturer of household furniture in the PRC.  We produce a variety of indoor and outdoor residential furniture and wicker products that are sold and exported to more than 30 countries.  Our products are sold through well known domestic and international retailers such as Trade Point A/S Direct Container, Zara-Home, Habitat UK Ltd., ABM Group Inc., and Fuji Boeki Co. Ltd.  We believe that the product depth and extensive style selections we offer allows us to be a strong resource for global furniture, retail chains and retailers in the discounted price range.

Our products are divided into 3 categories based upon their features and producing methods, which are (i) furniture products, (ii) straw-wicker products, and (iii) wooden crafts products.

Our furniture products are primary indoor furniture products made of poplar and paulownia, including chairs, barstools, tables, bookcases, cabinets, lamps and similar items.

Following are pictures of our sample furniture products:

Our Straw and wicker products are weaved and interlaced by hand into various products with different sizes and shapes, such as wicker basket, straw drawers. Straw and wicker products are cheaper to produce than wooden crafts products and furniture products because the price of the raw material used in such products is less expensive and more common in PRC households.

The following are the pictures of certain of our straw-wicker products:

Wooden crafts products mainly refers to decorations and accessories, “knick-knacks” and ornamental objects made of poplar wood in a semi-manual and semi-mechanical way.  Such products include photo frames, gift boxes, bottle boxes, jewelry boxes, and bird nests, which can be used for decoration or as functional products in houses, offices and public places.

The following are pictures of certain of our wooden crafts product:

Our operations are conducted through our subsidiary, Shandong, located in Shandong Province, PRC.  Through Shandong, we manufacture over 20,000 different products.  We focus on providing high quality products at competitive prices.  For the fiscal year ended December 31, 2009, approximately 5% of our products were sold in the PRC and 95% of our products were sold to companies in countries and places such as the United States, Germany, England, Italy, Sweden, Canada and Taiwan.

For the six months ended June 30, 2010, we generated revenues of $39,435,153 and net income of $6,277,982.  For fiscal year 2009, we generated revenues of $69,435,044 and net income of $12,021,155. For the 2008 fiscal year, we generated revenues of $42,197,393 and net income of $5,761,994.

For the six months ended June 30, 2010, our revenues and net income were approximately $22.5 million and $3.7 million, respectively, from our furniture products, approximately $16.2 million and $2.5 million, respectively, from our straw and wicker products, and $0.7 million and $0.1 million, respectively, from our crafts products.  For fiscal year 2009, sales and net income were approximately $37.1 million and $6.7 million, respectively, from our furniture products, approximately $31.2 million and $5.1 million, respectively, from our straw and wicker products, and $1.1 million and $0.2 million, respectively, from our crafts products.

As of June 30, 2010, we had total assets of $53,489,272, available cash and cash equivalents of $5,708,406 and approximately 1500 full time employees.  Our operating facilities consist of 19 plants located in our Caopu Industrial Park, which includes our existing 4 industrial parks in Cao County, Shandong Province, PRC.  Our existing industrial parks have a total area of approximately 162,688.82 square meters, of which 71,708.4 square meters consists of buildings that house our production lines, warehouses, executive offices and related business facilities.  In December 2006, we were granted a free land use right for an additional 98,435.32 square meters by the PRC local government, upon which we intend to build our 5th industrial park.  As of June 30, 2010, we have land use rights for a total of 261,124.14 square meters.

For the fiscal year ended 2009, we produced 1,200,000 units of wooden furniture, 3,500,000 units of straw-wicker products and 300,000 units of wooden-craft products.  Our current production capacity for our wooden furniture products can only satisfy between 60% and 70% of the requests for our products (potential customers who request us to produce products for them that we cannot fill must seek other manufacturers to fulfill their requests).  Upon completion of our new production lines after this offering, we believe we will be able to satisfy an additional 30% - 40% of the overseas requests for our products that we do not currently have the production facilities to manufacture.

Because straw, wicker and handicraft products are relatively easy to produce, and do not require a significant investment in technology or equipment, we do not produce such products in our manufacturing facilities.  Instead, we employ local people to manufacture such products in their homes in Cao County, Shandong Province, PRC.

All of our four existing industrial parks are engaged in producing wood furniture.  Our four industrial parks consist of 19 plants, which produce a full line of residential furniture products, including kitchen furniture, office furniture, living room furniture, outdoor furniture and general living furniture.  In order to respond quickly to customer orders, we have designed our facilities and developed manufacturing practices that allow us to be highly flexible so that certain of our plants can be used to produce several types of furniture.

Concentration on Furniture Industry

Based upon our experience as furniture makers and sellers both domestically and internationally as well as the Shandong Caopu Arts & Crafts Co., Ltd Poplar Furniture & Paint Line Expansion Projects Feasibility Study Report, a report issued by China Shandong Province Engineering Consultation Institute in March 2009 (the “Shandong Report”), we believe that the demand for furniture has been growing steadily worldwide.  We believe that historically western countries have accounted for the majority of world furniture production and consumption.  However, we believe that the global furniture industry is undergoing a substantial transformation, where developing countries, such as China, are playing an increasingly important role in wood furniture production and consumption.  As a result, although our straw, wicker and handicraft products have been and continue to be an integral part of our overall business, we intend to focus and devote a substantial part of our resources to expand our wood furniture business.

Our Competitive Advantages

We believe that we are one of the large-scale producers and manufacturers of furniture and craft products in China because we have (i) over $7 million production facilities and equipments in 19 plants in a total area of 162,688.82 square meters, (ii) an average revenue of $40 million in past 4 years, and (iii) over 20,000 types of products.

We believe we have the following competitive advantages over our competitors:

•	Our brand name “CAOPU” is well-known among oversea retailers and wholesalers, such as Zara-Home, Habitat UK Ltd., ABM Group Inc., and IKEA;

•	We believe that we are becoming more well known among overseas retailers and wholesalers for our poplar and paulownia wood products;

•	Our research and development (“R&D”) team has 26 employees, each of whom has over 5 years of experience in furniture and craft production;

•	We have what we believe to be a strong technological team in product improvement;

•	We have developed products based on traditional folk art in Cao County;

•
We believe that our raw materials costs are lower than our competitors because our production facility is located in an area that has an abundance of fast-growing trees that we use in manufacturing our products; and

•	Over the past ten years, we have developed long-term customer cooperative relationships with a number of well known companies, such as Zara-Home, Habitat UK Ltd., ABM Group Inc., and IKEA.

Our Strengths

We believe we have the following strengths in our own manufacturing, distribution and brand recognition:

1. Our revenues and net income have increased substantially over the past 2 years.  Specifically, we generated revenues of $69,435,044 and $42,197,393 in 2009 and 2008, respectively, and achieved net income of $12,021,155 and $5,761,994 during the twelve months ended December 31, 2009 and 2008, respectively.  In addition, for the six months ended June 30, 2010, our revenues and net income were $39,435,153 and $6,277,982, respectively.

2. We commit ourselves to improve our production techniques and have flexibility in producing more customer-oriented and/or market-oriented products.

3. We believe our management team and products have established a good reputation among domestic and multinational retailers around the world, such as Zara-Home, ABM Group Inc., Habitat UK Ltd. and Fuji Boeki Co., Ltd.

4. We have a reliable supplier network for low-cost raw materials from or outside Cao County.

5. We impose rigorous quality control standards for our products, not only complying with various national quality standards but also special quality requirements demanded by our clients.

6. We have an experienced and committed management team, whose in-depth knowledge of the furniture business enabled our revenue to increase the last two fiscal years.

7. The natural raw material resource in Cao County and comparatively cheap labor costs make our products competitive in the international furniture market.

Our Weaknesses/Challenges

Need to increase our production capacity

Most of our current production equipment and facilities were purchased 4-5 years ago and we believe are not sufficiently up to date to optimally allow us to meet customer demand for our products, which we believe reduces our overall product output and revenues.  In addition, due to the age of certain of our current production machines, we cannot produce certain products that new machines would allow us to produce.  As a result, our production capacity limits our ability to accept certain overseas orders.

Lack of customer name brand to end customers

We are an original equipment manufacturer (“OEM”) for North American and European manufacturers.  Currently, we receive orders and sell our products directly to retailers and wholesalers, who then resell our manufactured products to end users using the brand name of such retailers and wholesalers.  Because we have not established our own name brand, end users do not recognize or “seek out” our products, which prevents us from selling our products under our own brand name.

Absence of our own sales and distribution channels

We market and distribute our products mainly to retailers and wholesalers instead of consumers and we have not set up our own sales and distribution channels.  Therefore, our sales are partially dependent on the sales, sales efforts and distribution channels of retailers and wholesalers who sell our products.  Generally, this subjects our revenues to factors under the control of our retailers and wholesalers such as the quality of their showrooms, the quality and budget for marketing and advertising of such products and the availability of space in their showrooms and stores to show our products.

Our Proposed Growth Strategy

Based upon the historical growing demand for our wood furniture products and the changing dynamics of the wood furniture industry, we believe we have a unique opportunity to substantially increase our revenues, net income and gross margins by not only expanding the capacity of our existing wood furniture production business but also producing additional types of wood furniture products for which we believe there is a large and increasing international demand.

We seek to increase our revenues by taking advantage of the increasing demand for wood furniture worldwide.  To attempt to capitalize on such perceived opportunity, we have developed a four prong plan as follows:

(i) increasing our production capacity to meet increasing demands by developing a new manufacturing line;
(ii) developing new and higher end wood furniture products by developing new manufacturing lines in the future;
(iii) strengthening our R&D to better able us to produce our products quicker and more efficiently; and
(iv) strengthening and developing stronger relationship with our current and potential new clients in foreign countries.

Office Location

Our executive offices are located at No. 2888 Qinghe Road, Development Zone Cao County, Shandong province, 274400 PRC, and our telephone number is (86) 530-3432696.  Our website is www.caopu.cn and www.shandongindustries.com.  Information on our website or any other website is not a part of this prospectus.

Corporate History and Organizational Structure

We are a holding company and all of our active business operations are conducted by our indirect, operating subsidiary, Shandong.

We were incorporated in February 2007 in Delaware under the name Mobile Presence Technologies, Inc. to develop and provide software and services to enhance the use of cellular phones and other hand held communication devices.  In November 2009, we acquired all of the issued and outstanding capital stock of Tianwei International Development Corporation, which we refer to as Tianwei.  Tianwei was incorporated under the laws of Oregon on January 13, 2009 and is the owner of all of the issued and outstanding capital stock of Shandong. Shandong was organized under the laws of the PRC in August 2000 under the name Heze Caopu Arts & Crafts Co., Ltd. In November 2000, it changed its name to Shandong Caopu Arts & Crafts. Co., Ltd.  In April 2008, Shandong has registered capital of $7.8 million, 96.79% of which was owned by Shandong Cao County Changsheng Arts & Crafts Co., Ltd. and the remaining 3.21% was owned by Japan Fit Co., Ltd.  In January 2009, Tianwei acquired Japan Fit’s 3.21% interest in Shandong and in July 2009, Tianwei acquired Shandong Cao County Changsheng Arts & Crafts Co., Ltd.’s 96.79% interest in Shandong.  As a result, Tianwei became the sole owner of Shandong and we became the 100% owner of Tianwei. In addition, as a result of its new ownership structure, Shandong became a “Wholly Foreign Owned Enterprise” or “WFOE” under PRC law.  On December 3, 2009, we filed a certificate of amendment to our certificate of incorporation changing our name to China Shandong Industries, Inc. to better align our name with our business, increasing our authorized shares of common stock to 100,000,000 and effectuating a 15 for 1 forward split of our common stock. On August 3, 2010, we effectuated a 1-for-2 reverse stock split of our common stock.

The following chart reflects our organizational structure as of the date of this prospectus:

 The following chart reflects our organizational structure upon the closing of this public offering:

 (1) CAOPU Enterprise Limited, a BVI entity (“CAOPU”), owns 86.4% of our issued and outstanding common stock.  Mr. Jinliang Li, our Chairman, Chief Executive Officer and controlling shareholder, owns all of the issued and outstanding capital stock of CAOPU.  Of the shares owned by CAOPU, shares representing 51% of our issued and outstanding shares are held for the benefit of Mr. Li and shares representing 35.4% of our issued and outstanding shares are held for the benefit of nine other minority shareholders (none of whom owns more than 4.4% of our issued and outstanding shares individually).  The shares held by CAOPU for the benefit of Mr. Li and the minority shareholders are held pursuant to the terms of agreements between CAOPU and each such shareholder, a form of which is attached as an exhibit to this registration statement.  Pursuant to the terms of such agreements, CAOPU will continue to hold such shares for the benefit of such shareholders for a period of 15 months after we complete the public offering of our securities, unless such time period is extended.  Although Mr. Li has no pecuniary interest in the shares held by CAOPU for the benefit of the nine minority shareholders, by reason of his sole ownership of CAOPU, Mr. Li has sole voting and dispositive power over such shares of our common stock.

(2) None of the other shareholders has more than 5% shares of our restricted common stock.

THE OFFERING

Common stock we are offering	shares

Offering price	$ per share

Common stock outstanding before this offering	12,862,501 shares

Common stock outstanding after this offering	shares

Over-allotment option
We granted the underwriters the right to purchase up to             additional shares from us at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus to cover over-allotments, if any.

Use of proceeds:
We intend to use the net proceeds from this offering to construct a new production facility.  This production facility will include modern equipment and components that we believe will allow us to produce our products more quickly and in greater quantity, without sacrificing quality, which we believe will enable us to satisfy approximately an additional 30% - 40% of oversea requests for our products received by us that we are currently unable to fulfill.  The total cost of such production facility we believe is approximately $20 million, including but not limited to (i) $5.3 million to build a 40,000 square meter work shop, (ii) $6.7 million to purchase the necessary equipment for the production line, and (iii) $8.0 million to purchase raw materials and other materials used in the manufacturing of products the new production line will produce.  We intend to obtain the balance of such funds from our working capital, and/or retained earnings.  See “Use of Proceeds” on page 27 for more information.

Market for our common stock
Our common stock is quoted on the OTC Bulletin Board under the symbol “CSNHD”.   To date, however, trading activity in our common stock has been extremely limited.  We intend to apply for the listing of our common stock on NASDAQ Capital Market.

Proposed NASDAQ Capital Market symbol for our common stock	“CPGY ”

Dividend policy:	Our board of directors does not intend to declare cash dividends on our common stock in the foreseeable future.

Risk Factors
Investing in our securities involves a high degree of risk.  As an investor, you should be able to bear a complete loss of your investment.  You should carefully consider the information set forth in the “Risk Factors” section beginning on page 10.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data is derived from our financial statements appearing elsewhere herein.  Our auditor  Bongiovanni & Associates, C.P.A.’s, an independent registered public accounting firm, audited our balance sheet at December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity and cash flows for the two years ended December 31, 2009 and December 31, 2008.  Our June 30, 2010 balance sheet and the related statements of operations for the quarters ended June 30, 2010 and June 30, 2009 have not been audited.  The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and the financial statements and notes thereto included in this prospectus.

Financial Summary Information

Because this is only a financial summary, it does not contain all the financial information that may be important to you.  It should be read in conjunction with the consolidated financial statements and related notes presented in this section.

Consolidated Statement of Operations

Statements of Operations	Three Months ended June 30, 2010	Three Months ended June 30, 2009	Six Months ended June 30, 2010	Six Months ended June 30, 2009	Year ended December 31, 2009	Year Ended December 31, 2008

Revenues	$20.028,416	$16,980,211	$39,435,153	$31,476,006	$69,435,044	$42,197,393
Cost of Sales	$14,942, 176	$12,446,706	$28,743,577	$23,592,505	$49,360,775	$31,570,829
Operating expenses	$973,616	$528,318	$1,725,633	$946,781	$2,797,647	$2,553,693
Income from operations	$4,112,624	$4,005,187	$8,965,943	$6,936,720	$17,276,623	$8,072,871
Other (expense) income	$(329,956)	$(154,097)	$(483,733)	$(143,567)	$(1,161,581)	$(356,959)
Income from operations before income taxes	$3,782,668	$3,851,090	$8,482,209	$6,793,153	$16,115,042	$7,715,912
Income taxes	$1,021,261	$962,797	$2,204,228	$1,669,433	$(4,093,887)	$(1,953,918)
Net income	$2,761,407	$2,888,293	$6,277,982	$5,123,720	$12,021,155	$5,761,994
Foreign currency translation adjustment	$156,697	$(10,125)	$451,276	$(2,931)	$(241,522)	$746,119
Comprehensive Income	$2,918,104	$2,878,168	$6,729,258	$5,120,789	$11,779,634	$6,508,113

Consolidated Balance Sheets

Balance Sheet Data:	As of June 30, 2010	As of December 31, 2009	As of December 31, 2008

Cash	$5,708,406	$2,185,839	$1,751,997
Total current assets	$36,050,353	$30,811,832	$25,557,649
Fixed assets, net	$7,691,680	$7,347,100	$7,838,969
Other assets	$9,747,239	$7,017,466	$88,499
Total Assets	$53,489,272	$45,176,398	$33,485,117
Current liabilities	$11,653,598	$10,404,684	$10,493,036
Long term liabilities	$-0-	$-0-	$-0-
Stockholders’ equity	$41,835,674	$34,771,714	$22,992,081
Total liabilities and stockholders’ equity	$53,489,272	$45,176,398	$33,485,117

RISK FACTORS

An investment in our common stock involves significant risks.  You should carefully consider the following risks and all other information set forth in this prospectus before deciding to invest in our common stock. If any of the events or developments described below occurs, our business, financial condition and results of operations may suffer. In that case, the value of our common stock may decline and you could lose all or part of your investment.

Our current business operations are conducted in the PRC.  Because China’s economy and its laws, regulations and policies are different from those typically found in the West and are continually changing, we face certain risks, which are summarized below.

Risks Related to Our Business and Industry

The current economic and credit environment could have an adverse effect on demand for certain of our products and services, which would in turn have a negative impact on our results of operations, our cash flows, our financial condition, our ability to borrow and our stock price.

Since at least 2008, global market and economic conditions have been disrupted and volatile.  Concerns over increased energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market and a declining residential real estate market in the U.S. have contributed to this increased volatility and diminished expectations for the economy and the markets going forward.  These factors, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have precipitated a global recession.  It is difficult to predict how long the current economic conditions will persist, whether they will deteriorate further, and which of our products, if not all of them, will be adversely affected.  These conditions, if they continue, could cause a material decrease in our sales, net income and an increase in the prices we pay for raw materials used in producing our furniture products and, thus, materially affect our operating results and financial condition.

We may be unable to maintain an effective system of internal control over financial reporting, and as a result we may be unable to accurately report our financial results.

Our reporting obligations as a public company place a significant strain on our management, operational and financial resources and systems.  If we fail to maintain an effective system of internal control over financial reporting, we could experience delays or inaccuracies in our reporting of financial information, or non-compliance with the SEC, reporting and other regulatory requirements. This could subject us to regulatory scrutiny and result in a loss of public confidence in our management, which could, among other things, cause our stock price to drop.

We issued financial statements that we were required to restate in that they were not be relied upon as a result of ineffective disclosure controls and procedures.

On June 17, 2010, our management concluded that our audited consolidated financial statements for the fiscal year ended December 31, 2009 (the “2009 Year”), and our unaudited consolidated financial statements for the quarter ended March 31, 2010 (the “2010 1st Quarter”), could no longer be relied upon.  We filed a Current Report on Form 8-K with the SEC disclosing that the financial statements could not be relied upon on June 23, 2010.  During the course of our review, we determined that our revenues were understated by approximately $10 million for the 2009 Year and overstated by approximately $55,000 for the 2010 1st Quarter.  We further determined that our net income will increase by approximately $2 million for the 2009 Year, and decrease by approximately $24,000 for the 2010 1st Quarter.  As a result, we restated our financial statements for the 2009 Year as well as for the 2010 1st Quarter.

The reason for the discrepancy in our financial statements was that we recognized revenue on the date that we physically received clearance papers from the Chinese customs department (“Customs”).  These clearance papers permit us to ship our products to their purchasers.  However, there is a time lag between the date that we receive physical delivery of the clearance papers from Customs and the date that Customs actually approves the shipment of our products.  On June 17, 2010, we concluded that the date that Customs actually approves the shipment of our products is the more appropriate and accurate date on which to recognize revenue.

While both the initial and subsequent means of recognizing revenue are consistent with GAAP, we believe that our presentation to our auditors of a policy that our management later concluded was less appropriate than the policy that we presently have in place resulted from inadequate internal communications.  We further believe that such internal communications may indicate that our disclosure controls and procedures were ineffective as of the end of December 31, 2009 and March 31, 2010 since the information necessary to adopt the most appropriate policy was not communicated in a sufficiently timely manner.  However, we believe that this was a relatively minor, isolated incident that is not representative of such disclosure controls and procedures taken as a whole.  In addition, we have since the occurrence of this incident taken certain corrective steps, such as hiring a full-time chief financial officer whom we believe has enhanced the effectiveness of our disclosure controls and procedures.

Although we believe that these corrective steps will enable management to conclude that our disclosure controls are effective, we cannot assure you that this will be sufficient.  If we should in the future conclude that our disclosure controls are ineffective we will be required to expend additional resources to improve such disclosure controls and procedures.  Any additional instances of ineffective controls and procedures, among other items, could cause our future financial statements to be incorrect, which, if material, could require a restatement.  If such further restatements are required, there could be a material adverse affect on our investors’ confidence that our financial statements fairly present our financial condition and results of operations, which in turn could materially and adversely affect the market price of our common stock.

Because we will require additional financing to expand our operation in accordance with our growing strategy, our failure to obtain necessary financing will impair our growth strategy.

As of June 30, 2010, we had working capital of $ 24,396,755.  Our capital requirements in connection with our planned development and growth of our business are significant.

We believe we can substantially increase our revenue, net income and gross margins by implementing a growth strategy that focuses on (i) selling new wood furniture products and (ii) increasing our existing manufacturing capacity.  To implement our growth strategy, we intend to expand our current Caopu Industrial Park by (i) constructing our 5th industrial park, located in such area, which will include the 2 new production facilities and an R&D center (ii) upgrading our existing facilities to further attempt to maximize our existing production lines, and (iii) setting up new facilities that will produce products used in the production of our new and existing furniture lines.  We also intend to open retail stores overseas to sell our products directly to end users.

The estimated costs for this and other projects that are part of our growth strategy in the future will cost us an estimated approximately $74.8 million in aggregate and will be undertaken in phases over a period of 3 to 5 years depending on the funds available to us including internal capital and external capital.  We intend to use the net proceeds from this offering to fund a substantial portion of the first of our 2 proposed new production lines.  Such production line costs an estimated approximately $20 million.  As a result, following the closing of this offering, we will still need an additional approximately $2 million to finish our new furniture production line.  The additional $2 million needed to complete such production line is expected to come from our working capital and/or retained earnings.  We currently estimate, however, the first of our 2 proposed production lines will be in production approximately 3 to 6 months after closing of this public offering.

We currently have no commitments with any third party to obtain such additional financing and we cannot assure you that we will be able to obtain additional financing on any terms, and, if we are able to raise additional funds, it may be necessary for us to sell our securities at a price which is at a significant discount from the market price and on other terms which may be disadvantageous to us.  In connection with any such financing, we may be required to provide registration rights to the investors and pay damages to the investors in the event that the registration statement is not filed or declared effective by specified dates.  The price and terms of any financing which would be available to us could result in both the issuance of a significant number of shares and significant downward pressure on our stock price.  If we are unable to (i) obtain and/or fund ourselves the additional $2 million to pay for the balance of the $20 million initial new production line and/or our revenues and income could decrease.

Failure to produce and/or sell our new products may have an adverse effect on us.

As part of our growth strategy we intend to construct 2 new production lines which will manufacture products that we perceive global demand for.  The failure by us to successfully manufacture such new products on a cost effective and timely basis and/or sell such products in sufficient amounts would result in us having expended substantial fund and time without producing corresponding revenues and net income, which could, among other negative items, weaken our cash position and further reduce our operating results.

An increase in the cost of raw materials, or our failure to obtain enough raw materials will adversely affect sales and revenues.

Raw materials required for the crafts and furniture industry includes poplar, paulownia and other natural sources.  Any increase in the prices of these raw materials in the future will affect the price at which we can sell our products.  In addition, as we expand our business, we may encounter the problem of shortage of raw materials.  If we are not able to raise our prices to pass on increased costs or if we cannot get enough raw materials to meet the expansion of our business, we would be unable to maintain our margins, which would adversely affect our financial condition and profitability.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit.  A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of bank failure, we may not have access to, or may lose entirely, our funds on deposit.  Depending upon the amount of cash we maintain in a bank that fails, our inability to have access to such cash deposits could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

We may be unable to successfully expand our manufacturing capacity, which could result in material delays, quality issues, increased costs and loss of business opportunities, which may negatively impact our product margins and profitability.

Part of our future growth strategy is to increase our manufacturing capacity to meet increasing demand for our existing products. Assuming we obtain sufficient funding to increase our manufacture capacity, any projects undertaken by us to increase such capacity may not be constructed on the anticipated timetable or within budget.  We may also experience quality control issues as we implement these manufacturing upgrades and ramp up production.  Any material delay in completing these projects, or any substantial increase in costs or quality issues in connection with these projects, could materially delay our ability to bring our products to markets and adversely affect our business, reduce our revenue, income and available cash, all of which could result in reducing financial condition by a loss of business opportunities.

If we fail to meet evolving demands and requirements of customers for our furniture and other products, through product enhancements or introducing new products, or if our products cannot compete effectively, our financial results may be negatively affected.

The market for our furniture and other products is characterized by changing design and evolving demands and requirements of customers and industry. Our competitors are continuously developing and designing new products, which, if successful, could undermine the competitiveness of our products.  Our current and future research and development efforts will focus on developing and designing new products, applications and technologies to enhance our existing products.  If we fail to timely develop new product enhancements and new products or if the competitiveness of our products are greatly undermined, we may be unable to grow our revenue as expected and may incur expenses relating to the development or acquisition of new products and technologies that are not fully offset by the revenue they generate, which could result in a substantial and material loss of our current customers, future business opportunities and a decrease in revenues, income and available cash.

29% of our products were sold to Trade Point A/S Direct Container (“Trade Point”) in the fiscal 2009, but only 7.2% of our products were sold to such customer for the six months ended June, 2010.

In Fiscal 2009, we sold approximately $20,103,933 (29% of our revenues) of our products to Trade Point. For the six months ended June 30, 2010, we sold $2,844,054.47 (7.2% of our revenues) of our products to Trade Point.  We believe this reduction resulted from other customers increasing their orders for our products, while Trade Point decreased its orders for our products for the six months ended June 30, 2010.

We cannot provide assurances that the decline in Trade Point’s orders of our products will not continue, nor can we guarantee that sales of our products to other customers will continue to increase.  The continue loss or substantial decrease in sales of our products to Trade Point for the remaining portion of the year could result in a substantial reduction in our revenues and net income for 2010.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Comparison of the Three and Six Months Ended June 30, 2010 and 2009”.

Our business and operations are experiencing rapid growth. If we fail to effectively manage our growth, our business and operating results could be harmed.

We have experienced, and may continue to experience, rapid growth in our operations, which has placed, and may continue to place, significant demands on our management, operational and financial infrastructure.  If we do not effectively manage our growth, the quality of our products and services could suffer, which could negatively affect our operating results.  To effectively manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures.  These systems enhancements and improvements may require significant capital expenditures and management resources. Failure to implement these improvements could hurt our ability to manage our growth and our financial position.

We generated more than 5% of our revenues from sales of our products to customers located in Denmark, the United States, Japan, Germany, Spain and Sweden for fiscal 2009.

For fiscal 2009, we generated approximately 29% of our revenues from sales of our products to Denmark, 7.4% to the United States, 6.6% to Japan, 6.2% to Germany, 6.1% to Spain, and 5.5% to Sweden.  The percentage of sales to each country varies each year, which generally results from the countries where our customers who purchase our products are located.  If the domestic demand for our products decrease in one or more of the above countries, or there is any material social and/or regulatory changes in any of the above countries, such as increases in tariffs and taxes, such factors could result in a material decrease in our revenues and net income.

Failure to enhance our brand recognition could have a material adverse effect on our business and results of operations.

We believe we will need to expend significant time, effort and resources to enhance the recognition of our brands.  We believe developing our brand is important to our sales and marketing efforts.  If we fail to enhance the recognition of our brands, it could have a material adverse effect on our ability to sell our product and thus affect our business and results of operations.  If we fail to develop a positive public image and reputation, our existing business with our customers could decline and we may fail to develop additional business, which could in turn adversely affect our prospects and results of operations.

We may face increased competition and, if we are unable to compete successfully, our financial condition and results of operations may be adversely affected.

We believe the main factors that have and in the future could negatively impact our operating results are (i) cost of raw materials, (ii) the prices at which our products are sold by third party retailers, (iii) research and development, (iv) demand of our new products, and (v) our capital requirements. Because we believe we have an advantage over our competitors in the price at which we obtain our raw materials and our research and development, we believe our current products have an advantage over competitors’ products.  We may not be able to continue to compete effectively with our existing competitors, or compete effectively with new competitors.  In addition, some of our competitors may acquire or have more financial and other resources than we do.  If we fail to compete effectively, our business operations and financial condition will suffer.

Our intellectual property rights are valuable, and any inability to adequately protect, or uncertainty regarding validity, enforceability or scope of them could undermine our competitive position and reduce the value of our products, services and brand, and litigation to protect our intellectual property rights may be costly.

We attempt to strengthen and differentiate our product portfolio by developing new and innovative products and product improvements.  As a result, our patents, trademarks, trade secrets, copyrights and other intellectual property rights are important assets for us.  Various events outside of our control pose a threat to our intellectual property rights as well as to our products and services.  For example, effective intellectual property protection may not be available in China and other countries in which our products are sold.  Also, although we have applied for the intellectual property protection of 7 patents and have registered our trademark in China, Japan and the World Intellectual Property Organization, the efforts we have taken to protect our proprietary rights may not be sufficient or effective.  Any significant impairment of our intellectual property rights could harm our business or our ability to compete and adversely affect our results of operation. Also, protecting our intellectual property rights is costly and time consuming.  Policing the unauthorized use of our proprietary technology can be difficult and expensive.  Litigation might be necessary to protect our intellectual property rights.  But due to the relative unpredictability of the Chinese legal system and potential difficulties of enforcing a court’s judgment in China, there is no guarantee that litigation would result in an outcome favorable to us. Furthermore, any such litigation may be costly and may divert our management’s attention away from our core business.  An adverse determination in any lawsuit involving our intellectual property is likely to jeopardize our business prospects and reputation.  Although currently we are not aware of any of such litigation, we have no insurance coverage against the litigation costs so we would be forced to bear all litigation costs if we cannot recover them from other parties in the future.  All of the foregoing factors could harm our business, financial condition and results of operations.  Any increase in the unauthorized use of our intellectual property in the future could make it more expensive to do business and harm our operating results.

 Even though we have filed an Exclusive Patent License Agreement to license patents owned by our Chairman and Chief Executive Officer with the PRC State Intellectual Property Office, such agreement may be unenforceable if we cannot obtain the required PRC governmental approval.

Pursuant to an Exclusive Patent License Agreement (the “Agreement”) dated as of July 2, 2010, Mr. Jinliang Li, our majority shareholder and chief executive officer, and the owner of 7 patents used in our business, licensed to Shandong the exclusive right to use all such 7 patents on a royalty free base. Unless earlier terminated by Mr. Li in writing, the term of this Agreement shall be as long as the last of the Licensed Patents remains effective and valid, which is September 19, 2017.

Under PRC law, any entity or individual that desires to use the patent of another person is required to enter into a written license agreement with such other person, which agreement must be recorded with the applicable governmental authority. Such agreement is enforceable once it is recorded with the applicable governmental authority.

However, due to the vagueness of the laws and regulations regarding the patent, it is not clear whether filing the Agreement for the record is a necessary procedure to enforce such agreement.  As a result, even though Mr. Li has applied to file such agreement with the required PRC governmental authorities and we believe such approval will be obtained shortly. during the period prior to such approval being obtained, the Agreement may deemed unenforceable.  Even though Mr. Li has indicated that he does not intend to attempt to cancel, amend and/or revoke the Agreement, no assurance can be given when, if ever, such governmental authorities will approve such Agreement.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely against us, could adversely affect our business and subject us to significant liability to third parties.

Our success mainly depends on our ability to use and develop our technology and product designs without infringing upon the intellectual property rights of third parties.  We may be subject to litigation involving claims of patent infringement or violation of other intellectual property rights of third parties.  The holders of patents and other intellectual property rights potentially relevant to our product offerings may be unknown to us or may otherwise make it difficult for us to acquire a license on commercially acceptable terms.  There may also be technologies licensed to and relied on by us that are subject to infringement or other corresponding allegations or claims by third parties which may damage our ability to rely on such technologies.  In addition, although we endeavor to ensure that companies that work with us possess appropriate intellectual property rights or licenses, we cannot fully avoid the risks of intellectual property rights infringement created by suppliers of components used in our products or by companies we work with in cooperative research and development activities.  Our current or potential competitors may have obtained or may obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products in the world.  The defense of intellectual property claims, including patent infringement suits, and related legal and administrative proceedings can be both costly and time consuming, and may significantly divert the efforts and resources of our technical and management personnel.  These factors could effectively prevent us from pursuing some or all of our business and result in our customers or potential customers deferring, canceling or limiting their purchase or use of our products, which may have a material adverse effect on our business, financial condition and results of operations.

Problems with product quality or product performance could result in a decrease in clients and revenue, unexpected expenses and loss of market share.

We believe our results of operations depend partly on our ability to deliver quality products on a timely and cost effective basis. Although currently our products need to pass our own quality test before being shipped to customers, as we develop new products and expand our operations, it may become more difficult to guarantee the quality of our products.  If we experience deterioration in the performance or quality of any of our products, including as a result of the expansion of our manufacturing capabilities, it could result in delays in delivery, cancellations of orders or client returns and complaints, loss of goodwill and harm to our brand and reputation. These problems may lead to a decrease in customers and revenue, harm to our brand, unexpected expenses, loss of market share, the incurrence of significant repair costs, diversion of the attention of our personnel from our product development efforts or customer relation problems, any one of which may materially and adversely affect our business, financial condition and results of operations.

Environmental claims or failure to comply with any present or future environmental laws or regulations may require us to spend additional funds and may harm our results of operations.

We are subject to environmental, health and safety laws and regulations such as Environmental Protection Law, Regulation on Work Safety Licenses, Production Safety Law, etc. that affect our operations, facilities and products in China.  Any failure to comply with any present or future environmental, health and safety laws and regulations could result in the assessment of damages or imposition of fines against us, suspension of production, cessation of our operations or even criminal sanctions.  New laws and regulations could also require us to acquire costly equipment or to incur other significant expenses.  Our failure to control the use of, or adequately restrict the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspension of our business operations, which may harm our results of operations.

Because we depend on retailers or wholesalers to market our products in the international market, any problems encountered by these third parties, or our failure to maintain relationships with these third parties or to expand third parties could negatively affect our sales.

We do not have any sales offices outside of the PRC although most of our products are sold to overseas companies and we depend on other companies to market our products in the international market.  As a result, we are dependent upon third parties, over which we have no control, to develop and implement an international marketing effort.  Any problems encountered by these third parties, including potential violations of laws of the PRC or other countries, or our failure to maintain relationship with the third parties or to expand third parties may adversely affect the sales of our products which would, in turn, affect our net sales.

We rely on highly skilled personnel and the continuing efforts of our executive officers and, if we are unable to retain or motivate key personnel or hire qualified personnel, our business may be severely disrupted.

Our performance largely depends on the talents and efforts of highly skilled individuals and in particular, the technology and expertise held by our Chief Executive Officer, Jinliang Li.

Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization.  Our continued ability to compete effectively depends on our ability to attract new technology developers and to retain and motivate our existing contractors.

Our chief executive officer and chief financial officer have employment contracts with certain of our operating subsidiaries as described elsewhere in this prospectus.  However, if any disputes arise between any such person and us, we cannot assure you, in light of uncertainties associated with the Chinese legal system, the extent to which any of such agreements could be enforced in China, where such persons reside and hold some of their assets.

If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all.  Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers.  In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers.

Our financial and operating performance may be adversely affected by epidemics, adverse weather conditions, natural disasters and other catastrophes.

Our financial and operating performance may be adversely affected by epidemics, adverse weather conditions, natural disasters and other catastrophes.  For example, in early 2003, several economies in Asia, including China, were affected by the outbreak of severe acute respiratory syndrome, or SARS.  During May and June of 2003, many businesses in China were closed by the PRC government to prevent transmission of SARS.  In addition, some Asian countries, including China, have recently encountered incidents of the H5N1 strain of bird flu, or avian flu.  Furthermore, the 2008 Sichuan earthquake also had a negative impact on many businesses in the region.  Losses caused by epidemics, adverse weather conditions, natural disasters and other catastrophes, including SARS, avian flu, swine flu, earthquakes or typhoons, will adversely affect our operations.

Although we have insurance coverage in the PRC, we are not protected from risks that are customarily covered by insurance in the United States.

We have purchased property insurance for our properties, including raw materials, semi-manufactures, manufactures, buildings and machinery equipment, for a total insured amount of RMB 19,968,577.69, or approximately $2,922,334, for the period from June 14, 2010 to June 13, 2011.  We also purchased insurance for money contained in treasury, safe and money withdrawn or carried in transit, for a total insured amount of RMB 3,100,000, or approximately $453,728, for the period from December 3, 2009 to December 2, 2010. However, this property insurance may not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance.  We cannot assure you that we would not face liability in the event of the failure of any of our products.  This is particularly true given our plan to significantly expand our sales into international markets, like the United States, where product liability claims are more prevalent.

We do not have business liability or business disruption insurance coverage for our operations in the PRC.

We do not maintain a reserve fund for warranty or defective products claims.  Our costs could substantially increase if we experience a significant number of warranty claims.  We have not established any reserve funds for potential warranty claims since historically we have experienced few warranty claims for our products so that the costs associated with our warranty claims have been low.  If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, it would have a material adverse effect on our financial condition and results of operations.

Under PRC law, we are required to obtain permits and business licenses, and our failure to do so would adversely impact our ability to conduct business in China.

We hold various permits, business licenses, and approvals authorizing our operations and activities, which are subject to periodic review and reassessment by the Chinese authorities.  Standards of compliance necessary to pass such reviews change from time to time and differ from jurisdiction to jurisdiction, leading to a degree of uncertainty.  If renewals, or new permits, business licenses or approvals required in connection with existing or new facilities or activities, are not granted or are delayed, or if existing permits, business licenses or approvals are revoked or substantially modified, we may not be able to continue to operate our facilities which would have a material adverse affect on our operations .  If new standards are applied to renewals or new applications, it could prove costly to us to meet any new level of compliance.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

Although we have no present plans for any specific acquisition, in the event that we make acquisitions, we could have difficulty integrating the acquired companies’ personnel and operations with our own.  In addition, the key personnel of the acquired business may not be willing to work for us.  We cannot predict the effect expansion may have on our core business.  Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired products, services or operations;

•	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•	the difficulty of incorporating acquired rights or products into our existing business;

•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

•	the effect of any government regulations which relate to the business acquired;

•
potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Risks Related to Doing Business in China

The payment of dividends in the PRC is subject to limitations. We may not be able to pay dividends to our stockholders.

We conduct all of our business through our consolidated subsidiaries and affiliated companies incorporated in the PRC.  We rely on dividends paid by these consolidated subsidiaries for our cash needs, including the funds necessary to pay any dividends and other cash distributions to our stockholders, to service any debt we may incur and to pay our operating expenses.  The payment of dividends by entities established in the PRC is subject to limitations.  Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in the PRC, subject to certain statutory procedural requirements.  Our PRC subsidiary, even though it is a wholly foreign owned enterprises, is also required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to its general reserves or statutory reserve fund until the aggregate amount of such reserves reaches 50.0% of its respective registered capital.  Our statutory reserves are not distributable as loans, advances or cash dividends.  In addition, if our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.  Since the aggregate amount of our general reserves equaled at least 50% of our registered capital as of December 31, 2009, our PRC subsidiary was not required to allocate any fund to these reserves.  Any limitations on the ability of our PRC subsidiary to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

The PRC economic cycle may negatively impact our operating results.

We believe that the rapid growth of the PRC economy before 2008 generally led to higher levels of inflation.  We believe that the PRC economy has more recently experienced a slowing of its growth rate.  We believe that a number of factors have contributed to this slow-down, including appreciation of the RMB, the currency of China, which has adversely affected China’s exports.  In addition, we believe the slow-down has been exacerbated by the recent global crisis in the financial services and credit markets, which has resulted in significant volatility and dislocation in the global capital markets.  It is uncertain how long the global crisis in the financial services and credit markets will continue and the significance of the adverse impact it may have on the global economy in general, or the Chinese economy in particular.  Slowing economic growth in China could result in slowing growth and demand for our products which could reduce our revenues and income.  In the event of a recovery in the PRC, renewed high growth levels may again lead to inflation.  Government attempts to control inflation may adversely affect the business climate and growth of private enterprise.  In addition, our profitability may be adversely affected if prices for our products rise at a rate that is insufficient to compensate for the rise in inflation.

Fluctuation in the value of the RMB may have a material adverse effect on your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions.  The conversion of RMB into foreign currencies, including U.S. dollars, has historically been set by the People’s Bank of China.  On July 21, 2005, the PRC government changed its policy of pegging the value of the RMB to the U.S. dollar.  Under the new policy, the RMB is permitted to fluctuate within a band against a basket of certain foreign currencies, determined by the Bank of China, against which it can rise or fall by as much as 0.3% each day.  This change in policy resulted in an approximately 17.5% appreciation in the value of the RMB against the U.S. dollar between July 21, 2005 and October 28, 2009.  Since the adoption of this new policy, the value of RMB against the U.S. dollar has fluctuated on a daily basis within narrow ranges, but overall has further strengthened against the U.S. dollar.  There remains significant international pressure on the PRC government to further liberalize its currency policy, which could result in a further and more significant appreciation in the value of the RMB against the U.S. dollar.  Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. In addition, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our common stock or for other business purposes, we believe appreciation of the U.S. dollar against the RMB may have a negative effect on the U.S. dollar amount available to us. Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC.  We receive substantially all of our revenues in RMB, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency-denominated obligations.  Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements.  However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.  The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.  If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.  Also our revenues denominated in RMB increase or expenses denominated in RMB decrease in the future, we may need to convert a portion of our revenues into other currencies to meet our foreign currency obligations, including, but not limited to, payments of dividends declared, if any, in respect of our common stock. Under the PRC’s existing foreign exchange regulations, we are able to pay dividends in foreign currencies, without prior approval from the State Administration of Foreign Exchange (“SAFE”), by complying with certain procedural requirements.  However, we cannot assure you that the Chinese government will not take further measures in the future to restrict access to foreign currencies for transactions.

Uncertainties with respect to the PRC legal system could adversely affect us and we may have limited legal recourse under PRC law if disputes arise under our contracts with third parties.

Since 1979, we believe PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China.  However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China.  In particular, because these laws and regulations are relatively new, the interpretation and enforcement of these laws and regulations involve uncertainties.  In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect.  As a result, sometimes we may not be aware of our violation of these policies and rules until some time after violation.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable.  The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination.  Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring.  The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

Under the PRC EIT Law, we and/or Tianwei may be classified as a “resident enterprise” of the PRC. Such classification could result in tax consequences to us, our non-PRC resident shareholders and Tianwei.

On March 16, 2007, the National People’s Congress approved and promulgated a new tax law, the PRC Enterprise Income Tax Law, or “EIT Law,” which took effect on January 1, 2008.  Under the EIT Law, enterprises are classified as resident enterprises and non-resident enterprises.  An enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define “de facto management bodies” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise; however, it remains unclear whether the PRC tax authorities would deem our managing body as being located within China. Due to the short history of the EIT Law and lack of applicable legal precedents, the PRC tax authorities determine the PRC tax resident treatment of a foreign company on a case-by-case basis.

If the PRC tax authorities determine that we and/or Tianwei are a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow.  First, we and/or Tianwei could be subject to the enterprise income tax at a rate of 25 percent on our and/or Tianwei’s worldwide taxable income, as well as PRC enterprise income tax reporting obligations.  Second, under the EIT Law and its implementing rules, dividends paid between “qualified resident enterprises” are exempt from enterprise income tax.  As a result, if we and Tianwei are treated as PRC “qualified resident enterprises,” all dividends paid from Shandong to Tianwei and from Tianwei to us would be exempt from PRC tax.

Finally, the new “resident enterprise” classification could result in a situation in which a 10% PRC tax is imposed on dividends we pay to our non-PRC stockholders that are not PRC tax “resident enterprises” and gains derived by them from transferring our common stock, if such income is considered PRC-sourced income by the relevant PRC authorities.  In such event, we may be required to withhold a 10% PRC tax on any dividends paid to non-PRC resident stockholders.  Our non-PRC resident stockholders also may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock in certain circumstances. We would not, however, have an obligation to withhold PRC tax with respect to such gain.

Moreover, the State Administration of Taxation (“SAT”) released Circular Guoshuihan No. 698 (“Circular 698”) on December 15, 2009 that reinforces the taxation of non-listed equity transfers by non-resident enterprises through overseas holding vehicles.  Circular 698 addresses indirect share transfers as well as other issues.  Circular 698 is retroactively effective from January 1 2008. According to Circular 698, where a foreigner (non-PRC resident) who indirectly holds shares in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers equity interests in a PRC resident enterprise by selling the shares of the offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5 percent or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the PRC tax authority in charge of that PRC resident enterprise with certain relevant information within 30 days of the transfer.  The tax authorities in charge will evaluate the offshore transaction for tax purposes.  In the event that the tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the PRC tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form.  A reasonable commercial purpose may be established when the overall international (including U.S.) offshore structure is set up to comply with the requirements of supervising authorities of international (including U.S.) capital markets.  If the SAT’s challenge of a transfer is successful, it may deny the existence of the offshore holding company that is used for tax planning purposes and subject the seller to PRC tax on the capital gain from such transfer. Since Circular 698 has a short history, there is uncertainty as to its application.  We (or a foreign investor) may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we (or such foreign investor) should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations (or such foreign investor’s investment in us).

If any such PRC taxes apply, a non-PRC resident stockholder may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty and/or a foreign tax credit against such stockholder’s domestic income tax liability (subject to applicable conditions and limitations).  Prospective investors should consult with their own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available foreign tax credits.  For further information, see the discussion in the section of this prospectus entitled “Material PRC Income Tax Considerations” below.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75.  The policy announced in this notice required PRC residents to register with the relevant SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Failure to comply with the requirements of Circular 75 and any of its internal implementing guidelines as applied by SAFE in accordance with Circular 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions.  Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We have requested our shareholders who are PRC residents to make the necessary applications, filings and amendments as required under Circular 75 and other related rules.  We attempt to comply, and attempt to ensure that our shareholders who are subject to these rules comply, with the relevant requirements.  However, we cannot provide any assurances that our shareholders who are PRC residents will comply with our request to make any applicable registrations, and nor can we provide any assurances that our shareholders who are PRC residents will be able to obtain such applicable registration or comply with other requirements required by Circular 75 or other related rules or that, if challenged by government agencies, the structure of our organization fully complies with all applicable registrations or approvals required by Circular 75.  Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies.  A failure by such PRC resident shareholders or future PRC resident shareholders to comply with Circular 75 or other related rules, if SAFE requires it, could subject these PRC resident shareholders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Adverse changes in political and economic policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our competitive position.

Our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China.  The Chinese economy differs from the economies of most developed countries in many respects, including:

•	the amount of government involvement;

•	the level of development;

•	the growth rate;

•	the control of foreign exchange; and

•	the allocation of resources.

While the Chinese economy has grown significantly in the past 20 years, we believe the growth has been uneven, both geographically and among various sectors of the economy.  The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources.  We believe some of these measures benefit the overall Chinese economy, but may also have a negative effect on us.  For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The Chinese economy has been transitioning from a planned economy to a more market-oriented economy.  Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the Chinese government.  The Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Contract drafting, interpretation and enforcement in China involve significant uncertainty.

We have entered into numerous contracts governed by PRC law, many of which are material to our business.  As compared with contracts in the United States, contracts governed by PRC law tend to contain less detail and are not as comprehensive in defining contracting parties’ rights and obligations.  As a result, contracts in China are more vulnerable to disputes and legal challenges.  In addition, contract interpretation and enforcement in China is not as developed as in the United States, and the result of any contract dispute is subject to significant uncertainties.  Therefore, we cannot assure you that we will not be subject to disputes under our material contracts, and if such disputes arise, we cannot assure you that we will prevail.

The application of PRC regulations relating to the overseas listing of PRC domestic companies is uncertain, and we may be subject to penalties for failing to request approval of the PRC authorities prior to listing our shares in the U.S.

On August 8, 2006, six PRC government agencies, namely, the Ministry of Commerce (“MOFCOM”), the State Administration for Industry and Commerce (”SAIC”), the China Securities Regulatory Commission (“CSRC”), SAFE, the State-Owned Assets Supervision and Administration Commission, (“SASAC”), and the State Administration for Taxation (“SAT”), jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “ New M&A Rules ”), which became effective on September 8, 2006.  The New M&A Rules purport, among other things, to require offshore “special purpose vehicles”, that are (1) formed for the purpose of overseas listing of the equity interests of PRC companies via acquisition and (2) are controlled directly or indirectly by PRC companies and/or PRC individuals, to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges.  On September 21, 2006, pursuant to the New M&A Rules and other PRC Laws, the CSRC published on its official website relevant guidance with respect to the listing and trading of PRC domestic enterprises’ securities on overseas stock exchanges (the “Related Clarifications”), including a list of application materials regarding the listing on overseas stock exchanges by special purpose vehicles.  We were and are not required to obtain the approval of CSRC under the New M&A Rules in connection with this transaction due to that (i) we were and are not a special purpose vehicle formed or controlled by PRC individuals; and (ii) Conversion of Shandong from a joint venture to a wholly foreign owned enterprise was and is not subject to the New M&A Rules in accordance with the New M&A Rules and Guidance Manual on Administration of Entry of Foreign Investment issued by the Department of Foreign Investment Administration of the MOFCOM in December 2008.

However, there are substantial uncertainties regarding the interpretation, application and enforcement of these rules, and CSRC has yet to promulgate any written provisions or formally to declare or state whether the overseas listing of a PRC-related company structured similar to ours is subject to the approval of CSRC.  Any violation of these rules could result in fines and other penalties on our operations in China, restrictions or limitations on remitting dividends outside of China, and other forms of sanctions that may cause a material and adverse effect to our business, operations and financial conditions.

 The New M&A Rules also established additional procedures and requirements that are expected to make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise that owns well-known trademarks or China’s traditional brands. We may grow our business in part by acquiring other businesses.  Complying with the requirements of the New M&A Rules in completing this type of transaction could be time-consuming, and any required approval processes, including CSRC approval, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

We may face regulatory uncertainties that could restrict our ability to issue equity compensation to our directors and employees and other parties who are PRC citizens or residents under PRC law.  The granting of stock options under our China Shandong Industries, Inc. 2010 Omnibus Securities and Incentive Plan (the “2010 Plan”) will require registration with SAFE.

On April 6, 2007, the PRC State Administration of Foreign Exchange, or “SAFE,” issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company”, also known as “Circular 78”.  It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options.  For any equity compensation plan which is so covered and is adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with, and obtain approvals from, SAFE prior to their participation in any such plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participate in an overseas listed company’s covered equity compensation plan prior to April 6, 2007.  As of the date of this filing, although we have not adopted our 2010 Plan, we plan to adopt it and may granted equity compensation, including, but not limited to, stock options, under our 2010 Plan to our PRC employees and/or directors. The granting of any equity compensation under our 2010 Plan to a PRC citizen, however, may under Circular 78 require the PRC citizen to register with and obtain approval by SAFE.  We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.  If it is determined that our 2010 Plan, or any equity compensation grant under the Plan, is subject to Circular 78, failure to comply with such provisions of Circular 78 may subject us and any recipients thereof to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees and/or directors.  In that case, our ability to compensate our employees and directors through equity compensation would be hindered and/or prevented.

Capital outflow policies in the PRC may hamper our ability to remit income to the United States.

The PRC has adopted currency and capital transfer regulations.  These regulations may require that we comply with complex regulations for the movement of capital and as a result we may not be able to remit all income earned and proceeds received in connection with our operations or from the sale of our operating subsidiary to the U.S. or to our stockholders.

Our operations and assets in the PRC are subject to significant political and economic uncertainties.

Government policies are subject to rapid change and the government of the PRC may adopt policies which have the effect of hindering private economic activity and greater economic decentralization.  There is no assurance that the government of the China will not significantly alter its policies from time to time without notice in a manner with reduces or eliminates any benefits from its present policies of economic reform.  In addition, a substantial portion of productive assets in China remains government-owned.  For instance, all lands are state or rural collective economic organizations owned and leased to business entities or individuals through governmental granting of the land use rights.  The granting process is typically based on government policies at the time of granting, which could be lengthy and complex.  This process may adversely affect our business.  The government of China also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies.  Uncertainties may arise with changing of governmental policies and measures.  In addition, changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency, the nationalization or other expropriation of private enterprises, as well as adverse changes in the political, economic or social conditions in China, could have a material adverse effect on our business, results of operations and financial condition.

Our use of the allocated land may be subject to challenges in the future.

All land use rights owned by us are land use rights relating to allocated land.  The local governmental authorities have granted such land use rights to us for free use given our contribution to the development of the local economy.  However, pursuant to the Catalogue on Allocated Land issued by the Ministry of Land Resources of the PRC, the land use rights for allocated land may only be granted to those specific projects which are in compliance with the Catalogue, subject to the approval of the competent governmental authorities.  We, as a privately owned furniture manufacturer, may not be qualified to be granted such land use rights for allocated land according to the Catalogue.  Consequently, our use of such land may be subject to challenges in the future, and the legal consequences could include the confiscation of such land by the governmental authorities or the request on us to pay a market price for purchasing the land use rights for such land and converting the allocated land use right to granted land use right.

We have started the application process to convert the allocated land into granted land and we have received the consent from Heze City Government in July 2010.  Currently, we are waiting for the final consent from Shandong Provincial Government.  Although we intend to pay the relevant grant fees (which we believe are at a favorable price specially offered to us by the local government, approximately $3,824 per mu (1 mu equals 666.67 square meters), or $1,497,800.4, for our current total land use right of 261,124.14 square meters), we cannot ensure, that our use of such land may not be subject to challenges before we convert the allocated land into granted land.

Because Chinese law governs almost all of our material agreements, we may not be able to enforce our legal rights within China or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

Chinese law governs almost all of our material agreements.  We cannot assure you that we will be able to enforce any of our material agreements or that remedies will be available outside of China.  The system of laws and the enforcement of existing laws in China may not be as certain in implementation and interpretation as in the United States.  The inability to enforce or obtain a remedy under any of our current or future agreements could result in a significant loss of business, business opportunities or capital.  It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in China.

Substantially all of our assets will be located in the PRC and all of our officers and our present directors reside outside of the United States.  As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws.  Moreover, we have been advised that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the Federal securities laws.

Imposition of trade barriers and taxes may reduce our ability to do business internationally, and the resulting loss of revenue could harm our profitability.

We may experience barriers to conducting business and trade in our targeted emerging markets in the form of delayed customs clearances, customs duties and tariffs.  In addition, we may be subject to repatriation taxes levied upon the exchange of income from local currency into foreign currency, substantial taxes on profits, revenues, assets and payroll, as well as value-added tax.  The markets in which we plan to operate may impose onerous and unpredictable duties, tariffs and taxes on our business and products, and there can be no assurance that this will not reduce the level of sales that we achieve in such markets, which would reduce our revenues and profits.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC.  We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

New labor laws in the PRC may adversely affect our results of operations.

On June 29, 2007, the PRC government promulgated a new labor law, namely, the Labor Contract Law of the PRC, or the New Labor Contract Law, which became effective on January 1, 2008.  The New Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce.  Further, it requires certain terminations be based upon seniority and not merit.  In the event we decide to significantly change or decrease our workforce, the New Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially and adversely affecting our financial condition and results of operations.

Failure of paying the housing funds for the employees may be subject to challenges by the government authorities.

According to the Housing Fund Administrative Regulations, an employer is obligated to pay the relevant housing funds for its employees.   The monthly housing fund contributed by an employer for an employee shall be at least 5% of such employee’s average monthly salary for the previous year.   If the Company fails to pay the mandatory housing funds for its employees, the competent authority may order the Company to pay such funds within a prescribed time of period; if the Company still fails to cure such situation after receiving the order, the competent authority may require the relevant court to enforce such payments.  We believe this will result in us paying approximately $ 103,359 (RMB 700,000) for the year ended December 31, 2010.

We have completed the necessary procedures and have started to pay the employee housing funds with the appropriate PRC authorities in July 2010.  We will contribute 5% of the average monthly base salary for the previous year for each of our employees as such employees’ housing funds.

We face Risks Related To Health Epidemics.

Our business could be materially and adversely affected by the effects of H1N1 flu (swine flu), avian flu, severe acute respiratory syndrome or other epidemics or outbreaks.  In April 2009, an outbreak of H1N1 flu first occurred in Mexico and quickly spread to other countries, including the U.S. and China.  In the last decade, China has suffered health epidemics related to the outbreak of avian influenza and severe acute respiratory syndrome.  Any prolonged occurrence or recurrence of H1N1 flu (swine flu), avian flu, severe acute respiratory syndrome or other adverse public health developments in China may have a material adverse effect on our business and operations.  These health epidemics could result in severe travel restrictions and closures that would restrict our ability to ship our products.  Potential outbreaks could also lead to temporary closure of our manufacturing facilities, our suppliers’ facilities and/or our end-user customers’ facilities, leading to reduced production, delayed or cancelled orders, and decrease in demand for our products.  Any future health epidemic or outbreaks that could disrupt our operations and/or restrict our shipping abilities may have a material adverse effect on our business and results of operations.

Risks Related to Ownership of our Common Stock

Volatility in our common stock price may subject us to securities litigation.

Stock markets, in general, have experienced in recent months, and continue to experience, significant price and volume volatility, and the market price of our common stock may continue to be subject to similar market fluctuations unrelated to our operating performance or prospects.  This increased volatility, coupled with depressed economic conditions, could continue to have a depressing effect on the market price of our common stock.  The following factors, many of which are beyond our control, may influence our stock price:

•	the status of our growth strategy including the building of our new production line with the net proceeds from the offering;

•	announcements of technological or competitive developments;

•	regulatory developments in the PRC affecting us, our customers or our competitors;

•
announcements regarding patent or other intellectual property litigation or the issuance of patents to us or our competitors or updates with respect to the enforceability of patents or other intellectual property rights generally in the PRC or internationally;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	changes in the economic performance or market valuations of our competitors;

•	additions or departures of our executive officers;

•	release or expiration of lock-up or other transfer restrictions on our outstanding common stock; and

•	sales or perceived sales of additional shares of our common stock.

In addition, the securities market has, from time to time, experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.  Any of these factors could result in large and sudden changes in the volume and trading price of our common stock and could cause our stockholders to incur substantial losses.  In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted securities class action litigation against that company.  If we were involved in a class action suit or other securities litigation, it would divert the attention of our senior management, require us to incur significant expense and, whether or not adversely determined, could have a material adverse effect on our business, financial condition, results of operations and prospects.

If you purchase the common stock sold in this offering, you will experience immediate dilution.

If you purchase the common stock sold in this offering, you will experience immediate dilution of $  per share based on an offering price of $ , because the price that you pay for shares of our common stock will be greater than the net tangible book value per share of shares of our common stock.

We do not anticipate paying cash dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends in the foreseeable future on shares of our common stock.  Presently, we intend to retain all of our earnings, if any, to finance development and expansion of our business.  PRC capital and currency regulations may also limit our ability to pay dividends.  Consequently, your only opportunity to achieve a positive return on your investment in us will be if the market price of our common stock appreciates.

Your ability to bring an action against us or against our directors and officer, or to enforce a judgment against us or them, will be limited because we conduct substantially all of our operations in the PRC and because the majority of our directors and officers reside outside of the United States.

We are a Delaware holding company and substantially all of our assets are located outside of the United States.  Substantially all of our current operations are conducted in the PRC.  In addition, most of our directors and officers are nationals and residents of countries other than the United States.  A substantial portion of the assets of these persons are located outside the United States.  As a result, it may be difficult for you to effect service of process within the United States upon these persons.  It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States.  In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts.  Our counsel as to PRC law has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law.  Courts in the PRC may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions.  The PRC does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States.  In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest.  So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

Anti-takeover provisions of the Delaware General Corporation Law and some provisions in our certificate of incorporation and bylaws could have a material adverse effect on the rights of holders of our common stock.

We are subject to Section 203 of the Delaware General Corporation Law.  This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66.7% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10.0% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15.0% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15.0% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Anti-takeover provisions of the Delaware General Corporation Law, may make it more difficult to acquire our company or effect a change in control of our company, even if an acquisition or change in control would be in the interest of our stockholders or if an acquisition or change in control would provide our stockholders with a premium for their shares over then current market prices.
Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, provide that:

•	our Board of Directors shall have the ability to alter our bylaws without stockholder approval;

•	an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders; and

•	vacancies on our Board of Directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third party from acquiring our company, even if doing so would be beneficial to its stockholders.  These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company.  These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights.

However, these provisions could have the effect of discouraging others from making tender offers for our shares.  These provisions also may have the effect of preventing changes in our management.

We will be a “controlled company” within the meaning of the NASDAQ Marketplace rules and, as a result, will qualify for and will rely on certain exemptions from certain corporate governance requirements.

After the closing of this offering, CAOPU will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” pursuant to Rule 5615 (c) of the corporate governance standards of the NASDAQ Stock Market LLC.  Under such rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of the NASDAQ Stock Market LLC, including the requirements that:

• a majority of the board of directors consist of independent directors;

• the nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

• the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

• there be an annual performance evaluation of the nominating and corporate governance and compensation committees.

This controlled company exemption does not extend to the audit committee requirements under Rule 5605(c) or the requirement for executive sessions of Independent Directors under Rule 5605(b)(2).

Upon the completion of this offering, we intend to elect to be treated as a “Controlled Company”.  As a result, you may not have the same protections afforded to stockholders of companies that are mandatorily subject to all of the corporate governance requirements of the NASDAQ Stock Market LLC.

One of our directors and officers controls a majority of our common stock and his interests may not align with the interests of our other stockholders.

Jinliang Li, our chairman, chief executive officer and president, through CAOPU, a private BVI entity, which Mr. Li controls, before and after the offering, will beneficially own in excess of 50.1% of our issued and outstanding common stock.  This significant concentration of share ownership may adversely affect the trading price of our common stock because investors often perceive a disadvantage in owning shares in a company with one or several controlling stockholders.  Furthermore, our directors and officers, as a group, have the ability to significantly influence or control the outcome of all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets.  This concentration of ownership may have the effect of delaying or preventing a change in control of our company which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our common stock.  In addition, without the consent of Mr. Li or CAOPU Enterprise Limited, we could be prevented from entering into transactions that could be beneficial to us.  Mr. Li or CAOPU Enterprise Limited may cause us to take actions that are opposed by other stockholders as his interests may differ from those of other stockholders.

Future issuances of capital stock may depress the trading price of our common stock.

Any issuance of shares of our common stock (or common stock equivalents) after this offering could dilute the interests of our existing stockholders and could substantially decrease the trading price of our common stock.  We may issue additional shares of our common stock in the future for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions).

Sales of a substantial number of shares of our common stock in the public market could depress the market price of our common stock, and impair our ability to raise capital through the sale of additional equity securities.  We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

If following the closing of the offering, shares of our common stock remains subject to the U.S. “Penny Stock” Rules, investors who purchase our common stock in the offering may have difficulty re-selling their shares of our common stock as the liquidity of the market for our shares may be adversely affected by the impact of the “Penny Stock” Rules.

Although we anticipate that following this offering, shares of our common stock will trade on the NASDAQ Capital Market, in the event that shares of our common stock do not become listed on the NASDAQ Capital Market, it may be more difficult for investors in the offering to sell the shares of our common stock.  A "penny stock" is generally defined by regulations of the U.S. Securities and Exchange Commission ("SEC") as an equity security with a market price of less than US$5.00 per share.  However, an equity security with a market price under US$5.00 will not be considered a penny stock if it fits within any of the following exceptions:

(i)	the equity security is listed on a national securities exchange;

(ii)
the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least US$5,000,000, or (b) average annual revenue of at least US$6,000,000; or

(iii)	the issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets of at least US$2,000,000.

Although we believe our common stock is not a penny stock based upon the exception “iii” above, we cannot provide any assurance that in the future our common stock will not be classified as Penny Stock.

If an investor buys or sells a penny stock, SEC regulations require that the investor receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock is currently subject to Rule 15g-9 of the Exchange Act, which relates to non-NASDAQ and non-exchange listed securities.  Under this rule, broker/dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

The low price of our common stock has a negative effect on the amount and percentage of transaction costs paid by individual shareholders.  The low price of our common stock also limits our ability to raise additional capital by issuing additional shares.  There are several reasons for these effects.  First, the internal policies of certain institutional investors prohibit the purchase of low-priced stocks.  Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin.  Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks.  Finally, broker's commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks.  As a result, our shareholders may pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to a forward-looking statement does not apply to us and as a result we could be subject to legal action.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks.  As a result, if we are a penny stock, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

The issuance of any of our equity securities pursuant to our 2010 Plan or any other equity compensation plans we intend to adopt may dilute the value of existing stockholders and may affect the market price of our stock.

In the future, we may issue to our officers, directors, employees and/or other persons equity based compensation under our 2010 Plan and/or any other equity based compensation plan we intend to adopt to provide motivation and compensation to our officers, employees and key independent consultants.  The award of any such incentives could result in an immediate and potentially substantial dilution to our existing stockholders and could result in a decline in the value of our stock price.  The exercise of these options and the sale of the underlying shares of common stock and the sale of stock issued pursuant to stock grants may have an adverse effect upon the price of our stock.

If we fail to comply with Section 404 of the Sarbanes-Oxley Act of 2002 our business could be harmed and our stock price could decline

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company's independent registered public accountants.  The SEC extended the date to comply with the attestation requirements for non-accelerated filers, as defined by the SEC.  Accordingly, we are subject to the rules requiring an annual assessment of our internal controls and the requirement to provide an attestation of management's assessment by our independent registered public accountants will first apply to our annual report for the 2010 fiscal year.  The standards that must be met for management to assess the internal control over financial reporting as effective are complex, and require significant documentation, testing and possible remediation to meet the detailed standards.  The attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants.  If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The prospectus contains forward-looking statements that involve substantial risks and uncertainties.  You can identify these statements by forward-looking words such as "may", "expect", "plans", "intends", "anticipate", "believe", "estimate" and "continue" or similar words.  You should read statements that contain these words carefully because they discuss our future expectations contain projections of our future results of operations or of our financial condition or state other "forward-looking" information.  These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.  These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus.  The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended.  We believe that it is important to communicate our future expectations to our investors.  However, there may be events in the future that we are not able to accurately predict or control.  The factors listed above in the section captioned "Risk Factors", as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations described in our forward-looking statements.  Before you invest in our securities, you should be aware that the occurrence of the events described as risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of common stock we are offering pursuant to this prospectus will be approximately $18.0 million after deducting the underwriting discount and our expenses of the offering, and assuming a public offering price of $  per share.  If the over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $   .

We intend to use the net proceeds from this offering to fund a substantial portion of a new furniture production line.  This new production line will be fitted with more “state of the art” manufacturing equipment and components that we believe will enable us to increase our production capacity to satisfy an additional 30% - 40% of overseas requests for our products that we currently are unable to fulfill due to constraints in our current production facilities.  We estimate that such production line we will cost us approximately $20 million.  Of this amount, approximately (i) $5.3 million would be used to construct a 40,000 square meter production line, (ii) $6.7 million would be used to purchase new equipment to be used in the production line, and (iii) $8.0 million to purchase raw materials and other materials used in the manufacturing of products the new production line will produce.

The following chart sets forth in general terms certain financial information regarding our proposed new furniture production facility that we intend to build using the net proceeds of this offering:

Purpose	Approximate Application of Net Proceeds		Percentage of Net Proceeds
Build 40,000 square meter production line	$5.3 million		28.9%
Purchase new equipment	$6.7 million		36.4%
Purchase raw materials and other auxiliary materials	$6.0 million		34.7%
Total	$18.0 million	*	100%

* We intend to fund the balance of an estimated approximately $2.0 million of the costs of this first production line out of working capital and/or retained earnings.

The expected use of net proceeds of this offering represents our intentions based on our current plans and business conditions.  The amount and timing of our actual expenditures will depend on numerous factors, including increases in construction costs and expenses or unforeseen delays in construction of our new production line and any unforeseen cash needs.  As a result, we will retain broad discretion in the allocation and use of the net proceeds of this offering.  We have no current plans, agreements or commitments for any material acquisitions or licenses of any technologies, products or businesses.

DETERMINATION OF OFFERING PRICE

The public offering price of the shares offered by this prospectus, and the aggregate amount to be raised through this offering has been determined by our board of directors based upon negotiations with our underwriter and will be based on a discount to the closing market price of the stock immediately prior to the closing date of this offering.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock.  We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, Delaware and PRC laws, and other factors that our board of directors deems relevant.

CAPITALIZATION

 The following table sets forth our cash and our capitalization as of June 30, 2010 on an actual basis (unaudited) and on a pro forma basis to reflect our sale of shares of common stock in this offering, at an assumed initial public offering price of $ per share (the closing price of one share of our common stock on   , 2010), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma information below is illustrative only and our capitalization following the completion of this offering may be different based on the actual initial public offering price and other terms of this offering determined at pricing.  You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our June 30, 2010 financial statements and the related notes appearing elsewhere in this prospectus.

	At June 30, 2010 (1)
	Actual (Unaudited)	Pro Forma
Stockholders’ Equity:
Preferred Stock, $.0001 par value, 5,000,000 shares authorized; -0- shares issued and outstanding	$—		$—
Common Stock, $.0001 par value, 100,000,000 shares authorized; 12,862,501 shares issued and to be issued and outstanding after offering	$1,286
Additional paid-in capital	$8,133,416
Statutory and discretionary surplus reserve	$3,608,243
Accumulated other comprehensive (loss)	$426,254
Retained earnings	$29,666,475
Total Stockholders’ Equity	$41,835,674			(1)

Total Capitalization	$83,671,348	$

(1)   The above financial and share and per share numbers, unless expressly provided to the contrary, excludes all effects from any exercise of the (i) underwriters’ warrant, (ii) the underwriters’ overallotment option, and/or (iii) the exercise of any of our outstanding options and/or warrants.

MARKET PRICE AND DIVIDENDS
OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is traded over-the-counter on the OTCBB under the symbol “CSNH”.  We intend to apply for listing of our common stock on the NASDAQ Capital Market. Our common stock commenced trading on the OTCBB in January 2009.  Since such date, there has been extremely limited trading in our common stock.

The following table sets forth the high and low bid prices, on the OTCBB, as reported and summarized by the OTCBB, for each fiscal quarter during the fiscal year ended December 31, 2009 and for the first and second quarters of 2010.  As of August 31, 2010, the last reported sale price of our common stock was $3.27 per share.

Quarter Ended	High	Low
2010:
First Quarter	$$4.40	$$0.14
Second Quarter	6.58	3.3
2009:
First Quarter	$1.20	$1.12
Second Quarter	1.12	1.12
Third Quarter	2.12	1.12
Fourth Quarter	2.10	2.02

Holders

As of August 31, 2010, there were 22 shareholders of record of our common stock.  This does not reflect the number of persons or entities who hold stock in nominee or “street” name through various brokerage firms.

Equity Compensation Plan Information

We adopted the China Shandong Industries, Inc. 2010 Omnibus Securities and Incentive Plan (the “2010 Plan”) on July 1, 2010.  Our 2010 Plan includes: Distribution Equivalent Rights, Options, Performance Share Awards, Performance Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights, Tandem Stock Appreciation Rights, Unrestricted Stock Awards or any combination of the foregoing.

We have reserved in the aggregate shares of our common stock (which will be increased proportionally if the underwriter’s over-allotted option is exercised) for issuance under our 2010 Plan equal to 10% of the aggregate number of shares of our common stock which are issued and outstanding immediately after this offering.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and all of our revenues are denominated in RMB.  Capital accounts of our consolidated financial statements are translated into United States dollars from RMB at their historical exchange rates when the capital transactions occurred.  Assets and liabilities are translated at the exchange rates as of the balance sheet date.  Income and expenditures are translated at the average exchange rate of the period. RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is made that the RMB amounts could have been, or could be, converted into United States dollars at the rates used in translation.

The following table sets forth information concerning exchange rates between the RMB and the United States dollar for the periods indicated.

Year Ended December 31,	Period End	Yearly Average

2007	7.2946	7.5806
2008	6.8225	6.9193
2009	6.8282	6.8314
2010
January to August 31, 2010	6.8105

(1)
For periods prior to January 1, 2008, the exchange rates reflect the noon buying rates as reported by the Federal Reserve Bank of New York.  For periods after January 1, 2008, the exchange rates reflect the exchange rates as set forth on the website of The People’s Bank of China.

(2)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

DILUTION

If you invest in our shares of common stock, your investment will be diluted immediately to the extent of the difference between the public offering price per share of common stock that you will pay in this offering, and the net tangible book value per share of common stock immediately after this offering.

Our net tangible book value as of June 30, 2010 was $41,761,477, or $3.25 per share of common stock.  Net tangible book value per share is determined by dividing tangible stockholders’ equity, which is total tangible assets less total liabilities, by the aggregate number of shares of common stock outstanding.  Tangible assets represent total assets excluding goodwill and other intangible assets. Dilution in net tangible book value per share represents the difference between the amount per share of common stock issued in this offering and the net tangible book value per share of our common stock immediately afterwards.  Assuming the sale by us of shares of common stock at a public offering price of $       per share after deducting the underwriting discount and commissions and estimated offering expenses, our as adjusted net tangible book value as of June 30, 2010 would have been approximately $       million, or $       per share common stock.  This represents an immediate increase in net tangible book value of $       per share to our existing shareholders and an immediate dilution of $       per share to the new investors purchasing shares of common stock in this offering.

The following table illustrates this per share dilution:

Public offering price(1)	$
Net tangible book value before this offering		$41,761,477
Increase attributable to new investors	$
Pro forma net tangible book value after this offering(2)	$
Dilution to new investors	$

(1) Before deduction of underwriters’ discounts and commissions, corporate finance fee and other estimated offering expenses.

(2) After deduction of underwriters’ discounts and commissions, corporate finance fee and other estimated offering expenses.

The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value before this offering		$41,761,477
Net proceeds from this offering(1)	$
Offering costs paid in advance and excluded from net tangible book value before this offering	$
	$
Denominator:
Shares of common stock outstanding prior to this offering		12,862,501
Shares of common stock included in the offering
Total

(1) Net of underwriters’ discounts and commissions, corporate finance fee and other estimated offering expenses.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated financial information should be read in conjunction with our consolidated financial statements and related notes included as part of this prospectus as well as and the information contained in the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  The selected consolidated statement of income data for the (i) fiscal years ended December 31, 2009 and 2008 and the consolidated balance sheet data as of December 31, 2009 and 2008 have been derived from our audited consolidated financial statements included elsewhere in this prospectus, and (ii) for the six months ended June 30, 2010 and 2009 and consolidated balance sheet date as of June 30, 2010 have been derived from our unaudited financial statements included elsewhere in this prospectus.  The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future periods.

Consolidated Statement of Operations

Statements of Operations	Three Months ended June 30, 2010	Three Months ended June 30, 2009	Six Months ended June 30, 2010	Six Months ended June 30, 2009	Year ended December 31, 2009	Year Ended December 31, 2008

Revenues	$20.028,416	$16,980,211	$39,435,153	$31,476,006	$69,435,044	$42,197,393
Cost of Sales	$14,942, 176	$12,446,706	$28,743,577	$23,592,505	$49,360,775	$31,570,829
Operating expenses	$973,616	$528,318	$1,725,633	$946,781	$2,797,647	$2,553,693
Income from operations	$4,112,624	$4,005,187	$8,965,943	$6,936,720	$17,276,623	$8,072,871
Other (expense) income	$(329,956)	$(154,097)	$(483,733)	$(143,567)	$(1,161,581)	$(356,959)
Income from operations before income taxes	$3,782,668	$3,851,090	$8,482,209	$6,793,153	$16,115,042	$7,715,912
Income taxes	$1,021,261	$962,797	$2,204,228	$1,669,433	$(4,093,887)	$(1,953,918)
Net income	$2,761,407	$2,888,293	$6,277,982	$5,123,720	$12,021,155	$5,761,994
Foreign currency translation adjustment	$156,697	$(10,125)	$451,276	$(2,931)	$(241,522)	$746,119
Comprehensive Income	$2,918,104	$2,878,168	$6,729,258	$5,120,789	$11,779,634	$6,508,113

Consolidated Balance Sheets

Balance Sheet Data:	As of June 30, 2010	As of December 31, 2009	As of December 31, 2008

Cash	$5,708,406	$2,185,839	$1,751,997
Total current assets	$36,050,353	$30,811,832	$25,557,649
Fixed assets, net	$7,691,680	$7,347,100	$7,838,969
Other assets	$9,747,239	$7,017,466	$88,499
Total Assets	$53,489,272	$45,176,398	$33,485,117
Current liabilities	$11,653,598	$10,404,684	$10,493,036
Long term liabilities	$-0-	$-0-	$-0-
Stockholders’ equity	$41,835,674	$34,771,714	$22,992,081
Total liabilities and stockholders’ equity	$53,489,272	$45,176,398	$33,485,117

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus.  This discussion contains forward-looking statements that are based on our current expectations, estimates and projections about our business and operations.  Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those which we discuss under “Risk Factors” and elsewhere in this prospectus.

General

We are engaged in the business of manufacturing and marketing wood furniture, straw and wicker products, and wood handicraft products.  Our wood furniture products include items such as coffee tables, cabinets, bed frames, stools.  Our straw and wicker products include items such as wicker baskets, bottle holders and planters.  Our wood handicraft products include items such as decorative boxes, wood baskets and various storage cabinets.

We produce over 20,000 different products which are sold in more than thirty countries and places, including the PRC, United States, Germany, England, Holland, Italy, Sweden, Japan, Canada, Denmark, Hong Kong, and Taiwan.  Our products are sold through well known retailers such as Trade Point A/S Direct Container, Zara-Home, Habitat UK Ltd., ABM Group Inc., and Fuji Boeki Co. Ltd. We believe that our products offer competitive prices and high quality.

Our operations are conducted in the PRC through our subsidiary, Shandong Caopu Arts & Crafts Co., Ltd.  For the six months ended June 30, 2010, we generated sales and net income of $39,435,153 and $6,277,982, respectively.  For the 2009 fiscal year, we generated sales and net income of $69,435,044 and $12,021,155, respectively, and for the 2008 fiscal year we generated sales and net income of $42,197,393 and $5,761,994, respectively.

For the six months ended June 30, 2010, sales of our wood furniture products, straw-wicker products and handicraft products accounted for approximately $22.5 million, $16.2 million and $0.7 million, respectively, of our revenues.  For fiscal year 2009, sales of our wood furniture products, straw-wicker products and handicraft products accounted for approximately $37.1 million, $31.2 million and $1.1 million, respectively, of our revenues, and for fiscal 2008, approximately $20.1 million, $21.2 million and $0.9 million, respectively.

Our straw and wicker products as well as our wood handicraft products are high margin products as such products generally are manufactured by local persons in their homes, the raw material costs are low and the production of such products does not require advanced technology.

Based upon our perceived and historical growing demand for our wood furniture product and the changing demographics of the wood furniture industry, we believe we have a unique opportunity to substantially increase our revenues, net income and gross margins by not only expanding the manufacturing capacity of our existing wood furniture business but also producing different types of wood furniture products that we believe there is a large and increasing international demand for.

As a result, while we intend to continue manufacturing and sell our straw, wicker and handicraft products, we intend to devote substantial financial and other resources on our wood furniture products by not only producing new products but also increasing our current manufacturing capacity by renovating and upgrading our current production facilities.

Important Factors Affecting our Results of Operations

We believe significant factors that could affect our operating results are the (i) cost of raw materials, (ii) prices of our products to our international retailers and wholesalers and their markup to the end users, (iii) consumer acceptance of our new wood furniture line, and (iv) general economic conditions in China and global markets.

Critical Accounting Policies

We prepare financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect the amounts reported in our combined and consolidated financial statements and related notes.  We periodically evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.  Some of our accounting policies require higher degrees of judgment than others in their application.  We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Revenue recognition

Revenue is recognized when the risks and rewards of ownership and title to the product have transferred to the customers, the selling price is fixed or determinable, and collection is reasonably assured.  The Company generally records revenues when shipments clear the Chinese customs department.  The Company offers varying payment terms for its customers and is generally responsible for paying the delivery cost of its products.

Accounts Receivable

Most of our sales were conducted on pre-payment or COD basis.  However, during the normal course of business, we extend to some of our customers interest-free, unsecured credit for a term of 90 days depending on a customer’s credit history, as well as local market practices.  We review our accounts receivables quarterly and determine the amount of allowances, if any, necessary for doubtful accounts.  Historically, we have not had any material bad debt write-offs, however, we provide an arbitrary reserve amount for possible bad debts based upon 5% of the accounts receivable balances per year.  We review our accounts receivable balances to determine whether specific reserves are required due to such issues as disputed balances with distributors, declines in distributors’ credit worthiness, or unpaid balances exceeding agreed-upon terms.  Based upon the results of these reviews, we determine whether a specific provision should be made to provide a reserve for possible bad debt write-offs. We determined that no additional bad debt write offs were necessary or required in 2009 or 2008.

As of June 30, 2010, we had outstanding gross accounts receivables of $18,371,496, and allowance for bad debts of $372,617.  We believe that these outstanding amounts will be collected pursuant to the terms, conditions, and within the time frames agreed upon between our customers.  During the reported periods, we did not experience any material problems relating to distributor payments and had no specific additional bad debt write-offs.  In terms of our liquidity, we reflect the extended interest-free unsecured credit in our cash flows for the reported periods.  Therefore, we anticipate no changes from past cash flow patterns.

Inventories

We state inventories, consisting of work in process, raw materials and packaging materials, at the lower of cost or market.  Cost is determined on a first in first out basis which includes an appropriate share of production overheads based on normal operating capacity and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition. Work in progress includes direct materials, direct production cost and an allocated portion of production overhead.  Our accounting for inventory is described in Note 2 to our Notes to Consolidated Financial Statements for December 31, 2009 included elsewhere in this prospectus.  We evaluate inventory periodically for possible obsolescence of our raw materials to determine if a provision for obsolescence is necessary.  Our estimates for determining the provision for obsolescence may be affected by technological changes and developments to our product offerings and changes in governmental regulations.

As of June 30, 2010, we had inventory balance of $11,581,377.

Recently Issued Accounting Standards

FASB Accounting Standards Codification

(Accounting Standards Update (“ASU”) 2009-01)

In June 2009, FASB approved the FASB Accounting Standards Codification (“the Codification”) as the single source of authoritative nongovernmental GAAP. All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the Securities and Exchange Commission (“SEC”), have been superseded by the Codification.  All other non-grandfathered, non-SEC accounting literature not included in the Codification has become nonauthoritative.  The Codification did not change GAAP, but instead introduced a new structure that combines all authoritative standards into a comprehensive, topically organized online database.  The Codification is effective for interim or annual periods ending after September 15, 2009, and impacts the Company’s financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification.  There have been no changes to the content of our consolidated financial statements or disclosures as a result of implementing the Codification during the fiscal year ended December 31, 2009.

As a result of our implementation of the Codification during the fiscal year ended December 31, 2009, previous references to new accounting standards and literature are no longer applicable.  In the current annual financial statements, we will provide reference to both new and old guidance to assist in understanding the impacts of recently adopted accounting literature, particularly for guidance adopted since the beginning of the current fiscal year but prior to the Codification.

Subsequent Events

(Included in Accounting Standards Codification (“ASC”) 855 “Subsequent Events”, previously SFAS No. 165 “Subsequent Events”)

SFAS No. 165 established general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the financial statements are issued or available to be issued (“subsequent events”).  An entity is required to disclose the date through which subsequent events have been evaluated and the basis for that date.  For public entities, this is the date the financial statements are issued. SFAS No. 165 does not apply to subsequent events or transactions that are within the scope of other GAAP and did not result in significant changes in the subsequent events reported by us.  SFAS No. 165 became effective for interim or annual periods ending after June 15, 2009 and did not impact our consolidated financial statements.  We evaluated for subsequent events through the issuance date of our consolidated financial statements. No recognized or non-recognized subsequent events were noted.

Determination of the Useful Life of Intangible Assets

(Included in ASC 350 “Intangibles — Goodwill and Other”, previously FSP SFAS No. 142-3 “Determination of the Useful Lives of Intangible Assets”)

FSP SFAS No. 142-3 amended the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under previously issued goodwill and intangible assets topics.  This change was intended to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under topics related to business combinations and other GAAP.  The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date.  FSP SFAS No. 142-3 became effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.  The adoption of FSP SFAS No. 142-3 did not impact our consolidated financial statements.

Noncontrolling Interests

(Included in ASC 810 “Consolidation”, previously SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51”)

SFAS No. 160 changed the accounting and reporting for minority interests such that they will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 160 became effective for fiscal years beginning after December 15, 2008 with early application prohibited.  We implemented SFAS No. 160 at the start of fiscal 2009 and no longer record an intangible asset when the purchase price of a noncontrolling interest exceeds the book value at the time of buyout. The adoption of SFAS No. 160 did not have any other material impact on our consolidated financial statements.

Consolidation of Variable Interest Entities — Amended

(To be included in ASC 810 “Consolidation”, SFAS No. 167 “Amendments to FASB Interpretation No. 46(R)”)

SFAS No. 167 amends FASB Interpretation No. 46(R) “Consolidation of Variable Interest Entities regarding certain guidance for determining whether an entity is a variable interest entity and modifies the methods allowed for determining the primary beneficiary of a variable interest entity.  The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. SFAS No. 167 is effective for the first annual reporting period beginning after November 15, 2009, with earlier adoption prohibited.  We will adopt SFAS No. 167 in fiscal 2010 and do not anticipate any material impact on our consolidated financial statements.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, in dollars and as a percentage of revenue.
(All amounts in U.S. dollars, except for the percentages)

	For the three months ended				For the six months ended
Statements of Operations	6/30/10		6/30/09		6/30/10		6/30/09
	$	% (1)	$	% (1)	$	% (1)	$	% (1)
Revenues	20,028,416	-	16,980,211	-	39,435,153	-	31,476,006	-
Cost of goods sold (exclusive of depreciation and amortization	14,942,176	74.6	12,446,706	73.3	28,743,577	72.9	23,592,505	75.0
Operating expenses	973,616	4.9	528,318	3.1	1,725,633	4.4	946,781	3.0
Income from operations	4,112,624	20.5	4,005,187	23.6	8,965,943	22.7	6,936,720	22.0
Other (expense)	(329,956)	1.6	(154,097)	0.9	(483,733)	1.2	(143,567)	0.5
Net income before income taxes	3,782,668	18.9	3,851,090	22.7	8,482,209	21.5	6,793,153	21.6
Net income	$2,761,407	13.8	$2,888,293	17.0	$6,277,982	15.9	$5,123,720	16.3

Comparison of Three and Six Months Ended June 30, 2010 and 2009

Revenues

Our revenues consist of the sales of our products, net of returns and allowances.  As we do not currently have our own sales force, we sell our products directly to non-related retailers and wholesalers (such as ABM Group) who then sell such products to the ultimate end users.  To date, returns and allowances have been virtually non-existent and as such have had no material effect on our revenues.

Revenues for the three and six months ended June 30, 2010 were $20,028,416 and $39,435,153, respectively, representing an increase of $3,048,205 or 18.0%, and by $7,959,148 or 25.3%, compared to revenues of $16,980,211 and $31,476,006 for the comparative periods ended June 30, 2009.  For the three months ended June 30, 2010, our main products, consisting of wood furniture, straw-wicker and handicraft products, generated sales of approximately $11.6 million, $8.1 million, and $0.4 million, respectively, or approximately 58%, 40.2% and 1.8% of our total revenues for the three months ended June 30, 2010.  For the six months ended June 30, 2010, our these products generated sales of approximately $22.5 million, $16.2 million, and $0.7 million, respectively, or approximately 57.2%, 41% and 1.8% of our total revenues for the six months ended June 30, 2010.

Sales of our wood furniture, straw-wicker and handicraft products generated revenues of approximately $10.4 million and $18.4 million, $6.3 million and $12.5 million, $0.3 million and $0.6 million, for the three and six months ended June 30, 2009, respectively.

The increase in our revenues during the three and six months ended June 30, 2010 compared to the same periods ended June 30, 2009 was primarily attributable to increasing orders from our customers.

For the six months ended June 30, 2010, we sold $2,844,054.5 (7.2% of our aggregate revenues) of our products to Trade Point.  In Fiscal 2009, we sold approximately $20,103,933 (29% of our aggregate revenues) of our products to Trade Point.  We believe this reduction resulted from other customers increasing their orders for our products, while Trade Point decreased its orders for our products for the six months ended March 31, 2010.  Even though the substantial reduction of sales of our products to Trade Point in the first half of 2010 has been replaced by increased sales to other customers, we cannot provide assurance that the decline in Trade Point’s orders of our products will not continue, nor can we provide assurance that sales of our products to our other customers will continue to increase.  The continued loss or substantial decrease in sales of our products to Trade Point for the remaining portion of 2010 could result in a substantial reduction in our revenues and net income for 2010. See “Risk Factor”.

Cost of Goods Sold (excluding depreciation and amortization)

Our cost of goods sold consists primarily of costs of direct and indirect raw materials, direct labor, and other costs directly attributable to the production of products, excluding depreciation and amortization expenses, shipping and handling expenses, inspection costs, and other costs of our distribution network, which are included in our Selling, General and Administrative expenses

Cost of goods sold for the three months ended June 30, 2010 was approximately $14,942,176, an increase of approximately $2,495,470, or approximately 20.0%, from approximately $12,446,706 for the comparative period in 2009.  For the six months ended June 30, 2010, we had cost of goods sold of $28,743,577, increased by $5,151,072, or approximately 21.8%, compared to approximately $23,592,505 in cost of goods sold during the same period ended June 30, 2009.  Such increase was due to greater consumption of raw materials resulting from increased orders from our customers.

Selling and marketing expenses

Generally, our selling and marketing expenses mainly consist of advertising, shipping and handling costs, exhibition expenses, inspection costs, and the other costs of our distribution network which are expensed as incurred during the selling activities.  The expenses incurred by us to market and show our products internationally at trade shows or similar industry exhibitions are examples for our selling and marketing expenses.  Such expenses include the expenses to set up exhibition booths for our products, transportation costs to bring our products and representatives to the trade shows and exhibitions, and similar related costs and expenses.  All the freight costs of shipping our products internationally to our retailers and wholesalers are borne by such retailers and wholesalers and are not included herein.

Our selling and marketing expenses were $155,460 and $393,037 for the three and six months ended June 30, 2010, respectively, including $73,718 and $267,289 in shipping and handling expenses for three-month and six-month periods, respectively.  Our selling and marketing expenses increased by approximately $18,403 or 13.4%, and $95,742 or 32.2% for the three and six months ended June 30, 2010, respectively, from $137,057 and $297,295 for the comparative periods ended June 30, 2009, which resulted from the rises in transportation fees, port incidental charges and trade inspection fees which increased along with the sales revenue.

General and administrative expenses

Our general and administrative expenses are principally comprised of 3 items including salaries of our employees not involved in the actual manufacturing of our products, such as our executive officers and internal accounting and book keeping personnel; depreciation of our fixed assets such as our manufacturing facilities, offices and warehouses as well as certain expenses such as amortization of land use rights granted to us by PRC government agencies; and insurance payments paid by us to the PRC government to cover such items as disability, retirement and medical benefits for our employees.

Our general and administrative expenses for the three and six months ended June 30, 2010 were approximately $344,870 and $608,175, respectively, increased by approximately $62,615 or 22.2%, and by $217,860, or 55.8%, compared to approximately $282,255 and $390,315 for the comparative periods in 2009.  Such increase in expenses resulted from an increase in legal service fees, audit fees and other cash payments for professional services attributable to becoming a publicly traded company in the United States.

Professional and consulting expenses

During the three months ended June 30, 2010, we entered into an agreement to issue a total of 150,000 warrants, among other items, for the services rendered in connection with our process of going public.  The services were rendered to us and the related expense of $334,702 was recorded based on the estimated fair value of the warrants at the date of the grant to our service consultants.  The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 5.15% risk-free interest, 0% dividend yield, 65% volatility, and a life of two years.

Research and Development

Our research and development expenditures totaled approximately $138,584 and $389,720 for the three and six months ended June 30, 2010, respectively, increased by approximately $29,578 or 27.1%, and by $130,549 or 50.4%, compared to approximately $109,006 and $259,171 for the same periods ended June 30, 2009.  The increase was due to our growing investment in research and development of new products, including our proposed new furniture line.  We expect our research and development expenditures to continue to increase as a result of further diversification of our product lines in the future.

Interest expense

Our interest expenses were approximately $344,653 and $591,748 for the three and six months ended June 30, 2010, respectively, increased by approximately $183,023 or 113.2%, and by $301,233 or 103.7%, compared to approximately $161,630 and $290,515 in the same periods ended June 30, 2009.  The increase in interest expenses during the first half of 2010 is attributable to the three new bank loans with an approximate principal amount of $4,564,932.  Two of the loans approximate to $3,534,141 due to Construction Bank of China, Cao County Branch commencing during the second quarter of 2010, of which $585,917 bears annual interest rate of 5.346%, and $2,948,225 bears annual interest rate of 4.86%.  The other was $1,030,791 due to Bank of China, Cao County Branch commencing during the first quarter of 2010, with an annual interest rate of 6.372%.

Income Tax Expense

Income tax expense for the three and six months ended June 30, 2010 was approximately $1,021,261 and $2,204,228, respectively. The increase by approximately $58,464 or 6.1%, and by approximately $534,795 or 32.0% for the three and six months ended June 30, 2010, respectively, compared to the same periods ended June 30, 2009, was primarily attributable to the increase in taxable profits as a result of significant increase in sales revenues.  The income taxes are based on a statutory 25% effective tax rate in both years.  There was no deferred income tax for the three and six months ended June 30, 2010.

Net income

Net income for three and six months ended June 30, 2010 was approximately $2,761,407 and $6,277,982, respectively, slightly decreased by $126,886, or 4.4%, as compared to net income of $2,888,293 for the three months ended June 30, 2009, and increased by $1,154,262, or 22.5%, as compared to net income of $5,123,720 for the six months ended June 30, 2009.

Net income as a percentage of our sales revenues decreased to 13.8% and 15.9% for the three and six months ended June 30, 2010, respectively, from 17.0% and $16.3% in the comparative periods in 2009.  The decrease in net income during the second quarter of 2010 was due primarily to the increase in our non-cash professional and consulting expenses of $334,702 as results of the grant of 150,000 warrants, and the increase in interest expenses incurred due to the two new bank loans commencing during this period.

In general, our net income for the six months ended June 30, 2010 increased compared to the same period ended June 30, 2009, which was primarily attributable to the increase in sales revenue exceeding the effects of a correlative increase in cost of goods sold.  In addition, there was an increase in income taxes for the six months ended June 30, 2010 versus the same period ended June 30, 2009 caused by an increase in income from operations before income taxes during the six months ended June 30, 2010.  This increase in income taxes lessened the effect of the increase in net income for the six months ended June 30, 2010 versus the same period ended June 30, 2009 just as the increase in cost of goods sold and the increase in operating expenses during the six months ended June 30, 2010 versus the same period ended June 30, 2009 did.

Comparison of the fiscal year ended December 31, 2009 and fiscal year ended December 31, 2008

(All amounts in U.S. dollars, except for the percentages)

Statements of Operations	For the year ended December 31, 2009		For the year ended December 31, 2008
	USD	% of Revenue	USD	% of Revenue
Revenues	$69,435,044	-%	$42,197,393	-%
Cost of Sales (exclusive of depreciation)	$(49,360,775)	71.1%	$(31,570,829)	74.8%
Operating expenses	$2,797,647	4.0%	$2,553,693	6.1%
Income from operations	$17,276,623	24.9%	$8,072,871	19.1%
Other expense	$(1,161,581)	1.7%	$(356,959)	0.8%
Net income before income taxes	$16,115,042	23.2%	$7,715,912	18.3%
Net income	$12,021,155	17.3%	$5,761,994	13.7%

Revenues

Revenue for the fiscal year ended December 31, 2009 was $69,435,044, an increase of $27,237,651, or 64.5%, from $42,197,393 for the comparable period in 2008.  During 2009, our main products, wood furniture, straw-wicker products, and handicraft products, generated sales of approximately $37.1 million, $31.2 million and $1.1 million , respectively, approximately 53.4%, 45.0% and 1.6% of our total revenues during the 2009 fiscal year.  Sales of our wood furniture, straw-wicker products and handicraft products contributed approximately $20.1 million, $21.2 million and $0.9 million, respectively, in the revenues of 2008, approximately 47.6%, 50.2%, and 2.2%, respectively, of our total revenues in such period.

The increase in our revenues in 2009 compared to 2008 was primarily attributable to our selling products to additional customers, which we believe resulted from the high quality of our products and stable product supply, as well as increased purchases of our products by our existing clients due to improvement in quality and design of our existing products based upon our clients’ demands and suggestions.  We also believe the increase in our revenues during 2009 is a result of the increase in consumer spending as a whole due to the recovery of global economic conditions.

Cost of Goods Sold (excluding depreciation and amortization)

Cost of goods sold for the fiscal year ended December 31, 2009 was $49,360,775, an increase of $17,789,946, or approximately 56.3%, from $31,570,829 for the comparable period in 2008.  Such increase was due to the increase in our sales.  Compared to the increase in sales, the increase in cost of goods sold was smaller, which was primarily attributable to the price of our main raw material, poplar, dropped approximately 26.1% from RMB1,150/cubic meter to RMB850/cubic meter during 2009.

Selling and marketing expenses

Our selling and marketing expenses were approximately $831,245 in the year ended December 31, 2009, an increase of $145,141, or 21.2%, from approximately $686,104 for the comparable period in 2008.  Such expenses included approximate $416,811 and $311,258 in shipping and handling expenses for the year ended December 31, 2009 and 2008, respectively.  The increase was resulted from an increase in transportation fee, port incidental charges and trade inspection fee due to increased sales.

General and administrative expenses

Our general and administrative expenses for the fiscal year ended December 31, 2009 were approximately $1,463,818, a decrease of $432, or less than 1% , compared to $1,464,250 for the comparable period in 2008.

We expect our general and administrative expenses to increase in 2010 and thereon as a result of the increase in legal, professional and audit fees attributable to being a publicly reporting company in the United States of America.

Research and Development

Our research and development expenditures, totaled approximately $0.5 million in 2009, an increase of approximately $0.1 million, or 24.6%, as compared to approximately $ 0.4 million in 2008.  The increase was due to our growing investment in research and development of new products, including our proposed new furniture line. We expect our research and development expenditures to increase as we attempt to diversify our product lines in the future.

Interest expense

Interest expense for the fiscal year ended December 31, 2009 was $753,093, an increase of $1,227, or 0.2%, compared to $751,865 for the comparable period in 2008.  Although total amount of debt decreased from 2008 to 2009, two particular notes payable to local banks in 2008 that carried low interest rates were paid off in 2009. In addition, short-term borrowings in 2009, that carried higher interest rates, increased in 2009 compared to 2008.

Other Income

Other income for the fiscal year ended December 31, 2009 was $202,851, a decrease of $164,248, or 44.7%, compared to $367,099 for the comparable period in 2008.  The decrease was attributable to the subsidy income earned from the government’s tax incentive fund during 2009 was less than that during 2008.

Income Tax Expense

Income tax expense for the fiscal year ended December 31, 2009 was $4,093,887, of which $3,415,978 was current and $677,909 was deferred.  The deferred tax provision was due to a temporary difference between book income and taxable income attributable to goods in transit at the end of the year.  An increase of approximately $2,139,969 or 109.5% for fiscal year 2009, compared to income tax expense of $1,953,918 for fiscal year 2008, was primarily attributable to the increase in our taxable profits in 2009.  The income taxes are based on a statutory 25% effective tax rate in both years.  There was no deferred income tax for the fiscal year 2008.

Net income

Net income for fiscal 2009 was $12,021,155, an increase of $6,259,161, or 108.6%, as compared to $5,761,994 in 2008.  Net income as a percentage of our sales revenues increased 3.6% in 2009 from 13.7% in fiscal 2008.  The increase was primarily attributable to the increase in sales during 2009.

Liquidity and Capital Resources

The following table sets forth a summary of our net cash flow information for the periods indicated:

(All amounts in U.S. dollars)

	For the six months		For the Year
	Ended June 30,		Ended December 31,
	2010*	2009*	2009*	2008*
	(Consolidated, unaudited)	(Consolidated, unaudited)	(Consolidated, audited)	(Consolidated, audited)
Net cash provided by/(used in) operating activities	$3,956,851	$3,094,359	$9,066,854	$(940,455)
Net cash (used in)/provided by investing activities	$(2,661,651)	$(760,218)	$(8,053,319)	$(675,026)
Net cash (used in)/provided by financing activities	$2,197,770	$(605,411)	$(523,508)	$2,634,152
Effect of Foreign currency translation	$29,597	$(2,054)	$(56,185)	$156,751
Net increase (decrease) in cash and equivalents	$3,522,567	$1,726,676	$433,842	$1,175,422
Cash and cash equivalents, beginning of period	$2,185,839	$1,751,997	$1,751,997	$576,575
Cash and cash equivalents, end of period	$5,708406	$3,478,673	$2,185,839	$1,751,997

 * The above financial data have been derived from our unaudited consolidated financial statements for the six months ended June 30, 2010 and 2009, and audited consolidated financial statements for the fiscal year ended December 31, 2009 and 2008.

Comparison of the six months ended June 30, 2010 and the six months ended June, 2009

Operating Activities

Net cash provided by operating activities was approximately $3,956,851 for the six months ended June 30, 2010, compared to net cash of approximately $3,094,359 from operations for the comparable period in 2009.  Positive cash flows during the six months ended June 30, 2010 were due primarily to net income of $6,277,982, plus the non-cash expenses such as depreciation and warrants granted for services was $741,473, partially offset by the increase in accounts receivable and inventories of $972,625 and $1,167,942, respectively, and the decrease in tax payable in the amount of $786,757.  Comparably, positive cash flows during the six months ended June 30, 2009 were due primarily to the net income of $5,123,720, plus the decrease in inventories by $2,813,236, partially offset by the increase in accounts receivables by $4,221,218, the decrease in taxes payable and accrued liabilities by $813,442 and $341,296, respectively.

Investing Activities

Cash used in investing activities mainly consists of capital expenditures, expenditures for property, plant, and equipment, and additions to construction in progress.

Net cash flows used in investing activities were $2,661,651 and $760,218 for the six months ended June 30, 2010 and 2009, respectively.  Negative cash flows during the first half of 2010 were primarily attributable to the spending in reconstruction, renewal and expansion of our old workshop buildings and facilities.  We incurred $748,618 and $572,432 in expenditures for property, plant and equipment during the six months ended June 30, 2010 and 2009, respectively.  We also had $1,913,032 incurred in construction in progress during the six months ended June 30, 2010 compared to $187,787 in such expenditures for the comparable period in 2009.

Financing Activities

Net cash provided by financing activities was $2,197,770 for the six months ended June 30, 2010, due primarily to the proceeds from short-term loans of $6,813,087 payable to local banks, which bear annual interest rate from 4.86% to 5.346%, offset by the repayments of $4,615,317 during this period.  Comparably, we had cash flows of $605,411 used in financial activities for the six months ended June 30, 2009, due to the repayments to short-term notes of $1,463,529, offset by the net proceeds from short term borrowings of $858,118.

Comparison of the fiscal year ended December 31, 2009 and fiscal year ended December 31, 2008

Operating Activities

Net cash provided by operating activities was approximately $9,066,854 for the year ended December 31, 2009, compared to net cash of approximately $940,455 used in operations for the year ended December 31, 2008, an increase of approximately $10,007,309, which was due to the increase in net income as a result of increased customer base.  In addition, we shortened our customers’ credit limits to increase the turnover of trade accounts receivable, inventories and other receivables.  We are subject to the regulations of the PRC which restricts the transfer of cash from China, except under certain specific circumstances.  Accordingly, such funds may not be readily available to us to satisfy future obligations which may be incurred outside the PRC, if applicable.

Investing Activities

Net cash used in investing activities was approximately $8,053,319 for the year ended December 31, 2009, an increase in cash outflow of approximately $7.4 million during 2009 from approximately $675,026 for the comparable period in 2008, which was primarily attributable to the expansion and improvement of our current facilities, including construction in progress, in order to fulfill increased demand.  We incurred $1,121,964 in expenditures for property, plant and equipment in 2009 compared to $1,094,614 in such expenditures in 2008, increasing by $27,350 in 2009.  We also had $6,931,355 incurred in construction in progress in 2009 compared to the decrease by $125,685 in such expenditures in 2008. In 2008, we disposed property, plant and equipment that generated proceeds of $293,904.  We had no such activities in 2009.

 Financing Activities

Net cash used in financing activities was $523,508 for the year ended December 31, 2009, compared to net cash provided by financial activities of $2,634,152 for the same period in 2008.  The difference was attributable to the following financing activities, some of which caused an increase in cash from financing activities and some of which caused a decrease in cash from financing activities.  The combined effects of these changes caused the difference between periods.  First, we repaid $2,635,020 aggregate principal amount of notes payables to banks in 2009 compared to $4,893,495 in 2008.  Secondly, we had proceeds of short-term borrowings of $5,787,983 in 2009 compared to $1,754,245 in 2008.  Third, in 2009, we had $3,676,471 in repayments of short-term borrowings, which was only $360,969 in 2008.  Fourth, we had proceeds from borrowing on notes payable of $6,359,126 in 2008.  We had no borrowings of notes payable in 2009; rather we only had proceeds from short-term borrowings.  Short term borrowings and notes payable are similar in nature but are classified differently herein.  Fifth, in 2008, we paid dividends of approximately $224,755 to our shareholders but no dividends were paid in 2009.  Our ability to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of our Chinese operating subsidiary.  A majority of our revenue earned and currency received are denominated in RMB, which is subject to the exchange control regulation in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.  Accordingly, our subsidiaries’ funds may not be readily available to us to satisfy obligations incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations.

Based upon our present plans, we believe that cash on hand, cash flow from operations and funds available to us through financing will be sufficient to fund our capital needs for at least the next 12 months.  We expect that our primary sources of funding for our operations for the upcoming 12 months and thereafter will result from our cash flow from operations to fund our operations during the upcoming 12 months and thereafter, in addition to the proposed equity financing.  However, our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs.  If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all.  Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, consolidated results of operations and financial condition.

Loan Facilities

We believe that we currently maintain a good business relationship with our bank loans.  As of July 31, 2010, our outstanding bank loans that were classified as short term borrowings on the accompanying consolidated balance sheet were as follows:

(All Amounts in U.S. Dollars)

Name	Amount	Maturity Date
Bank of China, Cao County Branch (1)	$219,677	11/17/2010
Bank of China, Cao County Branch (2)	$512,580	10/21/2010
Bank of China, Cao County Branch (3)	$439,351	9/21/2010
Bank of China, Cao County Branch (4)	$102,536	2/3/2011
Laishang Bank (A/K/A Commercial Bank (Heze Branch) (5)	$439,351	9/28/2010
Laishang Bank (A/K/A Commercial Bank (Heze Branch) (6)	$732,257	8/31/2010
Laishang Bank (A/K/A Commercial Bank (Heze Branch) (7)	$2,196,817	4/29/2011
Construction Bank of China, Cao County Branch (8)	$2,934,530	10/25/2010
Construction Bank of China, Cao County Branch (9)	$1,467,265	11/03/2010
Total	$9,044,364

(1) Short term loan (No. Year 2009 Cao Zhong Yin Si Dai Zi 011). The term of this loan agreement is from November 18, 2009 to November 17, 2010, with an interest rate of 6.372% per annum.  The purpose of this loan is to purchase raw materials.  The loan is the master contract of the Maximum Mortgage Contract (No. Year 2009 Di Xie Zi 001), Shandong is the guarantor for this loan.

(2) Short term loan (No. Year 2009 Cao Zhong Yin Si Dai Zi 006). The term of this loan agreement is from October 22, 2009 to October 21, 2010, with an interest rate of 6.372% per annum.  The purpose of this loan is to purchase raw materials.  The loan is the master contract of the Maximum Mortgage Contract (No. Year 2009 Di Xie Zi 001), Shandong is the guarantor for this loan.

(3) Short term loan (No. Year 2009 Cao Zhong Yin Si Dai Zi 007). The term of this loan agreement is from October 22, 2009 to September 21, 2010, with an interest rate of 6.372% per annum.  The purpose of this loan is to purchase raw materials.  The loan is the master contract of the Maximum Mortgage Contract (No. Year 2009 Di Xie Zi 001), Shandong is the guarantor for this loan.

(4) Short term loan (No. Year 2010 Cao Zhong Yin Si Dai Zi 001). The term of this loan agreement is from February 4, 2010 to February 3, 2011, with an interest rate of 6.372% per annum.  The purpose of this loan is to purchase raw materials. Shandong Enterprise Credit Guarantee Co., Ltd is the guarantor for this loan and takes join and several liabilities.

(5) Short term loan (No.2009120701210). The term of this loan agreement is from December 7, 2009 to September 28, 2010, with an interest rate of 9.558% per annum.  The loan is to be used as our working fund, which should be repaid from our sales income.  Heze JXY Food Limited and Shandong Cao Xian Changsheng Arts & Crafts Company Ltd are the guarantors for this loan and take joint and several liabilities.

(6) Short term loan (No.2009083101210). The term of this loan agreement is from August 31, 2009 to August 31, 2010, with an interest rate of 9.558% per annum.  The loan is to be used as our working fund, which should be repaid from our sales income. Shandong Cao County Shengfeng Food Limited, Shandong Cao County Senyuan Lvse Food Limited, Shandong Cao County Kangli Yinpin Limited and Cao County Yangguang Arts & Crafts Limited are the guarantors for this loan and take joint and several liabilities.

(7) Short term loan (No.2010043001210). The term of this loan agreement is from April 30, 2010 to April 29, 2011, with an interest rate of 9.558% per annum.  The loan is to be used as our working fund to purchase raw materials, which should be repaid from our sales income or others.  Shandong Cao County Shengfeng Food Limited is the guarantor for this loan and takes joint and several liabilities.

(8) Short term loan (No.CXCKDDRZ2010008). The term of this loan agreement is from June 28, 2010 to October 25, 2010, with an interest rate of 4.86 % per annum.  The loan is to be used as our working fund, which should be repaid from our sales income.  Heze JXY Food Limited is the guarantor for this loan and takes joint and several liabilities.

(9) Short term loan (No.CXCKDDRZ2010010) . The term of this loan agreement is from July 8, 2010 to November 3, 2010, with an interest rate of 4.86 % per annum.  The loan is to be used as our working fund, which should be repaid from our sales income.  Heze JXY Food Limited is the guarantor for this loan and takes joint and several liabilities.

We anticipate rollovers of all current facilities coming due in the 2010 fiscal year and do not foresee a squeeze on the availability of credit to fund our operations and meet our growth objectives.

Capital Expenditures

We believe that substantially all of our capital expenditures going forward will be related to our furniture business as we diversify our product base, build component manufacturing facilities and renovate our existing manufacturing facilities.

We believe that our existing cash, cash equivalents and cash flows from operations, proceeds from this offering, and our credit lines will be sufficient to meet our anticipated cash needs over the next 12 months, including, but not limited to, building our 1st new production line to manufacture furniture that would increase our production capacity to satisfy an additional 30% - 40% of our oversea demands.  We will, however, require substantial additional cash resources to implement the balance of our growth strategy discussed elsewhere, including any acquisitions we may decide to pursue.

We intend to use these net proceeds of this offering to construct one new proposed production facilities.  This first new production facility will produce higher grade furniture.  The total cost of such production is approximately $20 million, including but not limited to (i) $5.3 million to build a 40,000 square meter work shop, and (ii) $6.7 million to purchase the necessary equipment for the production line.  The balance of the cost of our first production line will be fund out of working capital, and/or retained earnings.

With the proceeds from this offering, we plan to build the first of our new production lines in 2010 and 2011. In addition, we also plan to (i) build another new production line to produce high end furniture, which we currently estimate will cost an additional approximately $15 million, (ii) build an R&D center, which we currently estimate will cost approximately $1.4 million, (iii) upgrade our existing facilities and establish new compatible facilities for a complete furniture production line, such as Carton, paint and hardware workhouse, which we currently estimate will cost approximately $36.6 million, and (iv) set up overseas sales stores.  The timing of the construction of these items is based upon our ability to raise the required additional capital, for which we do not currently have plans.

We regularly review our cash funding requirements and attempt to meet those requirements through a combination of cash on hand, cash provided by operations and private financing.

We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts.  Our financial instruments consist of cash and cash equivalents, trade accounts receivable and accounts payable.  We consider investments in highly-liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents.

FURNITURE INDUSTRY BACKGROUND

Except as otherwise expressly provided herein, the following information on the furniture industry has been derived from the Shandong Report.

Overview of the Industry

Pursuant to an article dated July 27, 2009, titled The Global Competitiveness of the Chinese Wooden Furniture Industry, issued by Forest Policy and Economics, global trade in furniture has grown rapidly in the past decades because of packing and shipping innovations such as ready-to-assemble and knock-down furniture as well as decreasing world trade barriers.  The increased openness in the furniture markets has caused the international trade of furniture to grow faster than furniture production and the international trade of manufacture.  The international trade of furniture has increased from $42 billion in 1997 to $97 million in 2007.

Pursuant to an article dated June 2008, titled Worldwide Furniture Market: An Analysis, and a Furniture and Related Products NAICS Code 337, issued by the U.S. Department of Commerce Industry Report in 2009, the worldwide furniture market grew steadily from 2000 to 2007, however, because of current worldwide economic conditions, the furniture industry has experienced a downturn in furniture shipments for 2008 and 2009.  Residential furniture makes up the major share of the market, followed by office furniture. North America makes up the biggest portion of the world market, followed by Europe.

China Market

According to an article dated October 9, 2008, titled 2008 International Trade Development Tendency of China Furniture, the major furniture manufacturing provinces in China are Shandong (where we are located), Guangzhou and Jiangsu, and furniture manufactured in China is now exported to over 200 countries.

According to an article dated August 12, 2009, titled Furniture China 2009 – Huge Buyer Demand Met the Industry in China, 2009 was a challenging year for the global economy, and the Chinese furniture industry experienced unprecedented difficulties.  According to the China National Furniture Association’s report, from January to approximately July 2009, China’s furniture exports declined 9.45%.  However, with the Chinese government’s policies "to maintain growth, expand domestic demand, and readjust the industry structure" and through determined industry-wide efforts, the Chinese furniture industry began to show signs of recovery.

According to the same article, the financial crisis starting from 2008 has forced the Chinese furniture industry into a transition period which has brought an accelerated pace in consolidation and restructuring of Chinese furniture industry.  Being an “evergreen” industry, according to such article, China’s furniture industry is expected to bounce back even more vigorously with an extended phase of healthy and steady development.

According to an article dated July 1, 2010, titled China: Wood Product Imports Retain Upward Trend, issued by the International Tropical Timber Organization, the total value of wood furniture exports in the first four months of 2010 were $2,772 million, up 37% from the first four months of 2009.  Furniture exports to the U.S. were $870 million, up 20% of the same period in 2009.

U.S. Market

According to a Furniture and Related Products NAICS Code 337, issued by the U.S. Department of Commerce Industry Report in 2009, the furniture industry in United States is a relatively mature cyclical industry with long-term growth dependent on population and income growth.  Furniture imports to the United States have increased sharply in recent years.  In the past two decades, China, India, Russia and the Eastern European countries have entered the global manufactory and export market.  Also, encouraging imports to the United States has been falling tariffs rates, first through such tariff reduction programs as the Generalized System of Preferences (“GSP”) and the North American Free trade Agreement (“NAFTA”) and then, pursuant to the Uruguay Round negotiations, through zero-for-zero tariff reductions for major exporting countries.  The result is that today certain furniture entering the United States enters on a duty-free basis.

According to the Furniture and Related Products NAICS Code 337, over the past decade, furniture imports into the United States have increased much more rapidly than have furniture exports from the United States.  Between 1999 and 2007, imports increased 107.7% to $3.4 billion while exports increased 40.4% to $27.2 billion.  2008 was the first down year for imports of furniture since 2001into the United States.  Imports during the first nine months of 2008 were down 4% while exports increased 17.2%.  The weak economy and housing market as well as the falling dollar on exchange markets were the primary causes for the drop in imports.

According to the Furniture and Related Products NAICS Code 337, China was the largest supplier of furniture to the United States, accounting for 54.4% of imports in 2007.  Canada, Mexico, Vietnam, and Italy together accounted for 26.4% of imports into the United States in 2007.  According to such report, China is also a growing market for furniture subassemblies, parts and supplies. Over the past eight years, exports from the United States to Canada and Mexico increased 74.3% and 96.2%, respectively, while exports from China increased 312.8%.

European Market

A substantial portion of furniture imported to Europe from China is low-end practical furniture.  Germany is the largest importer of furniture in Europe, with most imports coming from countries that are members of the European Union and Eastern Europe. In recent years, Germany imported more furniture from countries in Asia, especially from China and Indonesia.  After Germany, the United Kingdom is the second largest furniture import market in Europe.  Its top furniture supplier countries are Italy, Denmark and China.

Italy is the largest furniture exporting country in Europe.  In 2008, there were approximately 36,000 furniture manufactures and 216,000 employees in the Italian furniture industry.  However, in the past few years, Italy’s export volume remained relatively static (about $800 million per year), while several of its competitors, Canada, China and Poland, showed increased export trends.

Japan Market

In recent years, Asia has experienced a substantial surge in the demand for its manufactured goods from the United States and Japan. One sector in China which has benefited from this increase in demand is furniture.

In Japan, about 80% of furniture manufacturers are private middle to small sized enterprises. Japan’s domestic manufacturing furniture industry accounts for approximately 80% of furniture purchased by Japan, with the remaining 20% of furniture used in Japan imported from foreign countries.

Since 1996, Japan’s furniture imports experienced substantial growth.  Japan imports low-cost wood furniture mainly from Taiwan and Eastern European regions, and high-cost furniture mainly from Europe and the United States.   However, in 2000, mainland China exceeded Taiwan for the first time as the largest supplier of low-cost wood furniture to Japan.  Most imported metal furniture comes from Taiwan and China mainland, accounting for 42.7% and 37.3%, respectively of imports of such products.

BUSINESS

Overview

We are a designer and contract manufacturer of household furniture in the Peoples Republic of China (“PRC”).  We produce a variety of indoor and outdoor residential furniture and wicker products that is sold and exported to more than 30 countries.  Our products are sold through well known domestic and international retailers such as Trade Point A/S Direct Container (Denmark), Zara-Home, Habitat UK Ltd.,  ABM Group Inc. and US; Fuji Boeki Co. Ltd.  The product depth and extensive style selections we offer we believe allows us to be a strong resource for global furniture, retail chains and retailers in the discounted price range.

Our subsidiary, Shandong, manufactures over 20,000 different products.   We focus on providing high quality products at competitive prices.  For the calendar year ended December 31, 2009, approximately 5% of our products were sold in the PRC and 95% of our products were sold to companies in countries and places such as the United States, Germany, England, Italy, Sweden, Canada, Taiwan.

Because straw, wicker and handicraft products are relatively easy to produce and do not require a significant investment in technology or equipment, we do not produce such products in our manufacturing facilities. Instead, we employ local people to manufacture such products in their homes in Cao County, Shandong Province, PRC.

All of our four existing industrial parks are engaged in producing wood furniture.  Our four industrial parks consist of 19 plants, which produce a full line of residential furniture products, including kitchen furniture, office furniture, living room furniture, outdoor furniture and general living furniture.  In order to respond quickly to customer orders, we have designed our facilities and developed manufacturing practices that allow us to be highly flexible so that certain of our plants can be used to produce several types of furniture.

Concentration on Furniture Industry

Based upon our experience as furniture markers and sellers both domestically and internationally as well as the Shandong Report, we believe that the demand for furniture has been growing steadily worldwide.  We believe that historically western countries have accounted for the majority of world furniture production and consumption.  However, we believe that the global furniture industry is undergoing a substantial transformation, where developing countries, such as China, are playing an increasingly important role in wood furniture production and consumption.  As a result, although our straw, wicker and handicraft products have been and continue to be an integral part of our overall business, we intend to focus and devote substantial of our resources to expand our wood furniture business.

Our Competitive Advantages

We believe that we are one of the large-scale producers and manufacturers of furniture and craft products in China because we have (i) over $7 million production facilities and equipments in 19 plants in a total area of 162,688.82 square meters, (ii) an average revenue of $40 million in past 4 years, and (iii) over 20,000 products.

We believe we have the following advantages over our competitors:

•	Our brand name “CAOPU” is well-known among oversea retailers and wholesalers, such as Zara-Home, Habitat UK Ltd., ABM Group Inc., and IKEA;

•	We believe that we are becoming more well known among overseas retailers and wholesalers for our poplar and paulownia wood products;

•	Our research and development (“R&D”) team has 26 employees, each of whom has over 5 years of experience in furniture and craft production;

•	We have what we believe to be a strong technological team in product improvement;

•	We have developed products based on traditional folk art in Cao County;

•
We believe that our raw materials costs are lower than our competitors because our production facility is located in an area that has an abundance of fast-growing trees that we use in manufacturing our products; and

•	Over the past ten years, we have developed long-term customer cooperative relationships with a number of well known companies, such as Zara-Home, Habitat UK Ltd., ABM Group Inc., and IKEA.

Our Strengths

Track record of growth

Our revenues and net income has increased substantially over the past 2 years.  Specifically, we generated revenues of $39,435,153 and achieved net income of $6,277,982 during six months ended June 30, 2010, as compared to $31,476,006 in revenues and $5,123,720 of net income for the comparable period in 2009.  We generated revenues of $69,435,044 and achieved net income of $12,021,155 during the twelve months ended December 31, 2009, and $42,197,393 in revenues and $5,761,994 of net income for the comparable period in 2008.  Following this offering, we plan to increase the aggregate annual production capacity for our existing products and to launch a higher end furniture line that we believe will have higher profit margins.

Flexibility to Consumer Demands

We believe our production capability is customer-oriented in that we can change certain aspects of our production ability to accommodate customer orders and requirements.  In this regard, we believe our production capabilities are very flexible in that we offer, manufacture and/or sell diversified products to meet diversified customers’ demands.  With years of experience, we believe we have the ability to customize our products in accordance with customers’ ever-changing needs and requirements.  To attempt to increase our flexibility to further meet our customer demands quickly and efficiently, we also have committed ourselves to (i) purchasing high technique manufacturing equipment and more investment in our own research and development and (ii) improving our products’ variety, style and design based on market trends based upon our customers’ tastes and preferences based upon the information we receive in the domestic and international trade fairs we attend.

Strong Recognition from Domestic and International Customers

The solid reputation that our management team has developed over the last number of years in the furniture industry in China and in other countries such as the United States, Germany, England, Italy, Sweden, Canada, including an established track record for consistently providing quality products at competitive prices, has enabled us to develop a strong customer base which includes several reputable domestic and multinational retailers, including Zara-Home, Habitat UK Ltd. ABM Group Inc. and Fuji Boeki Co., Ltd.

Reliable Supplier Network for Low-Cost Raw Materials

We believe that many of our current suppliers with whom we have longstanding relationships, prefer to sell raw materials to us as opposed to other purchasers, at competitive prices, due to our large order and track record for prompt payment.   We believe these long-standing supplier relationships provide us with a competitive advantage in China.  Since Cao County is a natural area for the raw materials of our products, the supply of raw materials is greater than we require.  Thus, we are able to leverage our purchasing power to obtain favorable pricing and delivery terms.  In addition, none of our current suppliers supply more than 5% of the raw materials we require.

Experienced Management and Operational Teams with Domestic PRC Market Knowledge

Our senior management team and key operating personnel have extensive management and operating experience and domestic PRC industry knowledge.  In particular, Mr. Jinliang Li, our chairman, has managed and operated businesses in the furniture industry in the PRC for approximately 25 years.  Mr. Zhiqiang Zhong, the production manager of Shandong, has experience in the furniture industry in the PRC for approximately 14 years, Mr. Zhiyu Wang, chief financial officer of Shandong, has experience in furniture industry for approximately 10 years, Mr. Jiawei Li, our director and chief marketing manager of Shandong, has experience in marketing and furniture industry for approximately 4 years.  We believe that our management team’s experience and in-depth knowledge of the furniture business will enable us to continue to successfully execute our expansion strategies.  In addition, we believe our management team’s strong track record will enable us to continue to take advantage of market opportunities that may arise.

We are Taking Advantage of Industry Trends

According to an article dated October 9, 2008, titled 2008 International Trade Development Tendency of China Furniture, the major furniture manufacturing provinces in China are Shandong (where we are located), Guangzhou and Jiangsu, and furniture manufactured in China is now exported to over 200 countries.  We believe this shift to China in furniture manufacturing has been attributed to the increasing labor, operational and manufacturing costs in more developed countries.  Consequently, we believe retailers in developed countries are relying more on imported furniture products.  Our strategy is to take advantage of this trend.

Our Weaknesses/Challenges

Need to increase our production capacity

Most of our current production equipment and facilities were purchased 4-5 years ago and we believe are not sufficiently up to date to optimally allow us to meet customer demand for our products, which we believe reduces our overall product output and revenues.  In addition, due to the age of certain of our current production machines, we cannot produce certain products that new machines would allow us to produce.  As a result, our production capacity limits our ability to accept certain overseas orders.

Lack of customer name brand to end customers

We are an original equipment manufacturer (“OEM”) for North American and European manufacturers.  Currently, we receive orders and sell our products directly to retailers and wholesalers, who then resell our manufactured products to end users using the brand name of such retailers and wholesalers.  Because we have not established our own name brand, end users do not recognize or “seek out” our products, which prevents us from selling our products under our own brand name.

Absence of our own sales and distribution channels

We market and distribute our products mainly to retailers and wholesalers instead of consumers and we have not set up our own sales and distribution channels.  Therefore, our sales are partially dependent on the sales, sales efforts and distribution channels of retailers and wholesalers who sell our products.  Generally, this subjects our revenues to factors under the control of our retailers and wholesalers such as the quality of their showrooms, the quality and budget for marketing and advertising of such products and the availability of space in their showrooms and stores to show our products.

Our Proposed Growth Strategy

Based upon the historical growing demand for our wood furniture products and the changing dynamics of the wood furniture industry, we believe we have a unique opportunity to substantially increase our revenues, net income and gross margins by not only expanding the capacity of our existing wood furniture production business but also producing additional types of wood furniture products for which we believe there is a large and increasing international demand.  We seek to increase our revenues by taking advantage of the increasing demand for wood furniture worldwide, as such we have developed a growth strategy that we believe will allow us to capitalize on this opportunity.  Our growth strategy is focused on increasing our production capacity of wooden furniture and manufacturing new products that we believe are in high demand internationally.

Develop new products

In order to produce higher end products we plan to develop a second new manufacturing line in 2011.  Based upon, among other items, our attendance at trade shows and discussions with our larger clients, we believe that we can substantially increase our revenues, gross margins and net income by producing an additional production line.

The cost to set up our second production line will be approximately $15 million.  Although we currently do not have the funds to establish such production line, we intend in the future to attempt to obtain the required funding through a combination of the sale of our securities, working capital and/or retained earnings.

Increasing production capacity

Our current production capacity for our existing wooden furniture products can only satisfy between 60% and 70% of the overseas requests for our products. Based on the profit margin the demands may bring, we currently select to place and satisfy the requests with higher profit margins (around 60% to 70%), and reject the requests with lower margins (around 30%-40%).

Our strategy to increase our capacity is multifaceted.  In December 2006, we were granted by the PRC government a land-use permit to use approximately 98,435.32 square meters to establish our fifth industrial park to expand our current Caopu Industrial Park.  In such industrial park, which also will be located in Caopu Industrial Park near our existing 4 industrial parks, we plan to build a new furniture production line with more state of the art manufacturing equipment and components in 2010 which will enable us to fulfill an additional 30% - 40% of oversea requests for our products that we currently do not have the capacity to fulfill.  We believe this plan will not only increase our production capacity but also increase our gross margins and strengthen our market share in our product industry.  The total estimated cost to build the new production line is approximately $20 million, which includes workshop construction cost as well as equipment and machinery cost.

We intend to use the net proceeds from this public offering to fund a substantial portion of the $20 million, with the balance of funds coming from our working capital and/or retained earnings.

Strengthening R&D

We believe product innovation and technology advancement are vital for our business expansion.  In the past years, we mainly depended on in-house research.  For fiscal years 2009 and 2008, we spent approximately $0.5 million and $0.4 million, respectively on R & D.  We intend to build a new R&D center in the fifth industrial park in 2011.  We believe our R&D initiatives will substantially shorten the time of both traditional and new product development.  It is currently contemplated by us that the proposed new R&D center will include a 6,000 square meter building with an experiment workshop, office, training room and housing.  The estimated cost of R&D center is an estimated approximately $1.4 million consisting of (i) $850,000 for building costs and (ii) $550,000 for equipment costs. We intend to finance the cost of our proposed new R&D facility through either our own working capital and/or attempting to obtain additional financing, which will be decided by our Board of Directors at the appropriate time.

Strengthening our relationships with key customers and diversifying our customer base.

We intend to strengthen our relationships with key customers while further expanding our customer base.  We plan to continue providing high-quality and cost-competitive products to our existing customers and to use our existing customer network and strong industry reputation to expand our product sales internationally.  We also plan subject to available financing to improve our overseas sales networks by establishing retail stores to allow us to sell our products directly to the end users in the United States, Japan and Europe.  We intend to continue to use customer feedback to improve the quality of our products and services and to strengthen our long-term base of domestic and international customers.

Seasonality

Our operating results and cash flows historically have not been subject to seasonal variations.  Although we do not currently anticipate any changes, this pattern may change, however, as a result of new market opportunities or new product introductions.

Operations

We market our products under our brand name “CAOPU”, which we believe is recognized in western countries.

We have established a coordinated supply chain management system ranging from production to sale.  Shandong’s factory is located on 162,688.82 square meters of land, and consists of 18 buildings with a total floor space of 71,708.4 square meters.  In addition, Shandong’s factory is divided into four industry parks with 19 plants.  We have over 1,500 employees in the Shandong factory.

Rigorous Quality Control Standards

Consistent with our continuing commitment to quality, we impose rigorous quality control standards at various stages of our production process.  We strictly comply with various national quality standards, established by the General Administration of Quality Supervision, Inspection and Quarantine of China, with respect to the hardware and paint used in the manufacture of furniture, straw-wicker and handicraft products.  We also strictly comply with various quality standards in accordance with the clients’ special quality requirements.

In order to improve the modern management level of enterprise and adapt to the demand of the international market, Shandong has obtained ISO 9001 International Quality Management System Certificate, ISO 14001 Environment Management System Certificate, OHSMS18001 Occupation Health & Safe Management System Certificate and CE Certificate (a certificate enabling our products to enter the Europe Union).

Products

Historically, our business has been primarily focused on straw-wicker, furniture and handicrafts products.  We produce over 20,000 different products.  We believe our wide variety of product categories, styles and finishes enable us to respond quickly to changing consumer preferences.   We believe we offer retailers a comprehensive production line principally in the lower price range.   Based on our sales and large client base, we believe our products represent good value, and that the style and quality of our furniture compares favorably with more premium-priced products.

In 2009, approximately 95% of our revenues resulted from sales of our products internationally, with the remaining 5% resulting from sales in the PRC.

The following table lists our products by category and their respective contribution to our sales for the 12 months ended December 31, 2009.  Among all the countries listed below, we believe that sales to Denmark, U.S., Japan, Germany, Spain and Sweden are material to our business.

Product Category	Certain Products	Country where products were delivered	Revenue ($)	Revenue Percentage (%)

Furniture	Poplar & paulownia furniture including: folding screens, stools, 3-tier /5-tier bookshelves, coffee tables, bed cabinet	U.S.A., U.K., Germany, Japan, Italy, Spain	$37.1 million	53.4%

Straw-wicker	Trunk, wash baskets, baskets, drawers, folder boxes, storage chests, fruit trays, bread baskets, vase covers	Spain, Germany, Italy, Holland, Greece, Poland, Portugal, Austria, UK, Japan, Malta, Malaysia, Australia, U.S.A.	$31.2 million	45.0%

Wooden Crafts	Christmas gifts, photo frames, gift boxes, wood tubes, bottle boxes, decorative wooden plates, toys, pet supplies	U.S.A., Japan, Malta, Malaysia, European country	$1.1 million	1.6%

 Wood Furniture

We established our first wooden furniture production line in 2004 by producing furniture made from poplar and paulownia.  Poplar and paulownia wood generally have distinctive characteristics of color, a smoother surface and lighter weight than certain other types of wood.  In addition, Cao County is the natural base for the growth of both poplar and paulownia.  The average time it takes poplar and paulownia trees to grow to maturity in Cao County is two to three years shorter than for other kinds of trees generally used for wood furniture in China.   Over the past few years, revenues from wood furniture products have increased substantially and have become a substantial percentage of our overall product sales.

Japan and Europe are the primary target markets for sales of such wood furniture.  For the fiscal year 2009, sales and net income were approximately $37.1 million and $6.7 million, respectively, from our furniture products, approximately $31.2 and $5.1million from our straw and wicker products, and $1.1 million and $0.2 million, respectively, from our crafts products.

In fiscal 2009, wood furniture products accounted for approximately $37.1 million and $6.7million of our overall revenues and net income, respectively, and approximately 53.4% of our overall sales.  For the six months ended June 30, 2010, wooden furniture products accounted for $22.5 million and $3.7 million of overall revenue and net income respectively, and approximately 57.2% of our overall sales.

Because of the growing demand, higher gross margins and changing dynamics of the international wood furniture industry, specifically, production moving away from countries such as the United States and Italy toward developing countries with cheaper labor, such as China and India, we have been and intend to focus substantial resources and efforts on our wood furniture production.

Straw-wicker products

Because straw-wicker are easy to produce, do not require a significant investment in technology or equipment, we do not produce such products in our manufacturing facilities.  Instead, we employ local residents to manufacture such products in their homes in Cao County, Shandong Province, PRC.  Although we have expanded our business to wood furniture manufacturing, straw-wicker products are continue to be an integral part of our overall business.

In fiscal 2009, straw-wicker products accounted for approximately $31.2 million and $5.1million of our overall revenues and net income, respectively, and 45.0% of our overall revenues.  For the six months ended June 30, 2010, straw-wicker products accounted for approximately $16.2 million and $2.5 million of overall revenue and net income respectively, and 41% of our overall sales.

Handicraft Products

With the advantage of having poplar and paulownia resources in Cao Country, in 2000 we expanded our product mix to include wooden handicrafts.  We are dedicated to producing a wide variety of novel-designed wooden handicrafts.   We produce more than 800 kinds of wooden handicrafts varying from household articles, to office appliance and pet supplies.

In fiscal 2009, handicraft products account for $ approximately 1.1 million and $0.2 million of our overall revenues and net income, respectively, and 1.6% of our overall revenues.  For the six months ended June 30, 2010, handicraft product accounted for approximately $0.7 million and $0.1 million of overall revenue and net income respectively, and 1.8% of our overall sales.

 Manufacturing

We operated approximately 162,688.82 square meters of manufacturing and supply plant capacity in Shandong Province for furniture and handicrafts production.  These manufacturing and other facilities consist of 19 plants, which are located in our existing 4 industrial parks.  In December 2006, we were granted an additional 98,435.32 square meters free land use right by the PRC Government, upon which we will build the fifth industrial park in 2010.  As of June 30, 2010, we have the land use right for a total of 261,124.14 square meters.  We consider the machinery and equipment at such location generally to be relatively up to date and well-maintained.  The manufacturing equipment at those locations include band saws, cut-to-size saws, sanders, single-plate saws, multi-plate saws, thickness, matchers, multiple-drillings, copying machines, engraving machines, routers, chilling presses, roll coaters, and leaching paint machines.

Following are photos of our manufacture plants:

Our domestic manufacturing strategy includes:

•	More frequent and cost-effective production runs,
•	Identification and recycling of product waste, and
•	Improvement of our relationships with suppliers by establishing primary suppliers.

Production Process

The manufacturing process of each of our products generally involves various steps.  The following charts indicate the steps in manufacturing straw-wicker products, wooden craft products and furniture products.

1. Steps to manufacture straw-wicker products:

2. Steps to manufacture wooden craft products:

3. Steps to manufacture furniture products:

The technology and procedures used in the above processes vary depending on the different products that we manufacture and depend upon the product specifications prescribed by a particular customer.

Raw Materials

The principal materials used in manufacturing our wood furniture products include lumber, veneers, plywood, particle board, hardware, glue, finishing materials, glass products, laminates, fabrics and metals.  We use a variety of species of lumber, including cherry, oak, ash, poplar, paulowniawood, pine and maple.   The main raw materials for our straw-wicker products are thin grasses, seaweed, wheat straw and maize-leaf.  The main raw material used in or handicrafts products are poplar and paulowniawood.  We believe that our sources for raw materials are adequate and that we are not dependent on any one supplier.  Our five largest suppliers, (Shandong Beier Chemical Co., Ltd, Cao County Shengcheng Carton Plant, Cao County Minzu Carton Plant, Shengli Xie and Hongming Yu) accounted for an aggregate of approximately 7% of our raw materials for all of our furniture and handicrafts manufacturing operations during 2009.  No single supplier accounted for more than 10% of our raw material purchases.

All of our operations are located in Cao County, PRC, the southwest of Shandong Province, which is at the junction of Anhui Province, Henan Province, Jiangsu and Shandong Province.  We currently have four industrial plants located in such area.  In and around Cao County, there are a substantial number of poplar and paulownia trees.  The wood from such trees are used to make a variety of types of furniture, such as chairs, desks, cabinets, tables, stools, and dividers.  Furniture made of poplar and paulownia has the following distinct characteristics: unique color, smooth surface, light weight (making it easy to carry and ship), and a low price.  We believe that these characteristics have made it popular in Asia, Europe and the United States.  Cao County also has a large supply of readily available raw materials for our straw-and-wicker products.

 Customers and Suppliers

We believe we have successfully established long-term, stable business relationships with over three hundred customers in over thirty countries.  Our products are sold in stores operated by such well known retailers as Zara-Home, Habitat UK Ltd., ABM Group Inc., and Fuji Boeki Co. Ltd.

We receive most of our orders twice a year through attending the Chinese Export Commodities Fair (or Canton Fair) in May and October in Guangzhou City, China, respectively.  In addition, we select which orders to fulfill from customers based upon the particular price and profit margin we receive from the products, and, as a result, our top ten customers change each year.

In fiscal 2009, our top 10 purchasers of our products were as follows:

Major customers

Name	12 months ended December 31, 2009 (’000s)	Percentage of Overall Sales (%)
Trade Point A/S Direct Container (Denmark)	$20,104	29%
Bettenwelt Gmbh & Co. KG (Germany)	$4,826	7%
Zara-Home (Spain)	$4,238	6%
JYSK SP. Zoo, Gdansk. (Poland)	$3,792	5.5%
ABM Group Inc. (USA)	$2,700	3.9%
FIT Co., Ltd.	$2,477	3.6%
Axis Imex, Inc. (USA)	$1,731	2.5%
Fuji Boeki Co., Ltd. (Japan)	$1,449	2%
Sofibo China Limited	$1,355	2%
Habitat UK Ltd. (England)	$1,219	1.8%

In fiscal 2009, our top 10 suppliers for raw materials used to manufacture our products were as follows:

Suppliers of Raw Materials

Name	Amount (USD) 12 months ended December 31, 2009 (’000s)	Location	Percentage*
Shandong Beier Chemical Co., Ltd.	$90.9	Cao County	2.3%

Cao County Shengcheng Carton Plant	$77.1	Cao County	1.9%

Cao County Minzu Carton Plant	$45	Cao County	1.1%

Shengli Xie	$30.9	Cao County	*	%

Hongming Yu	$26.5	Cao County	*	%

Hongqing Zhang	$24.3	Cao County	*	%

Tengjian Wang	$22.1	Cao County	*	%

Enzhu Zhang	$18.5	Cao County	*	%

Qingping Wang	$16.5	Cao County	*	%

Xiaoyou Liu	$15.4	Cao County	*	%

* Means less than 1%.

Quality Control

Consistent with our continuing commitment to quality, we impose rigorous quality control standards at various stages of our production process.  We strictly comply with various national quality standards, established by the General Administration of Quality Supervision, Inspection and Quarantine of China, with respect to the hardware and paint used in the manufacture of furniture, straw-wicker and handicraft products.  We also strictly comply with various quality standards based on the clients’ special quality requirements.

Marketing and Sales

We have developed a broad domestic and international network with our independent third party retailers and wholesalers who sell our products to their customers after purchasing them directly from us.  We believe this broad network helps reduce exposure to regional recessions, and allows us to capitalize on emerging channels of distribution.

We believe general marketing practice followed in the furniture industry is to exhibit products at international and regional furniture markets.  In the spring and fall of each year, a seven-day furniture market is held in High Point, North Carolina, which is attended by most buyers and is regarded by the industry as the international market.  Generally, we follow the general marketing practice followed by furniture manufacturers in the furniture industry by exhibiting our products at international and regional furniture markets attended by buyers for furniture retailers.  We market our products by participating in tradeshows and exhibitions in both the PRC and abroad.  We believe that we have built up a solid business reputation among numerous well-known retailers.  We sell our furniture through over 300 retailers and wholesalers of residential home furnishings, who are broadly dispersed internationally, including: Trade Point A/S Direct Container, Zara-Home, Bettenwelt Gmbh & Co. KG, JYSK SP Zoo Gdansk, and Habitat UK Ltd. in Europe; ABM Group Inc. and Axis Imex, Inc., in the US; Fuji Boeki Co. Ltd. in Japan.

We believe no significant part of our business is dependent upon a single customer, however, the loss of our larger customers could have a material impact on our business.   Approximately 95% of our net sales during fiscal year ended 2009 were to international customers.

Generally, we sell our finished products directly to third party retailers and wholesalers without any commission.  We believe our broad network of 3rd party retailers and wholesalers reduces our exposure to regional recessions and allows us to capitalize on emerging trends in channels of distribution.

Warehousing, Inventory and Supply Chain Management

We distribute furniture to retailers and wholesalers from our distribution centers and warehouses in Caopu Industrial Park.  We ship containers of finished products directly from our manufacturing facilities to the port of Qingdao to third-party retailers and wholesalers.

There is no backlog of unshipped orders for all of our products as of June 30, 2010.  Our current production capacity for our existing wooden furniture products can only satisfy an estimated approximately between 60% and 70% of our overseas demands.  As a result, we are planning to expand our current production facility in order to meet all the demands we received or would received from oversea clients.

Competition

Competitive Environment

The furniture industry is highly competitive and includes a large number of foreign and domestic manufacturers and importers, none of which dominates the market.   Currently, the arts and crafts industry is a concentrated industry in China.  The majority of arts and crafts producers are located in southern and eastern China.  While the markets in which we compete include a large number of relatively small and medium-sized manufacturers, certain competitors have substantially greater sales volumes and financial resources than we do.

With regard to the production scale and products categories, our main competitors are as follows:

Existing Competitors for our wood furniture products:

Puyang Hongda Wooden Products Co., Ltd, a company specialized in wooden furniture and wooden handicrafts production, focuses its business on producing paulownia products, mixed hard wood products, and mahogany products. Depending on technological advantages and advanced craftsmanship, we believe the company is attempting to expand into the United States market, keeping Japan and Europe as its main export countries.

Existing Competitors  for straw-and-wicker and handicrafts manufacturers:

Liaoning Chengda Industry Co,Ltd, a subsidiary of Liaoning Chengda Co., Ltd. It is a public company whose common stock is listed on Shanghai Stock Exchange.  The company located in Liaoning province and is a producer of wooden crafts over the last 10 years.

Artall Light Industry Co., Ltd, a subsidiary of Jiangsu Holly Corporation, a public company on the Shanghai Stock Exchange. It is a manufacturing and trading corporation located in Jiangsu Province with annual export value exceeding RMB200 million, Artall is primarily engaged in producing gift products, handicrafts, kitchen applicants, travel products, outdoor products, toys, pet supplies, and willow products.

ShandongJiaxiangJinyiArts & Crafts Co., Ltd, a company established in 1986, has a diversified product line featuring straw and wicker products, ranging from stone handicrafts, copper handicrafts, and iron handicrafts to Lu Brocade and Straw/Reed/Kenaf products.

Intellectual Property

As of June 30, 2010, we have the following intellectual property rights:

Patents

We have the exclusive right to use following seven (7) patents in the PRC for the following products:

No.	Design Patents	Certificate No.	Design Patents No.	Designer	Application Date	Authorized Announcement	Owner*
1	Disposal Container (1)	685809	ZL 200630095723.0	Jinliang Li	September 8, 2006	August 29, 2007	Jinliang Li
2	Disposal Container (2)	685890	ZL 200630095724.5	Jinliang Li	September 8, 2006	August 29, 2007	Jinliang Li
3	Chair Container	685796	ZL 200630095733.4	Jinliang Li	September 8, 2006	August 29, 2007	Jinliang Li
4	Cabinet with Eight Drawer	693607	ZL 200630095728.3	Jinliang Li	September 8, 2006	September 19, 2007	Jinliang Li

No.	Invention Patents	Certificate No.	Utility Models No.	Designer	Application Date	Authorized Announcement	Owner *
5	A technical method preventing poplar plank split	685930	ZL 200630095722.6	Jinliang Li	September 8, 2006	August 29, 2007	Jinliang Li
6	A technical method of automatic splicing board	685850	ZL 200630095727.9	Jinliang Li	September 8, 2006	August 29, 2007	Jinliang Li
7	A technical method accelerating plank to dry	685866	ZL 200630095732.X	Jinliang Li	September 8, 2006	August 29, 2007	Jinliang Li

* Pursuant to an Exclusive Patent License Agreement dated as of July 2, 2010 (the “Agreement”), Mr. Li, our majority shareholder, Chairman and Chief Executive Officer, and the owner of the above listed seven (7) patents authorized us to use such patents exclusively on a royalty free base.  We have applied to file such agreement with the applicable governmental authorities. Such Agreement will be enforceable once it has been recorded with the applicable governmental authorities.  Until such time as such Agreement is properly recorded with the applicable governmental authorities, such Agreement may not be enforceable against Mr. Li.

On June 20, 2010, we applied for 10 new design patents for furniture products with the appropriate PRC governmental authorities, in the name of Shandong Caopu Arts & Crafts Co., Ltd.  We have received the patent authorization written notice for such application from the appropriate PRC governmental authorities in August 2010, and we believe we will receive the patent certificates in 2011.

Trademarks and Domain Names:

We have registered five trademarks:

Trademark	Certificate No.	Category	Registrant	Valid Term
(1)	3722006	28	Shandong	June 7, 2006 to June 6, 2016

(1)	3722025	20	Shandong	February 14, 2006 to February 13, 2016

(1)	3722007	20	Shandong	February 14, 2006 to February 13, 2016

(2)	4900955	20	Shandong	Registered in Japan

(3)	904344	20, 28	Shandong	January, 2007 to January, 2017

(1) Registered with the PRC Trademark Bureau under the State of Administration for Industry & Commerce.
(2) Registered in Japan.
(3) Registered with World Intellectual Property Organization.

We have registered the following domain names:

Domain Name	Owner	Registration Date	Expiration Date
www.caopu.cn	Shandong	June 15, 2006	June 15, 2011
www.cpgy.com	Shandong	April 27, 2002	April 27, 2012
www.caopu.cc	Shandong	June 15, 2006	June 15, 2016

Employees

As of June 30, 2010, we had approximately 1,500 employees.  In 2009, our average compensation per employee per month was RMB 1,050 or approximately US$ 155.  We also paid social security insurance fees for employees who required such insurance under PRC law.

We have a human resource performance review system and series of incentive policies that allow personnel reviews to be carried out monthly or bi-monthly, depending on the length of employees’ service for Shandong.

The following table shows a breakdown of our employees by function as of June 30, 2010:

Functions	Number of employees	% of total

Manufacturing	1329	88.6%
Sales and Marketing	45	3%
General Administration, Purchasing and Logistics	60	4%
Quality Control, Technology and Research & Development	66	4.4%
Total	1,500	100%

From time to time, we also employ third-party auditors to issue Capital Verification Reports once a year.  We have not experienced any significant labor disputes and consider our relationship with our employees to be good.

Government Regulations

Insurance Plans

We are subject to a wide range of regulation covering our business.  We are required to provide to our employees the following state-mandated insurance plans:

•
Retirement insurance: we withhold a portion of each employee’s average monthly salary from the prior year, as determined by the provincial government, generally 8%, and contribute an additional amount determined by law, up to approximately 20% of such average monthly salary.

•
Medical insurance: we withhold approximately 1% of each employee’s average monthly salary from the prior year and contribute an additional amount totaling approximately 10% of such average monthly salary.

•
Unemployment insurance: we withhold approximately 1% of each employee’s average monthly salary from the prior year, and contribute an additional amount totaling approximately 2% of such average monthly salary.

•	Industrial injury insurance: we contribute an amount totaling approximately 0.5% of each employee’s average monthly salary from the prior year.

Circular 75 Compliance and Approval

SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or “Notice 75,” on October 21, 2005, which became effective as of November 1, 2005 and the operating procedures in May 2007, collectively the SAFE Rules.  According to the SAFE Rules, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore company.  The SAFE rules define “PRC residents” to include both legal persons and natural persons who either hold legal PRC identification documents, or who habitually reside in China due to economic interests or needs.  If any PRC resident fails to file its SAFE registration for an existing offshore enterprise, any dividends remitted by the onshore enterprise to its overseas parent after October 21, 2005 will be considered to be an evasion of foreign exchange purchase rules, and the payment of the dividend will be illegal. As a result, both the onshore enterprise and its actual controlling persons can be fined. In addition, failure to comply with the registration procedures may result in restrictions on the relevant onshore enterprise, including prohibitions on the payment of dividends and other distributions to its offshore parent or affiliate and capital inflow from the offshore enterprise.  The PRC resident shareholders of the offshore enterprise may also be subject to penalties under Chinese foreign exchange administration regulations.

We have requested our shareholders and beneficial owners who may be subject to SAFE Rules to make the necessary applications, filings and amendments as required under SAFE Rules.  We have advised these shareholders and beneficial owners to comply with the relevant requirements.  It is our understanding that these shareholders are in the process of making the required filings.   However, we cannot provide any assurance that all of our shareholders and beneficial owners who may be PRC residents will comply with our request to make or obtain any applicable registrations or comply with other requirements required by SAFE Rules.  The failure or inability of our PRC resident shareholders or beneficial owners to make any required registrations or comply with other requirements may subject such shareholders or beneficial owners to fines and legal sanctions and may also limit our ability to contribute additional capital into or provide loans to our PRC subsidiaries, limit the ability of our PRC subsidiaries to pay dividends or otherwise distribute profits to us, or otherwise adversely affect us.

Approvals, Licenses and Certificates

We require a number of approvals, licenses and certificates in order to operate our business.  Our principal approvals, licenses and certificates are set forth below:

•	Business License (No.371700400000825) issued on August 14, 2009 by Heze Administration for Industry and Commerce;

•
Organization Code Certificate issued by Heze Administration of Quality and Technology Supervision (code No. 724299773, and registration No.  Zu Dai Guan 371700-000137-2), the valid period of which is from June 2007 to June 2011;

•	Taxation Registration Certificate (Lu He Shui Zi No. 372922724299773) issued by the Cao County National Taxation Bureau and Caopu County Local Taxation Bureau in September 2009; and

•	Registration Form for Operators of Foreign Trading (the code No (2009)0809) issued by People’s Government of Shandong Province on August 12, 2009.

Properties

There is no private land ownership in PRC.  Land in the PRC is owned by the government and cannot be sold to any individual or entity.  Instead, the government grants or allocates landholders a “land use right,” which is sometimes referred to informally as land ownership.   Land use rights are granted for specific purposes and for limited periods.   Each period may be renewed at the expiration of the initial and any subsequent terms.   Granted land use rights are transferable and may be used as security for borrowings and other obligations.   Generally speaking, there are four primary ways of obtaining land use rights in the PRC:

•	Grant of the right to use land;
•	Assignment of the right to use land;
•	Lease of the right to use land; and
•	Allocated land use rights.

Our executive offices and manufacturing facilities are located in Shandong, China, on approximately 130,000 square meters.  We have been issued a Land Use Right Certificate for such property until 2056 by the municipal government of Shandong, which may be renewed upon our application and the municipal governments’ approval.   We currently have land use rights for 18 buildings on such property as listed below.  We believe that our existing facilities are well maintained and in good operating condition .

Our land use rights are set forth below:

Land Use Rights through Grants from Land Management Authority

Land Use Right Certificate No.	Address	Area	Usage	Land Nature	Expiration Date
Cao Count, China (2006) No.176	Zhongkou Village, Pulianji Town, Cao County	68,329.32 ㎡	Industrial Land	Allocated State-owned land	October 2056

Cao Count, China (2003) No.80	Zhongkou Village, Pulianji Town	41,572.46㎡	Industrial land	Allocated State-owned land	June 2053

Cao Count, China (2006) No.189	Zhongkou Village, Pulianji Town ,Cao County	98,435.32㎡	Industrial land	Allocated State-owned land	December 2056

Cao Count, China (2001) No.0106	Longhuadian Village, Pulianji Town, Cao County	13,150㎡	Industrial land	Allocated State-owned land	July 2053

Cao Count, China (2001) No. 0105	ZhaocaiyuanVillage, Pulianji Town, Cao County	39,637.04㎡	Industrial land	Allocated State-owned land	March 2051

All land use rights currently owned by us are land use rights relating to allocated land.  The local governmental authorities have granted such land use rights to us for free use given our contribution to the development of the local economy.  However, pursuant to the Catalogue on Allocated Land issued by the Ministry of Land Resources of the PRC, the land use rights for allocated land may only be granted to those specific projects which are in compliance with the Catalogue, subject to the approval of the competent governmental authorities.  We, as a privately owned furniture manufacturer, may not be qualified to be granted with such land use rights for allocated land according to the Catalogue.  Consequently, our use of such land may be subject to challenges in the future, and the legal consequences could include the confiscation of such land by the governmental authorities or the request on us to pay a market price for purchasing the land use rights for such land and converting the allocated land use right to granted land use right.

Although we intend to pay the relevant grant fees (which we believe are at a favorable price specially offered to the Company by the local government, approximately $3,824 per mu (1 mu equals 666.67 square meters), or $1,497,800.4, for our current total land use right of 261,124.1 square meters) and we have started the application process to convert the allocated land into granted land in July 2010 and are currently waiting for the final consent from Shandong Provincial Government, we cannot ensure that our use of such land may not be subject to challenges before we convert the allocated land into granted land.

Premises

Our operating facilities consist of 19 plants located in our existing four industrial parks in Cao County, Shandong Province, PRC. The existing industrial parks have a total area of 162,688.82 square meters, of which 71,708.4 square meters consists of buildings that house our production lines, warehouses, executive offices and related business items.

Insurance

We maintain various insurance policies to safeguard against risks and unexpected events.  We provide social security insurance, including pension insurance, unemployment insurance, work related injury insurance, maternity insurance and medical insurance to in accordance with PRC regulations (see Government Regulations).  We also maintain insurance for our plants, machinery, equipment, inventories and motor vehicles.  However, we do not maintain product liability insurance for our products.

Legal Proceedings

We are not currently a party to any material legal or administrative proceedings.  We are not aware of any material legal or administrative proceedings threatened against us.  From time to time, we are subject to various legal or administrative proceedings arising in the ordinary course of our business.

COMPANY HISTORY

We were incorporated in February 2007 in Delaware under the name Mobile Presence Technologies, Inc. to develop and provide software and services to enhance the use of cellular phones and other hand held communication devices.  Since our inception we had not generated any material revenues and determined to change our business.  In November 2009, we acquired all of the issued and outstanding capital stock of Tianwei International Development Corporation, which we refer to as Tianwei, pursuant to a Stock Exchange and Reorganization Agreement.  The transaction by which we acquired Tianwei is more fully described below.  Tianwei was incorporated under the laws of Oregon on January 13, 2009 and is the owner of all of the issued and outstanding capital stock of Shandong.  Shandong was organized under the laws of the PRC in August 2000 under the name Heze Caopu Arts & Crafts Co., Ltd. In November 2000, it changed its name to Shandong Caopu Arts & Crafts., Ltd.  In April 2008, Shandong has registered capital of $7.8 million, 96.79% of which was owned by Shandong Cao County Changsheng Arts & Crafts Co., Ltd. and the remaining 3.21% was owned by Japan Fit Co., Ltd.  In January 2009, Tianwei acquired Japan Fit’s 3.21% interest and in July 2009, Tianwei acquired Shandong Cao County Changsheng Arts & Crafts Co., Ltd.’s 96.79% interest in Shandong.  As a result, Tianwei became the sole owner of Shandong and we became the 100% owner of Tianwei.  In addition, as a result of its new ownership structure, Shandong became what is known as a “Wholly Foreign Owned Enterprise” or “WFOE.”  On December 3, 2009 we filed a certificate of amendment to our Certificate of Incorporation changing our name to “China Shandong Industries, Inc.”, to better align our name with our business, increasing the authorized shares of our common stock to 100,000,000, increasing our authorized blank check preferred stock to 5,000,000 shares, and effectuating a 15 for 1 forward split of our common stock.  On August 3, 2010, we effectuated a 1 for 2 reverse split of our Common Stock.

Stock Exchange Agreement

On November 6, 2009, pursuant to a Stock Exchange and Reorganization Agreement (the “Exchange Agreement”), dated as of October 22, 2009, by and among us, Tianwei, CAOPU, London Financial Group Ltd., a company organized under the laws of the British Virgin Islands (“LFG”), Phoebus Vision Investment Developing Group, Ltd., a company organized under the laws of the British Virgin Islands (“Phoebus”), and Timothy Lightman (“TL”), we acquired all of the issued and outstanding capital stock of Tianwei.  Pursuant to the Exchange Agreement, we issued an aggregate of 11,576,251 shares of our common stock to CAOPU, LFG and Phoebus in exchange for all of the issued and outstanding shares of Tianwei owned by each of CAOPU, LFG and Phoebus.

Pursuant to the terms of the Exchange Agreement, Mr. Lightman cancelled 6,562,500 shares out of the total of 7,312,500 shares of our common stock owned by Mr. Lightman.  In addition, effective November 5, 2009, pursuant to a separate Assignment and Assumption Agreement by and between us and Mr. Lightman, Mr. Lightman acquired all our assets related to our prior business and assumed all our liabilities outstanding prior to our acquisition of Tianwei.

Effective as of the closing of our acquisition of Tianwei, our prior officers and directors resigned, and our current officers and directors were appointed.

MANAGEMENT

Directors, Executive Officers and Significant Employees

The following table sets forth the name, age and position of each of our directors and executive officers.

Name	Age	Position

Mr. Jinliang Li	51	Chief Executive Officer (“CEO”) and Director

Mr. Jiawei Li	26	Director and Chief Marketing Manager of Shandong

Ms. Yuhong Lei	33	Chief Financial Officer (“CFO”)

Ms. Aihua Li	47	Corporate Secretary

Mr. Fuhua Wu (1)(2)(3)	48	Independent Director

Ms. Man Zhang (1)(2)(3)	37	Independent Director

Ms. Yvonne Zhang (1)(2)(3)	36	Independent Director

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominating and Corporate Governance Committee

Set forth below is biographical information concerning our executive officers and directors.

Jinliang Li, became our Chief Executive Officer (“CEO”) and a director in November 2009.  Since August 2000, Mr. Li has served, and he continues to serve, as the President and General Manager of Shandong.  From 1981 to August 2000, he served as a manager of Shandong.  Mr. Li has 30 years experience in sales and production of handicrafts and furniture.  In addition, from January 2008 to present, Mr. Li served as a member of National People’s Congress of Shandong Province, Executive director of the National Association of township entrepreneurs, Executive director of the National Association of Young Entrepreneurs, Executive director of National Furniture Association, and Chairman of Heze City Import Association.  Mr. Li graduated from Shandong Agricultural University in 2002.

Jiawei Li, became a director in November 2009.  Mr. Li joined Shandong in 2006, and he has served, and continues to serve, as the Chief Marketing Manager of Shandong since then.  Mr. Li graduated from Peking University Founder Technology College in 2006 where he received a degree in computer network technology. Mr. Jinliang Li, our Chief Executive Officer and a director, is the father of Mr. Jiawei Li.

Yuhong Lei, became our Chief Financial Officer (“CFO”) in March 2010.  Prior to her appointment as our CFO, Ms. Lei was a Senior Financial Analyst with J&R Investment Service Limited commencing in 2009, where her responsibilities included monitoring financial markets on behalf of J&R’s senior management.  From 2008 to 2009, Ms. Lei acted as a Financial Analyst with Linear Capital Asia Limited, where she provided consulting services to the firm’s clients.  From 2003 to 2006, Ms. Lei was a Business Analyst with PetroChina Jiangxi Region Sales Company, where she provided business analysis to the company’s sales and marketing division.  From 1999 to 2002, Ms. Lei was the director of a branch of China Construction Bank in Liaoyang City, Liaoning Province, China, where she was in charge of its financial management and daily operation.  Ms. Lei received a MBA from the University of Bradford in 2007 and a BA in Insurance from Liaoning University in 1999.  Ms. Lei is a candidate for the Level 3 exam given by the CFA Institute.

Aihua Li, became our Corporate Secretary in March 2010.  From June 2009 to March 2010, Ms. Li served as a special legal counsel for Shandong Fangming Pharmaceutical Stock Co., Ltd., a private company in China.  From 2009 to March 2010, Ms. Li also served as a special counsel for Heze Tailong Food Co., Ltd, a private Company in China.  From 2008, Ms. Li has served as a special legal counsel for Heze JXY Food Co., Ltd, which merged with China Cattle Limited, an Australian listed Company in 2009.  From February 2005 to February 2006, Ms. Li served as a legal and investment development counsel for Shandong Haiyang Hanyue Printing Co., Ltd., a private company in China. Ms. Li is the founder and senior partner of Shandong Dingjian Law Office, and has practicing law in China for approximately 17 years.  Ms. Li is a part-time law professor in Heze University, serves as a member of Chinese People’s Political Consultative Conference of Heze City, and has been working as the chief general counsel for China Council of the Promotion for International Trade, Heze Branch since 2006.  Ms. Li is also the vice director of Heze Lawyer Association Foreign Trade Department.  Ms. Li received a master of law degree from Peking University in 2003.

Fuhua Wu, became one of our Independent Directors in July 2010.  Mr. Wu has served as a non-executive Director of China JXY Food Limited, a public company listed in Australia from 2009 to present.  Prior to joining us, Mr. Wu worked for both China Sunsine Chemical Holdings Limited and Sinostar Pec Holdings Limited, a public company listed in Singapore, from October 2006 to July 2007.  Mr. Wu has continued to be a vice president of HeZe Chamber of Commerce of China Chamber of International Commerce since August 2004.  Mr. Wu has published two books, Guide to Overseas Listing and The Key to Open the Financial Door, in 2006 and 2009 respectively.  Mr. Wu also published articles relating to capital markets on Heze Daily from 2007 to 2009.  Mr. Wu received a degree in political science from the Communist Party of China Central University in December 1995.

Man Zhang, became one of our Independent Directors in July 2010.  Ms. Zhang has served as a managing director for ZDJH International Investment Limited, from March 2010 to present, where she is in charge of its investment banking and investing business, From June 2006 to March 2010, Ms. Zhang served as a project partner in the private placement and investment banking department of Joseph Capital LLC, identifying and screening new investment opportunities, building pipelines of investment targets, conducting due diligence and providing financial analysis and structure of potential investments.  In the summer 2005, Ms. Zhang worked as a MBA intern at Medrad Inc., a medical device healthcare company, where she focused on strategic marketing, financial modeling and the valuation of potential new investments.  From 2003 to 2005, Ms. Zhang served as a partner for College Laser Clinic, where she was in charge of the expansion of new client base and development of its business model and marketing strategies.  From 2000 to 2003, Mr. Zhang was a laser specialist for Sunnybrook & Women’s College Health Sciences Center, where she was responsible for sales generation, relationship maintenance and the development of new services for customers.  Ms. Zhang graduated from Shanghai Jiao Tong University with a degree in Science in Biomedical Engineering in June 1996.  Ms. Zhang received a Master of Business Administration (MBA) from Carnegie Mellon University, Tepper School of Business in May 2006.

Yvonne Zhang, became one of our Independent Directors in July 2010.  Ms. Zhang is a founder of V-Trust Accounting and Tax Service from July 2007 to present, providing consulting services to Chinese based clients relating to (i) Chinese GAAP and US GAAP reconciliation and conversion, (ii) assisting in ensuring clients’ financial statements and footnotes are prepared in compliance with US GAAP and PCAOB standards, (iii) internal control and auditing, and (iv) assistance in road shows.  From August 2007 to March 2010, Ms. Zhang serviced as the CFO for Songzai International Holding Group Inc., a public company listed on OTC Bulletin Board. From June 2005 to June 2006, Ms. Zhang served as the audit in charge of Kabani & Company, performing full-scope financial statements audits for publicly-traded and privately-held companies from planning, field work, supervising to final SEC filing.  From November 2001 to June 2005, Ms. Zhang served as the accounting manager for Koo Chow & Company, where she was in charge of audit and review jobs for companies in a variety of industries, including manufacturing, trading, and freight forwards.  Ms. Zhang received a B.S. in accountancy from California State University in 1999, and is a member of AICPA, CA Society of CPA, Institute of Management Accountants.

We believe Mr.Jinliang Li and Mr. Jiawei Li both play important roles in the Company’s business.  With Mr. Jinliang Li’s 25-year experience in the furniture industry in China, and Mr. Jiawei Li’s experience in marketing, we believe their in-depth knowledge of the furniture business will assist us in our expansion plans discussed elsewhere in this prospectus.  Based on Mr. Fuhua Wu, Ms. Man Zhang and Ms. Yvonne Zhang’s experience in other public companies as well as their related financial experience as described above, we believe their appointment as independent directors will assist us in the compliance of related regulations and strengthen our internal controls.

All of our directors hold their positions on the board until our next annual meeting of the shareholders and until their successors have been qualified after being elected or appointed. Officers serve at the discretion of the board of directors.

Director Independence

After the closing of this offering, CAOPU (an entity controlled by Mr. Li, our Chairman and Chief Executive Officer) will continue to control a majority of the voting power of our outstanding common stock.  As a result, we will be a “controlled company” pursuant to Rule 5615 (c) of the corporate governance standards of the NASDAQ Stock Market LLC.  Although we have elected to be treated as a “Controlled Company,” see “Risk Factors”.

We have appointed three independent directors, Mr. Fuhua Wu, Ms. Man Zhang, and Ms. Yvonne Zhang as required by Rule 5605(a)(2) of the NASDAQ Capital Market.  Neither of Mr. Jinliang Li and Jiawei Li qualifies as an independent director.

 Board Committees

Our Board of Directors has the following committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.  The composition and responsibilities of each committee is described below.  Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee

Our Audit Committee consists of Mr. Fuhua Wu, Ms. Man Zhang, and Ms. Yvonne Zhang, each of whom satisfies the independence requirements under Nasdaq Listing Rule 5605(a)(2) and SEC rules and regulations applicable to audit committee members and have an understanding of fundamental financial statements.  Ms. Yvonne Zhang serves as chairman of the Audit Committee.  Ms. Yvonne Zhang qualifies as an “audit committee financial expert” as that term is defined in the applicable SEC rules and regulations.  The designation of Ms. Yvonne Zhang as an “audit committee financial expert” will not impose on him any duties, obligations or liability that are greater than those that are generally imposed on him as a member of our Audit Committee and our Board of Directors, and his designation as an “audit committee financial expert” will not affect the duties, obligations or liability of any other member of our Audit Committee or Board of Directors.

The Audit Committee will monitor our corporate financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements.  Our Audit Committee will consult with our management and our independent public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiate inquiries into aspects of our financial affairs.  Our Audit Committee will be responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, and has established such procedures to become effective upon the effectiveness of the registration statement of which this prospectus forms a part.  In addition, our Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. All related party transactions must be approved by our Audit Committee before we enter into them.

Our independent auditors and internal financial personnel will meet regularly, and will have unrestricted access to, our Audit Committee.

Compensation Committee

Our Compensation Committee consists of Mr. Fuhua Wu, Ms. Man Zhang, and Ms. Yvonne Zhang, each of whom satisfies the independence requirements of Nasdaq Listing Rule 5605(a)(2) and SEC rules and regulations. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Ms. Man Zhang serves as chairman of the Compensation Committee.

The Compensation Committee will review and approve our compensation policies and all forms of compensation to be provided to our executive officers and directors, including, annual salaries, bonuses, and other incentive compensation arrangements.  In addition, our Compensation Committee will administer our stock option and employee stock purchase plans, including granting stock options to our executive officers and directors.  Our Compensation Committee will review and approve employment agreements with executive officers and other compensation policies and matters.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Mr. Fuhua Wu, Ms. Man Zhang, and Ms. Yvonne Zhang, each of whom satisfies the independence requirements of Nasdaq Listing Rule 5605(a)(2) and SEC rules and regulations.  Mr. Fuhua Wu serves as chairman of the Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee will identify, evaluate and recommend nominees to our Board of Directors and committees of our Board of Directors, conduct searches for appropriate directors and evaluate the performance of our Board of Directors and of individual directors.  The Nominating and Corporate Governance Committee also will be responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the Board of Directors concerning corporate governance matters.

Family Relationships

Mr. Jinliang Li, our Chief Executive Officer and a director, is the father of Mr. Jiawei Li, one of our directors. Other than such relationship, there are no other family relationships among our directors and executive officers.  There is no arrangement or understanding between or among our executive officers and directors pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors.

EXECUTIVE COMPENSATION

The following Summary Compensation Table shows the compensation awarded to or earned by our Chief Executive Officer for fiscal 2009 and 2008.  No person had compensation in excess of $100,000 during 2009.  Also shown is the compensation awarded to or earned by our former President and Chief Executive Officer due to the fact that he held such positions during a portion of fiscal 2009. The persons listed in the following Summary Compensation Table are referred to herein as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Timothy Lightman	2009	-0-	-0-	-0-	-0-
(former President
CEO and Director)(1)	2008	1,000	-0-	-0-	1000

Jinliang Li	2009	12,302	-0-	-0-	12,302
(CEO and Director) (2)	2008	12,302	-0-	-0-	12,302

(1) Mr. Lightman resigned as a president, CEO and Director, effective November 5, 2009.
(2) Mr. Jinliang Li was appointed our Chief Executive Officer and Director on November 5, 2009, Mr. Li’s base salary is RMB 7,000/month, or RMB 84,000 per annum year.   Compensation for 2008 and 2009 includes compensation earned as the CEO and director of the operating company prior to the reverse merger in November 2009.  Starting from January 1, 2010, Mr. Li’s base salary was increased to RMB 144,000, approximately $21,089, per annum year.

Compensation Discussion and Analysis

It is intended that each member of our board of directors who is not our employee (a “non-employee director”) will receive an annual retainer in cash and/or shares of common stock as determined by our board of directors and all directors will be reimbursed for costs and expenses related to attendance at meetings of the board of directors.

Our employee directors will not receive any additional compensation for serving on our board of directors or any committee of our board of directors, and our non-employee directors will not receive any compensation from us for their roles as directors other than the retainer, attendance fees and stock option grants described above.

It is not uncommon for PRC private companies in China to have base salaries as the sole form of compensation.  The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual.  The base salary is compared to the list of similar positions within comparable peer companies, such as Heze JXY Food Co., Ltd. and Cao County Yangguang Arts & Crafts Co.Ltd, and consideration is given to the executive’s relative experience, responsibility, terms of employment and the current and potential contribution to us in his or her position.  Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

Mr. Jinliang Li is one of our founders, and has been our CEO since 2000.  Under his leadership, our revenues and net income have grown substantially in both 2008 and 2009.  We believe that our revenues and net income will continue to grow under his supervision in the future.  From 2010 on, the base salary we pay to Mr. Jinliang Li will increase 30% if our revenues and net incomes increase between 30% and 40%, respectively, on an annualized basis.

Mr. Jiawei Li is responsible for the marketing and sales of our products under the supervision of Mr. Jinliang Li.  He has more than four (4) years of international marketing and sales experience.  He has represented us in a variety of international and domestic trade fairs.  From 2010 on, the base salary we pay to Mr. Jiawei Li will increase 30% if our revenues and net incomes increase between 30% and 40% annually compared with the prior fiscal year and his base salary will increase 40% if our revenues and net incomes increase more than 40% compared with the prior fiscal year.

We plan to implement a more comprehensive compensation program, which takes into account other elements of compensation, including, without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation such as stock options.  We expect that this compensation program will be comparable to the programs of our peer companies and aimed to retain and attract talented individuals.

As discussed above, we have formed a compensation committee to oversee the compensation of our named executive officers.  The majority of the members of the compensation committee will be independent directors.

Employment Agreements

We entered into an employment agreement with Yuhong Lei on March 30, 2010, pursuant to which Ms. Lei was hired as the CFO of the Company for a period of one year for an annual salary of $52,738.

Tianwei International Limited, our wholly owned subsidiary, entered into an employment agreement with Jinliang Li on August 15, 2009, pursuant to which Mr. Jinliang Li was hired as the chairman of Tianwei International Limited and received an annual salary of $12,302 per year in 2009.  On January 1, 2010, Tianwei International Limited entered into a new employment agreement with Jinliang Li, pursuant to which Mr. Jinliang Li’s base salary was increased to approximately $21,089 per annum year.

Shandong entered into an employment agreement with each of Jiawei Li, Zhiqiang Zhong, Zhiyu Wang, pursuant to which such persons were employed by Shandong as its marketing manager, production manager and chief financial officer, respectively.  Messrs. Jiawei Li, Zhong and Wang received an annual salary of $5,273 per year, pursuant to such employment agreements.   On January 1, 2010, Shandong entered into a new employment agreement with Jiawei Li to increase his base salary to approximately $10,571per annum year.

All such employment agreements are “at-will” agreements.

Director Compensation

During the fiscal year ended December 31, 2009, we did not pay our directors compensation for their service on our Board of Directors.

On July 1, 2010, we entered into a Stock Option Agreement with Mr. Jinliang Li (our Chairman and Chief Executive Officer) for his contribution and work as our Chairman and Chief Executive Officer, pursuant to which, Mr. Li received the right to purchase for a period of 10 years commencing on July 2, 2011, 1,000,000 shares of our common stock at a price per share equal to the per share sale price of a share of our common stock in this public offering.

Indemnification of Officers and Directors

Our amended certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the General Corporation Law of the State of Delaware, referred to herein as the “DGCL”.  Our amended certificate of incorporation provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director.  However, these provisions do not eliminate or limit the liability of any of our directors for any of the following:

☐	any breach of their duty of loyalty to us or our stockholders;

☐	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

☐	voting or assenting to unlawful payments of dividends or other distributions; or

☐	any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision.  If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited in accordance with the DGCL.

In addition, our amended certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our founder, Timothy Lightman, purchased 7,387,500 shares of our common stock in February 2007, upon our formation, for an aggregate price of $98.50, and on November 5, 2009, he cancelled 6,562,500 shares of our common stock and acquired all of our assets related to our prior business and assumed all of our liabilities.

On November 5, 2009, Mr. Lightman purchased all of our assets, including, those assets related to our then proposed cellular telephone application.  Mr. Lightman also assumed all of our then indebtedness or other obligations in existence as of November 5, 2009, including all of our obligations for attorney fees, accountant fees, taxes and transfer agent fees and agreed to indemnify and hold us harmless against the same.  The consideration for the assets other than the assumption of liabilities was nominal and was based upon negotiations between us and Mr. Lightman.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of            , 2010 and as adjusted to reflect the sale of our common stock in this offering, with respect to the beneficial ownership of our common stock by (i) each of our directors and named executive officers, (ii) all of our directors and executive officers as a group, and (iii) each person, or group of affiliated persons, known to us to beneficially own more than 5% of our common stock.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities.  Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

The table below lists the number of shares of our common stock and percentage of shares beneficially owned prior to this offering based on 12,862,501 shares of our common stock issued and outstanding as of          , 2010.  The table also lists the number of shares of our common stock and percentage of shares beneficially owned after this offering based on           shares of our common stock outstanding upon completion of this offering, assuming no exercise of the underwriters’ warrants or over-allotment option.

For purposes of the table below, we treat shares of our common stock subject to options or warrants that are currently exercisable or exercisable within 60 days after          , 2010 to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of the person, but we do not treat the shares as outstanding for the purpose of computing the percentage ownership of any other stockholder.

Except as otherwise set forth below, the address of each of the persons or entities listed in the table is c/o China Shandong Industries, Inc., No. 2888 Qinghe Road, Development Zone Cao County, Shandong Province, 274400 China.

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After the Offering(1)
Name	Number	Percentage	Number	Percentage

Named Executive Officers and Directors:

Jinliang Li (Director and CEO) (2)(3)	11,113,200	86.4%			%

Jiawei Li (Director) (2)	540,225	4.2%			%

Yuhong Lei (CFO)	10,000	*		*

Aihua Li (Corporate Secretary)	0	0%			%

Fuhua Wu (Independent Director) (4)	5,000	* %		*	%

Man Zhang (Independent Director) (4)	5,000	* %		*	%

Yvonne Zhang (Independent Director) (4)	5,000	* %		*	%

Zhiyu Wang (CFO of Shandong) (2)	553,088	4.3%			%

All executive officers and directors as a group (8 persons) (2)	12,206,513	86.4%			%

5% Stockholders:

CAOPU Enterprise Limited (2) Mill Mall, Suite 6, Wickhams Cay 1 PO Box 3085, Road Town Tortola, British Virgin Islands	11,113,200	86.4%			%

* Less than one percent

(1) Assumes no exercise of the (i) underwriters’ overallotment option and/or (ii) the underwriters’ warrants.

 (2) Includes 11,113,200 shares of our common stock owned by CAOPU.  CAOPU acquired such shares pursuant to the Stock Exchange and Reorganization Agreement dated as of October 22, 2009.  Mr. Jinliang Li is the sole shareholder of CAOPU and may be deemed to beneficially own the shares of common stock owned by CAOPU. Such number of shares also includes 540,225 shares of our common stock owned by Jiawei Li, the son of Mr. Jinliang Li, and 4,013,100 shares of our common stock owned by other eight (8) persons (including, but not limited to, Zhiyu Wang, the CFO of Shandong) pursuant to agreements between CAOPU and each of such persons as described elsewhere herein.  Although Mr. Li has no pecuniary interest in such 4,553,325 shares of our common stock beneficially owned by such 9 minority shareholders, by reason of Mr. Li’s sole ownership of CAOPU Enterprise Limited.  Mr. Li has sole voting and dispositive power over such 4,553,325 shares.

(3) Excludes a stock option to purchase 1,000,000 shares of our common stock at a price per share equal to the per share price of a share of our common stock sold in this public offering.  Such stock option is exercisable for a period of 10 years commencing on July 2, 2011.

(4) For acting as Independent Directors to our Board of Directors, as members of the committees of our Board of Directors, Fuhua Wu, Man Zhang and Yvonne Zhang will each receive 5,000 shares of our common stock at the rate of 1,250 shares of our common stock each quarter, provided at such time they continue to be our Independent Directors and committee members.

DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been filed as exhibits to our registration statements of which this prospectus forms a part.  The following discussion is qualified in its entirety by reference to such exhibits.

General

We are authorized to issue 100,000,000 shares of our common stock, par value $.0001 per share and 5,000,000 shares of our preferred stock.

Common Stock

As of August 31, 2010, there were 12,862,501 shares of our common stock issued and outstanding, which were held of record by approximately 22 shareholders.  As of August 31, 2010, we have reserved 1,300,000 shares of our common stock for issuance upon exercise of our outstanding options, warrants, rights and convertible securities.

Holders of our common stock are entitled to one vote per share on matters on which our stockholders vote.  There are no cumulative voting rights.  Subject to any preferential dividend rights of any outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends, if declared by our Board of Directors, out of funds that we may legally use to pay dividends.  If we liquidate or dissolve, holders of our common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid.  Our certificate of incorporation does not provide our common stock with any redemption, conversion or preemptive rights.  All shares of our common stock that are outstanding as of the date of this prospectus and, upon issuance and sale, all shares we are selling in this offering, will be fully-paid and nonassessable.

Preferred Stock

Our Board of Directors has the authority, without further stockholder authorization, to issue from time to time shares of our preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series.  Although we have no present plans to issue any shares of our preferred stock, the issuance of shares of our preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of our common stock, could adversely affect the rights and powers, including voting rights, of our common stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.  As of the date thereof, we have no preferred stock issued and outstanding and no current plans to issue any our preferred stock.

Warrants

We entered into an Amendment No. 1 to China Research Group Investor Relations Consulting Agreement, dated April 13, 2010 but made effective as of October 22, 2009, pursuant to which we agreed to issue to China Research Group Investor Relations (i) 50,000 shares of our common stock, and (ii) a 2 year warrant to purchase 150,000 shares of common stock at an exercise price equal to the greater of the per share price that a share of our common stock is sold at in this public offering price and $6.60 per share.  The number of warrant shares and exercise price will be adjusted proportionately for any stock splits.  The warrant is not be exercisable until November 13, 2010.

On April 13, 2010, pursuant to an Amended and Restated Agreement, by and among us and Linear Capital Asia Limited, Inc. (“ Linear ”), we agreed to issue to Linear (i) 32,200 shares of our common stock (was derived based upon $161,000, the amount of funds advanced by Linear to the Company, of our common stock valued at $5.00 per share), and (ii) a 2 year warrant to purchase 150,000 shares of common stock at an exercise price equal to the greater of (a) the per share public offering price of a share of common stock in this public offering, and (b) $5.00 per share if this public offering is not completed.  The number of warrant shares and the exercise price will be adjusted proportionately for any stock splits. The warrant is not be exercisable until November 30, 2010.

Underwriters’ Warrants

We have also agreed to issue to the underwriters of this offering warrants to purchase such number of shares of our common stock equal to 5% of the aggregated number of shares of our common stock sold in this offering.  The warrants will have an exercise price equal to 125% of the offering price sold in this offering and may be exercised on a cashless basis.  The warrants are exercisable commencing one year after the closing of this public offering, and will be exercisable for four years thereafter.  The warrants are not redeemable by us.  The warrants and the shares of our common stock issuable upon exercise of the warrants have been deemed compensation by the Financial Industry Regulatory Authority (“FINRA”), and, are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA.  The underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge, or hypothecate the warrants or shares of our common stock underlying the warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or our shares of common stock underlying the warrants for a period of 180 days from the date of this prospectus.  The warrants will provide for adjustment in the number and price of shares of our common stock issuable upon exercise of the warrants in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

Demand Registration Rights

The underwriters’ warrants provide for demand registration rights for the sale of our common stock underlying such warrants.  Holders will have one demand registration right at our expense, and a second demand registration right which will be at the expense of the holders of the underwriters’ warrants.

 Piggyback Registration Rights

The underwriters’ warrants also provide for piggyback registration rights for the sale of our common stock underlying such warrants. Under these provisions, during the seven year period following the effective date of the registration statement of which this prospectus is a part, if we register any securities for public sale, including pursuant to any stockholder-initiated demand registration, these holders will have the right to include their shares of our common stock in the registration statement, subject to customary exceptions.  The underwriters of any underwritten offering will have the right to limit the number of shares of our common stock having registration rights to be included in the registration statement, and piggyback registration rights are also subject to the priority rights of stockholders having demand registration rights in any demand registration.

Expenses of Registration

We will pay all registration expenses related to one demand, and any piggyback registration, other than underwriting discounts and commissions and any professional fees or costs of accounting, financial or legal advisors to any of the holders of registrable securities.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the DGCL.  In general, Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner.  A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder.  An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.  Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•
at or after the time the stockholder became interested, the business combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Our Corporate Charter Documents

Our amended certificate of incorporation and bylaws include provisions that are intended to enhance the likelihood of continuity and stability in our Board of Directors and in its policies.  These provisions might have the effect of delaying or preventing a change in control and may make the removal of incumbent management more difficult even if such transactions could be beneficial to the interests of stockholders. These provisions will be described in an amendment to this registration statement.

Listing

We have applied for listing of our common stock on NASDAQ Capital Market.  Our common stock will begin trading on or promptly after the effective date of this prospectus.

Transfer Agent

The transfer agent for our common stock is Colonial Stock Transfer Company, Inc., 66 Exchange Place - Suite 100, Salt Lake City, UT 84111, Phone: (801) 355-5740.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been a limited public market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering.  As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual and securities law restrictions on resale.  Sales of substantial amounts of our common stock in the public market after the restrictions lapse could cause the prevailing market price to decline and limit our ability to raise equity capital in the future.

Immediately after this offering, we will have         shares of our common stock issued outstanding, or         shares if the underwriters’ over-allotment option is exercised in full. Of these shares,         shares sold in this offering, or         shares if the over-allotment option is exercised in full, will be freely tradable without restriction or further registration under the Securities Act, except for any shares of our common stock purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act.  As of August 31, 2010, 11,576,251 shares of our outstanding common stock are restricted securities as that term is defined in Rule 144, with the remaining 1,286,250 shares being unrestricted.  Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act.  None of those shares of common stock will be eligible for sale under Rule 144 prior to November 6, 2010.

Rule 144

The availability of Rule 144 will vary depending on whether restricted shares are held by an affiliate or a non-affiliate.  In general, under Rule 144 as in effect on the date of this prospectus, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

☐	1% of the number of shares of common stock then outstanding, which will equal shares immediately after this offering (assuming no exercise of the underwriter’s over-allotment option.); and

☐	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Prior to our acquisition of Tainwei on November 6, 2009, we were a “shell” company as defined under Rule 405 of the Securities Act.  Because we were a shell company, holders of our restricted securities may not rely on Rule 144 to sell their securities until November 12, 2010, which is 12 months after the filing of the Current Report on Form 8-K reporting the closing of the acquisition.  In addition, any sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and the availability of current public information about us.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of the material U.S. federal income tax consequences to an investor of the acquisition, ownership and disposition of our common stock purchased by the investor pursuant to this offering.  As used in this discussion, “we”, “our” and “us” refers only to China Shandong Industries, Inc.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our common stock that is for U.S. federal income tax purposes:

☐	an individual citizen or resident of the United States;

☐
a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

☐	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

☐
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our common stock is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended, or the “Code,” its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect.  These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances.  In particular, this discussion considers only holders that own our common stock as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the Medicare contribution tax on certain unearned income or the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

☐	financial institutions or financial services entities;

☐	broker-dealers;

☐	taxpayers who have elected mark-to-market accounting;

☐	tax-exempt entities;

☐	governments or agencies or instrumentalities thereof;

☐	insurance companies;

☐	regulated investment companies;

☐	real estate investment trusts;

☐	certain expatriates or former long-term residents of the United States;

☐	persons that actually or constructively own 5 percent or more of our voting stock;

☐	persons that acquired our common stock pursuant to an exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;

☐	persons that hold our common stock as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

☐	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of our common stock.  This discussion assumes that any distributions made (or deemed made) by us on our common stock and any consideration received by a holder in consideration for the sale or other disposition of our common stock will be in United States dollars.  Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common stock through such entities.  If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein.  The IRS may disagree with the description herein, and its determination may be upheld by a court.  Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.  IT IS NOT TAX ADVICE.  EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS, AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Taxation of Distributions

A U.S. Holder will be required to include in gross income as ordinary income the amount of any cash dividend paid on the shares of our common stock.  A cash distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles).  Such cash distributions in excess of such earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock.  Any remaining excess will be treated as gain from the sale or other disposition of the common stock and will be treated as described under “—Taxation on the Disposition of Common Stock” below.

Any dividends we pay to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes will qualify for the dividends-received deduction if the applicable holding period and other requirements are satisfied.  With certain exceptions, if the applicable holding period and other requirements are satisfied, dividends we pay to a non-corporate U.S. Holder will constitute “qualified dividends” that will be subject to tax at the maximum regular tax rate accorded to long-term capital gains for tax years beginning on or before December 31, 2010, after which the regular U.S. federal income tax rate applicable to dividends is scheduled to return to the regular tax rate generally applicable to ordinary income.

If PRC taxes apply to any dividends paid to a U.S. Holder on our common stock, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and such U.S. Holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Taxation on the Disposition of Common Stock

Upon a sale or other taxable disposition of our common stock, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common stock.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum regular rate of 15 percent for taxable years beginning before January 1, 2011 (and 20 percent thereafter).  Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the common stock exceeds one year.  The deductibility of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of our common stock by a U.S. Holder, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and such U.S. Holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Non-U.S. Holders

Taxation of Distributions

Any cash distribution we make to a Non-U.S. Holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes.  Unless we are treated as an “80/20 company” for U.S. federal income tax purposes, as described below, any such dividend paid to a Non-U.S. Holder with respect to shares of our common stock that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below, will be subject to U.S. federal withholding tax at a rate of 30 percent of the gross amount of the dividend, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN).  In satisfying the foregoing withholding obligation with respect to a cash distribution, we may withhold up to 30 percent of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both our current and our accumulated earnings and profits for the taxable year in which the distribution is made.  If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the Non-U.S. Holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend will be treated, for U.S. federal income tax purposes, first as reducing the Non-U.S. Holder’s adjusted tax basis in its shares of our common stock (but not below zero) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain from the sale or other disposition of the common stock, which will be treated as described under “—Taxation on the Disposition of Common Stock” below.

There is a possibility that we may qualify as an “80/20 company” for U.S. federal income tax purposes.  In general, a U.S. corporation is an 80/20 company if at least 80 percent of its gross income earned directly or from subsidiaries during an applicable testing period is “active foreign business income.”  The 80 percent test is applied on a periodic basis.  If we qualify as an 80/20 company, a percentage of any dividend paid by us will not be subject to U.S. federal withholding tax. A Non-U.S. Holder should consult with its own tax advisors regarding the amount of any such dividend subject to withholding tax in this circumstance.

Cash Dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI).  Instead, such dividends will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate tax rates applicable to U.S. persons.  If the Non-U.S. Holder is a corporation, such dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty).

Taxation on the Disposition of Common Stock

A Non-U.S. Holder will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of our common stock, unless:

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the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the U.S. (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

☐	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

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we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the common stock disposed of, and, generally, in the case where our common stock is regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than 5 percent of our common stock at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the common stock disposed of. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above will be subject to U.S. federal income tax, net of certain deductions, at the same tax rates applicable to U.S. persons.  Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30 percent rate (or a lower applicable tax treaty rate).  Any U.S. source capital gain of a Non-U.S. Holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) will be subject to a flat 30 percent U.S. federal income tax (or a lower applicable tax treaty rate).

In connection with the third bullet point above, we will be classified as a USRPHC if (looking through certain subsidiaries) the fair market value of our “United States real property interests” equals or exceeds 50 percent of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.  We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC (although no assurance can be given that we will not become a USRPHC in the future).  Nevertheless, Non-U.S. Holders, particularly those Non-U.S. Holders that could be treated as actually or constructively holding more than 5 percent of our common stock, should consult their own tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our common stock.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder the amount of dividends and certain other distributions we pay to such holder on our common stock and the amount of tax, if any, withheld with respect to those distributions.  In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.  Information reporting is also generally required with respect to proceeds from the sales and other dispositions of our common stock to or through the United States office (and in certain cases, the foreign office) of a broker.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28 percent, will apply to distributions made on our common stock to, and the proceeds from sales and other dispositions of our common stock by, a non-corporate U.S. Holder who:

☐	fails to provide an accurate taxpayer identification number;

☐	is notified by the IRS that backup withholding is required; or

☐	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.  Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

MATERIAL PRC INCOME TAX CONSIDERATIONS

The following discussion summarizes the material PRC income tax considerations relating to the acquisition, ownership and disposition of our common stock, purchased by an investor pursuant to this offering. As used in this discussion, “we”, “our” and “us” refers only to China Shandong Industries, Inc.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the PRC (“EIT Law”), which became effective on January 1, 2008.  Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.”  Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25 percent enterprise income tax rate on worldwide income.  According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice on the Issues Regarding Recognition of Enterprises that is Domestically Controlled as PRC Resident Enterprises Based on the De Facto Management Body Criteria, which was retroactively effective as of January 1, 2008.  This notice provides that an overseas incorporated enterprise that is controlled domestically will be recognized as a “tax-resident enterprise” if it satisfies all of the following conditions: (i) the senior management  responsible for daily production/business operations are primarily located in the PRC, and the location(s) where such senior management execute their responsibilities are primarily in the PRC; (ii) strategic financial and personnel decisions are made or approved by organizations or personnel located in the PRC; (iii) major properties, accounting ledgers, company seals and minutes of board meetings and stockholder meetings, etc., are maintained in the PRC; and (iv) 50 percent or more of the board members with voting rights or senior management habitually reside in the PRC.

Given the short history of the EIT Law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident status of a company organized under the laws of a foreign (non-PRC) jurisdiction, such as us and Tianwei.  If the PRC tax authorities determine that we and/or Tianwei are a “resident enterprise” for PRC enterprise income tax purposes, a number of tax consequences could follow.  First, we and/or Tianwei could be subject to the enterprise income tax at a rate of 25 percent on our and/or Tianwei’s worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from income tax.  As a result, if we and Tianwei are treated as “qualified resident enterprises,” all dividends paid from Shandong to Tianwei and from Tianwei to us would be exempt from PRC tax.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us or Tianwei.  However, since it is not anticipated that we or Tianwei would receive dividends or generate other income in the near future, neither we nor Tianwei are expected to have any income that would be subject to the 25 percent enterprise income tax on global income in the near future.  We and Tianwei will make any necessary tax payment if we or Tianwei (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that either we or Tianwei are a resident enterprise under the EIT Law, and if we or Tianwei were to have income in the future.

Dividends From Shandong

If Tianwei is not treated as a resident enterprise under the EIT Law, then dividends that Tianwei receives from Shandong may be subject to PRC withholding tax.  The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25 percent will normally be applicable to investors that are “non-resident enterprises,” or non-resident investors, which (i) have an establishment or place of business inside the PRC, and (ii) have income in connection with their establishment or place of business that is sourced from the PRC or is earned outside the PRC but has an actual connection with their establishment or place of business inside the PRC, and (B) a PRC withholding tax at a rate of 10 percent will normally be applicable to dividends payable to non-resident investors which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions on a case-by-case basis.  We and Tianwei are holding companies and substantially all of our income and that of Tianwei may be derived from dividends.  Thus, if we and/or Tianwei are considered a “non-resident enterprise” under the EIT Law and the dividends paid to us or Tianwei are considered income sourced within the PRC, such dividends received may be subject to PRC withholding tax as described in the foregoing paragraph.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us or Tianwei. As described above, however, Shandong is not expected to pay any dividends in the near future. We and Tianwei will make any necessary tax withholding if, in the future, Shandong were to pay any dividends and we or Tianwei (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we or Tianwei is a non-resident enterprise under the EIT Law.

Dividends that Non-PRC Resident Investors Receive From Us; Gain on the Sale or Transfer of Our Common Stock

If dividends payable to (or gains recognized by) our non-resident investors are treated as income derived from sources within the PRC, then the dividends that non-resident investors receive from us and any such gain on the sale or transfer of our common stock may be subject to taxes under the PRC tax laws.

Under the EIT Law and the implementing rules of the EIT Law, PRC withholding tax at the rate of 10 percent is applicable to dividends payable to non-resident investors which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC.  Similarly, any gain realized on the transfer of our common stock by such investors is also subject to 10 percent PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by us to non-resident investors with respect to our common stock, or gain non-resident investors may realize from the sale or transfer of our common stock, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10 percent.  In such event, we may be required to withhold a 10 percent PRC tax on any dividends paid to non-resident investors. In addition, non-resident investors in our common stock may be responsible for paying PRC tax at a rate of 10 percent on any gain realized from the sale or transfer of our common stock if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules.  However, under the EIT Law and its implementing rules, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock.

If we were to pay any dividends in the future, and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the EIT Law, we will make any necessary tax withholding on dividends payable to our non-resident investors.  If non-resident investors as described under the EIT Law (including U.S. investors) realize any gain from the sale or transfer of our common stock and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying 10 percent PRC income tax on the gain from the sale or transfer of our common stock.  As indicated above, under the EIT Law and its implementing rules, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock.

On December 15, 2009, the State Administration of Taxation (“SAT”) released Circular Guoshuihan No. 698 (“Circular 698”) that reinforces the taxation of non-listed equity transfers by non-resident enterprises through overseas holding vehicles.  Circular 698 addresses indirect share transfers as well as other issues.  Circular 698 is retroactively effective from January 1 2008.  According to Circular 698, where a foreign (non-PRC resident) who indirectly holds shares in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers equity interests in a PRC resident enterprise by selling the shares of the offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5 percent or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the PRC tax authority in charge of that PRC resident enterprise with certain relevant information within 30 days of the transfer.  The tax authorities in charge will evaluate the offshore transaction for tax purposes.  In the event that the tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the PRC tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form.  A reasonable commercial purpose may be established when the overall international (including U.S.) offshore structure is set up to comply with the requirements of supervising authorities of international (including U.S.) capital markets.  If the SAT’s challenge of a transfer is successful, it may deny the existence of the offshore holding company that is used for tax planning purposes and subject the seller to PRC tax on the capital gain from such transfer.  Since Circular 698 has a short history, there is uncertainty as to its application.  We (or a foreign investor) may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we (or such foreign investor) should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations (or such foreign investor’s investment in us).

Penalties for Failure to Pay Applicable PRC Income Tax

Non-resident investors in us may be responsible for paying PRC tax at a rate of 10 percent on any gain realized from the sale or transfer of our common stock after the consummation of this offering if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law (the “Tax Administration Law”) and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by a non-resident investor from the sale or transfer of our common stock is subject to any income tax in the PRC, and such non-resident investor fails to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, such investor may be subject to certain fines, penalties or punishments, including without limitation: (1) if a non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if a non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05 percent) of the overdue amount, beginning from the day the deferral begins, and a fine ranging from 50 percent to 500 percent of the unpaid amount of the tax payable; (3) if a non-resident investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident investor in the PRC and other payers (the “Other Payers”) who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if a non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50 percent to 500 percent of the unpaid tax payable, and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and can not provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or its legal representative from leaving the PRC.

UNDERWRITING

We have entered into an underwriting agreement with Rodman & Renshaw, LLC regarding the common stock being offered under this prospectus.  In connection with this offering and subject to certain conditions, Rodman & Renshaw, LLC has agreed to purchase, and we have agreed to sell, the number of shares set forth below.

Underwriter	Number of Shares of Common Stock
Rodman & Renshaw, LLC
Total

The underwriting agreement provides that the underwriter is obligated to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option, if any shares are purchased.  The underwriting agreement also provides that the underwriter’s obligations to pay for and accept delivery of the shares is subject to the approval of certain legal matters by counsel and other conditions, including, among other things, that (i) no stop order suspending the effectiveness of the registration statement be in effect, (ii) no proceedings against us will have been instituted or threatened by the SEC, (iii) we will not have suffered a material adverse affect, and (iv) the underwriters will have received certain opinions and auditor comfort letters.

The underwriter has advised us that it proposes to offer our common stock to the public initially at the offering price set forth on the cover page of this prospectus and to selected dealers at that price less a concession of not more than $ [___] per share.  The underwriter and selected dealers may re-allow a concession to other dealers, including the underwriter, of not more than $[___] per common share. After the public offering of the common stock complete, the offering price, the concessions to selected dealers and the re-allowance to their dealers may be changed by the underwriter.

The underwriter has informed us that they do not expect to confirm sales of our common stock offered by this prospectus on a discretionary basis.

Over-allotment Option.  Pursuant to the underwriting agreement, we have granted the underwriter an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional shares of [__________] on the same terms as the other shares being purchased by the underwriter from us.  The option may be exercised solely to cover over-allotments, if any, in the sale of the shares that the underwriter has agreed to purchase.  If the over-allotment option is exercised in full, the total public offering price, underwriting discount, offering expenses and net proceeds to us after offering expenses will be $[___], $[___], $[___] and $[___], respectively.

Stabilization and Other Transactions.  The SEC rules generally prohibit the underwriter from trading in our securities on the open market during this offering.  However, the underwriter is allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market.  These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

☐
Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

☐
Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering.  In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction.  The underwriters will deliver a prospectus in connection with any such short sales.  Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

☐
Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

☐
A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the common stock originally sold by the underwriter were later repurchased by the managing underwriter and therefore was not effectively sold to the public by such underwriter.

If the underwriter commences these activities, it may discontinue them at any time without notice.  The underwriter may carry out these transactions on the Nasdaq Stock Market, in the over-the-counter market or otherwise.

Indemnification.  The underwriting agreement provides for indemnification between us and the underwriter against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriter to payments that may be required to be made with respect to those liabilities.  We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Underwriter’s Compensation.  We have agreed to sell the shares to the underwriter at the initial offering price of $ [___] per share, which represents the public offering price of the shares set forth on the cover page of this prospectus less a 7% underwriting discount. The underwriting agreement also provides that the underwriter will be paid a non-accountable expense allowance equal to 1% of the gross proceeds from the sale of the shares offered by this prospectus, but not the shares issuable upon exercise of the over-allotment option.  The expenses for background checks, travel and lodging and due diligence are estimated at $[___] and are included in the accountable expenses.

The underwriting agreement also provides that in the event the offering is terminated, the $[___] expense advance paid to the underwriter will be returned to the extent offering expenses are not actually incurred.

On completion of this offering, we will sell to the underwriter for $100 warrants to purchase up to [___] shares, exercisable at a price per share of $[___], which is equal to [___] % of the initial public offering price.  The warrants will be exercisable for shares at any time beginning six months after the effective date of this offering, and will expire on the fifth anniversary of the effective date.  To the extent not registered the holders of the warrants will have unlimited piggy-back registration rights to include the Company Common Stock issuable upon exercise of the warrants as part of a registration filed by the Company subject to certain exceptions, at the Company’s expense for 7 years beginning one year from the effective date of this offering.  To the extent not registered and available for resale, the holders of the warrants will have a one time demand right to cause us to register the common stock underlying the warrants at our expense for 4 years beginning one year from the effective date of this offering.  Pursuant to the rules of Financial Industry Regulatory Authority (FINRA), the warrants may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering, except to any member participating in the offering and the officers or partners thereof, or as otherwise permitted under FINRA Corporate Financing Rule.

The holder of these warrants will have, in that capacity, no voting, dividend or other shareholder rights.  Any profit realized on the sale of the shares issuable upon exercise of these warrants may be deemed to be additional underwriting compensation.  The securities underlying these warrants are being registered pursuant to the registration statement of which this prospectus is a part and we have agreed to maintain such registration during the term of these warrants.  During the term of these warrants, the holder thereof is given the opportunity to profit from a rise in the market price of our common stock.  We may find it more difficult to raise additional equity capital while these warrants are outstanding.  At any time at which these warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

The following table summarizes the underwriting discount and non-accountable expense allowance we will pay to the underwriter. These amounts are shown based on a selling price of $[___] per share and both no exercise and full exercise of the underwriter’s over-allotment option.

Total
	Per share	Without over-allotment	With over-allotment
Underwriting discount	$	$	$
Non-accountable expense allowance			$
Proceeds, before expenses (other than the non-accountable expense allowance), to us

The other expenses of the offering that we must pay are estimated to be approximately $ [___].

Foreign Regulatory Restrictions on Purchase of the Common Stock

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the common stock or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required.  Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

In addition to the public offering of the shares in the United States, the underwriter may, subject to the applicable foreign laws, also offer the common shares to certain institutions or accredited persons in the following countries:

United Kingdom.  No offer of shares of common stock has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA. Each underwriter: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area.  In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, no offer of common stock has been made and or will be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of common stock may be made to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

Germany.  Any offer or solicitation of common stock within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz — WpPG).  The offer and solicitation of securities to the public in Germany requires the approval of the prospectus by the German Federal Financial Services Supervisory Authority (Bundesanstalt fr Finanzdienstleistungsaufsicht — BaFin).  This prospectus has not been and will not be submitted for approval to the BaFin.  This prospectus does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz).  This prospectus and any other document relating to the common stock, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of the common stock to the public in Germany, any public marketing of the common stock or any public solicitation for offers to subscribe for or otherwise acquire the common stock. The prospectus and other offering materials relating to the offer of the common stock are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Greece.  This prospectus has not been approved by the Hellenic Capital Markets Commission or another EU equivalent authority and consequently is not addressed to or intended for use, in any way whatsoever, by Greek residents.  The common stock have not been offered or sold and will not be offered, sold or delivered directly or indirectly in Greece, except to (i) “qualified investors” (as defined in article 2(f) of Greek Law 3401/2005) and/or to (ii) less than 100 individuals or legal entities, who are not qualified investors (article 3, paragraph 2(b) of Greek Law 3401/2005), or otherwise in circumstances which will not result in the offer of the new common stock being subject to the Greek Prospectus requirements of preparing a filing a prospectus (under articles 3 and 4 of Greek Law 3401/2005).

Italy.  This offering of the common stock has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no common stock may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the common stock be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the common stock or distribution of copies of this prospectus or any other document relating to the common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Cyprus.  Each of the Underwriters has agreed that (i) it will not be providing from or within Cyprus any “Investment Services”, “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, (the “IFL”) in relation to the common stock, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus.  Each underwriter has agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the common stock other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

Switzerland.  This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations.  The common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations.  Neither this document nor any other offering materials relating to the common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the common stock of in Switzerland.

Norway.  This prospectus has not been approved or disapproved by, or registered with, the Oslo Stock Exchange, the Norwegian Financial Supervisory Authority (Kredittilsynet) nor the Norwegian Registry of Business Enterprises, and the common stock are marketed and sold in Norway on a private placement basis and under other applicable exceptions from the offering prospectus requirements as provided for pursuant to the Norwegian Securities Trading Act.

Botswana. The company hereby represents and warrants that it has not offered for sale or sold, and will not offer or sell, directly or indirectly the common stock to the public in the Republic of Botswana, and confirms that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

Hong Kong.  The common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Colombia.  The common shares may not be offered or sold in the Republic of Colombia.

Costa Rica.  The common shares described in this prospectus have not been registered with the Superintendencia General de Valores de Costa Rica, nor any other regulatory body of Costa Rica. This Prospectus is intended to be for your personal use only, and is not intended to be a Public Offering of Securities, as defined under Costa Rican law.

Panama.  The common shares have not been registered with the National Securities Commission, nor has the offer, sale or transactions thereof been registered.  The common shares are not under the supervision of the National Securities Commission.

Singapore.  This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the common stock under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer or (iii) by operation of law.

People’s Republic of China.  This prospectus has not been and will not be circulated or distributed in the PRC, and common stock may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Israel.  This Prospectus does not constitute an offer to sell the common stock to the public in Israel or a prospectus under the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder, or the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority.  In Israel, pursuant to an exemption afforded under the Israeli Securities Law, this Prospectus may be distributed only to, and may be directed only at, investors listed in the first addendum to the Israeli Securities Law, or the Addendum, consisting primarily of certain mutual trust and provident funds, or management companies thereto, banks, as defined under the Banking (Licensing) Law, 5741-1981, except for joint service companies purchasing for their own account or for clients listed in the Addendum, insurers, as defined under the Supervision of Financial Services Law (Insurance), 5741-1981, portfolio managers purchasing for their own account or for clients listed in the Addendum, investment advisers purchasing for their own account, Tel Aviv Stock Exchange members purchasing for their own account or for clients listed in the Addendum, underwriters purchasing for their own account, venture capital funds, certain corporations which primarily engage in the capital market and fully-owned by investors listed in the Addendum and corporations whose equity exceeds NIS250 Million, collectively referred to as institutional investors. Institutional investors may be required to submit written confirmation that they fall within the scope of the Addendum.

United Arab Emirates.  This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”).  The issue of common stock does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise.  The common stock may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC.  The common stock may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Management of the company, and the representatives represent and warrant that the common stock will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

Oman.  For the attention of the residents of Oman:

The information contained in this memorandum neither constitutes a public offer of securities in the Sultanate of Oman (“Oman”) as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman (“CMA”).  Additionally, this memorandum is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman. This memorandum has been sent at the request of the investor in Oman, and by receiving this memorandum, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this memorandum has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the common stock within Oman.  No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman.  The Underwriters are neither companies licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor banks licensed by the Central Bank of Oman to provide investment banking services in Oman.  The Underwriters do not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.  Nothing contained in this memorandum is intended to constitute Omani investment, legal, tax, accounting or other professional advice.  This memorandum is for your information only, and nothing herein is intended to endorse or recommend a particular course of action.  You should consult with an appropriate professional for specific advice on the basis of your situation.  Any recipient of this memorandum and any purchaser of the common stock pursuant to this memorandum shall not market, distribute, resell, or offer to resell the common stock within Oman without complying with the requirements of applicable Omani law, or copy or otherwise distribute this memorandum to others.

Canada

Resale Restrictions

The distribution of our securities in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of our securities are made.  Any resale of our securities in Canada must be made under applicable securities laws that will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our securities.

Representations of Purchasers

By purchasing our securities in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase our securities without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under Resale Restrictions; and

•
the purchaser acknowledges and consents to the provision of specified information concerning its purchase of our securities to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information are available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of our securities, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation.  The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for our securities.  The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for our securities.  If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us.  In no case will the amount recoverable in any action exceed the price at which our securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability.  In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of our securities as a result of the misrepresentation relied upon.  These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser.  The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons.  All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of our securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in our securities in their particular circumstances and about the eligibility of our securities for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Certain legal matters as to certain United States federal and New York law will be passed upon for us by Gusrae, Kaplan, Bruno & Nusbaum PLLC.  Certain legal matters will be passed upon for the underwriters by Loeb & Loeb LLP, New York, New York.  Legal matters as to PRC law will be passed upon for us by B&D Law Firm.  Gusrae, Kaplan, Bruno & Nusbaum PLLC will rely upon B&D Law Firm with respect to matters governed by PRC law.

EXPERTS

Our consolidated financial statements as of December 31, 2008 and 2009 and Shandong’s financial statements for the years ended December 31, 2008 and 2009 included in this prospectus and in the registration statement have been audited by Bongiovanni & Associates, C.P.A.'s, an independent registered public accounting firm, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included in reliance on such reports, given the authority of said firm as an expert in auditing and accounting.

The offices of Bongiovanni & Associates, C.P.A.'s are located at 19720 Jetton Road, 3rd Floor, Cornelius, North Carolina 28031.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to shares of common stock offered in this offering.  This prospectus does not contain all of the information set forth in the registration statement.  For further information with respect to us and the shares of our common stock, we refer you to the registration statement and to the attached exhibits.  With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

FINANCIAL STATEMENTS

CHINA SHANDONG INDUSTRIES, INC.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Audited)

Index to Consolidated Financial Statements

CHINA SHANDONG INDUSTRIES, INC.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED
JUNE 30, 2010 AND 2009
(Unaudited)

Index to Financial Statements

Consolidated Balance Sheets (Unaudited)	F-24
Consolidated Statements of Income and Comprehensive Income (Unaudited)	F-25
Consolidated Statements of Cash Flows (Unaudited)	F-26
Notes to Consolidated Financial Statements (Unaudited)	F-27-F-41

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES
(FKA MOBILE PRESENCE TECHNOLOGIES, INC.)

Audited Consolidated Financial Statements
For The Years Ended December 31, 2009 And 2008

(With Report of Independent Registered Public Accounting Firm Thereon)

BONGIOVANNI & ASSOCIATES, C.P.A.’s
19720 Jetton Road, 3rd Floor
Cornelius, North Carolina 28031 (USA)

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
China Shandong Industries, Inc. (FKA Mobile Presence Technologies, Inc.)

We have audited the accompanying consolidated balance sheets of China Shandong Industries, Inc. and it wholly owned subsidiaries (FKA Mobile Presence Technologies, Inc.) (“The Company”) as of December 31, 2009 and 2008, and the consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the years ended December 31, 2009 and 2008.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness for the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Shandong Industries, Inc. and its wholly owned subsidiaries (FKA Mobile Presence Technologies, Inc.) as of December 31, 2009 and 2008, and the consolidated results of its operations and its consolidated cash flows for the years ended December 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Bongiovanni & Associates
Bongiovanni & Associates
Certified Public Accountants
Cornelius, North Carolina
The United States of America
January 22, 2010, except for Note 23,
for which the date is April 13, 2010;
and except for Note 3, for which
the date is June 10, 2010

China Shandong Industries, Inc. and Subsidiaries
(FKA Mobile Presence Technologies, Inc.)
Consolidated Balance Sheets
As of December 31, 2009 and 2008

	(Restated)
	2009	2008
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,185,839	$1,751,997
Trade accounts receivable	16,833,798	6,339,459
Inventories	10,353,746	17,336,566
Prepaid expenses	375,493	107,128
Deposits	767,204	-
Other receivables	295,752	22,499
TOTAL CURRENT ASSETS	30,811,832	25,557,649

FIXED ASSETS
Property, plant, and equipment	10,656,454	10,276,060
Accumulated depreciation	(3,309,354)	(2,437,091)
NET FIXED ASSETS	7,347,100	7,838,969

OTHER ASSETS
Land occupancy rights, net	76,834	82,127
Construction in progress	6,940,632	6,372
TOTAL OTHER ASSETS	7,017,466	88,499

TOTAL ASSETS	$45,176,398	$33,485,117

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short-term borrowings	$8,054,831	$5,946,962
Current portion of notes payable	-	2,638,136
Accounts payable	240,290	362,549
Other payables and accrued liabilities	731,329	1,118,408
Deposits received in advance	56,849	160,074
Taxes payable	643,476	266,907
Deferred tax liabilities	677,909	-

TOTAL CURRENT LIABILITIES	10,404,684	10,493,036

TOTAL LIABILITIES	10,404,684	10,493,036

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock ($.0001 par value, 5,000,000 authorized, none issued and outstanding)	-	-
Common stock ($.0001 par value, 100,000,000 authorized, 12,862,501 issued and outstanding)	1,286	1,157
Additional paid in capital	7,798,714	7,798,843
Statutory and discretionary surplus reserve	3,608,243	3,608,243
Accumulated other comprehensive income (loss)	(25,022)	216,500
Retained earnings	23,388,493	11,367,338
TOTAL STOCKHOLDERS' EQUITY	34,771,714	22,992,081

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$45,176,398	$33,485,117

See accompanying notes to these consolidated financial statements and auditors' report.

China Shandong Industries, Inc. and Subsidiaries
(FKA Mobile Presence Technologies, Inc.)
Consolidated Statements of Income and Comprehensive Income
For the years ended December 31, 2009 and 2008

	(Restated)
	2009	2008

Revenues
Sales	$69,435,044	$42,197,393
Cost of goods sold (excluding depreciation and amortization)	49,360,775	31,570,829

Operating expenses
Selling and marketing	831,245	686,104
Research and development expenses	502,584	403,339
General and administrative	1,463,818	1,464,250
Total Operating Expenses	2,797,647	2,553,693

Income from continuing operations	17,276,623	8,072,871

Other income (expenses)
Finance income (costs)	(753,093)	(751,865)
Other income	202,851	367,099
Non-operating income (expense)	(611,339)	27,807
Total other income (expense)	(1,161,581)	(356,959)

Income from operations before income taxes	16,115,042	7,715,912

Income taxes – current	3,415,978	1,953,918
Income taxes - deferred	677,909	-

Net income	12,021,155	5,761,994

Other comprehensive income
Foreign currency translation adjustment	(241,522)	746,119

Comprehensive income	$11,779,634	$6,508,113

Basic and fully diluted net income per common share	$0.98	$0.50

Weighted average common shares outstanding	12,219,375	11,576,251

See accompanying notes to these consolidated financial statements and auditors’ report.

China Shandong Industries, Inc. and Subsidiaries
(FKA Mobile Presence Technologies, Inc.)
Consolidated Statements of Cash Flows
For the years ended December 31, 2009 and 2008

	(Restated)	(Restated)
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	12,021,155	5,761,994
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	808,101	656,700
Amortization	5,293	5,293
Loss on disposal of property, plant and equipment	626,258	-
Changes in operating assets and liabilities:
Trade accounts receivable	(10,498,909)	(1,576,587)
Prepaid expenses	(268,063)	520,539
Inventories	6,969,737	(6,440,180)
Other receivables	(274,030)	182,387
Deposits	(767,204)	-
Accounts payable	(121,932)	(493,591)
Taxes payable	376,615	592,864
Deferred tax liabilities	677,909	-
Other payables and accrued liabilities	(385,017)	(303,540)
Deposits received in advance	(103,060)	153,666
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	9,066,854	(940,455)

CASH FLOWS FROM INVESTING ACTIVITIES:

Disposals of property, plant, and equipment	-	293,904
Expenditures for property, plant, and equipment	(1,121,964)	(1,094,614)
Additions to construction in progress	(6,931,355)	125,685

NET CASH (USED IN) INVESTING ACTIVITIES	(8,053,319)	(675,026)

CASH FLOWS FROM FINANCING ACTIVITIES:

Principal repayments of short term borrowings	(3,676,471)	(360,969)
Proceeds from short term borrowings	5,787,983	1,754,245
Dividend distribution	-	(224,755)
Borrowings of notes payable	-	6,359,126
Repayments of notes payable	(2,635,020)	(4,893,495)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(523,508)	2,634,152

Foreign currency adjustment	(56,185)	156,751

NET INCREASE IN CASH AND CASH EQUIVALENTS	433,842	1,175,422

CASH AND CASH EQUIVALENTS:
Beginning of year	1,751,997	576,575

End of year	$2,185,839	$1,751,997

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$621,619	$566,289
Taxes	$3,415,978	$1,953,918
See accompanying notes to these consolidated financial statements and auditors' report.

China Shandong Industries, Inc. and Subsidiaries
(FKA Mobile Presence Technologies, Inc.)
Consolidated Statements of Stockholders' Equity
For the years ended December 31, 2009 and 2008

						Statutory	Accumulated
	Common Stock,		Preferred Stock,		Additional	and	Other		Total
	$.0001 par value		$.0001 par value		Paid in	Surplus	Income	Retained	Stockholders'
	(Shares)	(Amount)	(Shares)	(Amount)	Capital	Reserve	(Loss)	Earnings	Equity

Balances as of January 1, 2008 (Restated)	11,576,251	$1,157	-	$-	$7,798,843	$3,608,243	$(529,618)	$5,605,344	$16,483,969

Net income for the year ended December 31, 2008	-	-	-	-	-	-	-	5,761,994	5,761,994

Foreign currency translation gain for 2008	-	-	-	-	-	-	746,118	-	746,118

Balances as of December 31, 2008	11,576,251	$1,157	-	$-	$7,798,843	$3,608,243	$216,500	$11,367,338	$22,992,081

Recapitalization due to reverse acquisition	1,286,250	129	-	-	(129)	-	-	-	-
Net income for the year ended December 31, 2009	-	-	-	-	-	-	-	12,021,155	12,021,155

Foreign currency translation loss for 2009	-	-	-	-	-	-	(241,522)	-	(241,522)

Balances as of December 31, 2009 (Restated)	12,862,501	$1,286	-	$-	$7,798,714	$3,608,243	$(25,022)	$23,388,493	$34,771,714

See accompanying notes to these consolidated financial statements and auditors' report.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES (FKA MOBILE PRESENCE TECHNOLOGIES, INC.) NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

1. ORGANIZATION AND BUSINESS BACKGROUND

China Shandong Industries Inc. (the “Company”) was incorporated on February 13, 2007 under the laws of the State of Delaware as “Mobile Presence Technologies, Inc”. On December 3, 2009, the Company changed its name to China Shandong Industries, Inc.

On October 22, 2009, the Company entered into a Stock Exchange and Reorganization Agreement (the “Agreement”), by and among the Company, Tianwei International Development Corporation, an Oregon Corporation (“TIDC”), CAOPU Enterprise Limited, a company organized under the laws of the British Virgin Islands (“Caopu”), London Financial Group Ltd., a company organized under the laws of the British Virgin Islands (“LFG”), Phoebus Vision Investment Developing Group, Ltd., a company organized under the laws of the British Virgin Islands ( “ Phoebus”), and Timothy Lightman (“TL”), pursuant to which the Company acquired all of the issued and outstanding capital stock of TIDC owned by each of CAOPU, LFG and Phoebus in exchange for an issuance by the Company of an aggregate of 11,576,251 shares of Common Stock of the Company, with a par value of $0.0001 per share (the “MBPI Common Stock”), to Caopu, LFG and Phoebus. The shares of MBPI Common Stock were issued pursuant to the exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

In addition, TL, the owner of 7,312,500 shares of MBPI Common Stock (“TL’s MBPI Shares”), representing approximately 93% of the 7,848,750 issued and outstanding shares of the Company’s Common Stock, delivered a stock certificate or stock certificates representing 6,562,500 of TL’s MBPI Shares to the Company for cancellation.

On November 5, 2009, pursuant to a separate Assignment and Assumption Agreement by and between the Company and TL, the Company assigned, in fee simple absolute, all of its assets of any kind whatsoever excepting only its rights under the Agreement, including, but not limited to those assets related to its proposed cellular telephone application to TL. TL assumed all of the indebtedness or other obligations of the Company in existence on the date hereof, excluding only its obligation to perform under the Agreement, including, but limited to any obligations for attorney fees, accountant fees, taxes and transfer agent fees and agreed to indemnify and hold the Company harmless against the same provided the Company gave prompt notice of any claim for indemnification.

The transaction was effectively completed on November 6, 2009, which has been accounted for as a reverse acquisition and recapitalization of the Company, through a wholly-owned subsidiary, TIDC, whereby TIDC is deemed to be the ultimate accounting acquirer (legal acquiree) and the Company to be the ultimate accounting acquiree (legal acquirer). The accompanying consolidated financial statements for the fiscal year ended December 31, 2008 are in substance those of TIDC, including the historical assets and liabilities, and the historical results and operations of TIDC since it is prior to the date of the reverse acquisition. The accompanying consolidated financial statements for the fiscal year ended December 31, 2009 are in substance those of TIDC, with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of stock exchange transaction. The Company is deemed to be a continuation of the business of TIDC, through its wholly-owned subsidiary, Shandong Caopu Arts & Crafts Co., Ltd. (“SCAC”), a PRC-based company incorporated on August 15, 2000 under the laws of the PRC. Accordingly, the accompanying consolidated financial statements for the fiscal year ended December 31, 2009 include the following:

(1)	the balance sheet consists of the net assets of the accounting acquirer at historical cost and the net assets of the accounting acquiree at historical cost;

(2)
the financial position, results of operations, and cash flows of the accounting acquirer for all periods presented as if the recapitalization had occurred at the beginning of the earliest period presented and the operations of the accounting acquiree from the date of stock exchange transaction.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES (FKA MOBILE PRESENCE TECHNOLOGIES, INC.) NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

1. ORGANIZATION AND BUSINESS BACKGROUND (CONT’D)

On November 6, 2009, concurrent with the Stock Exchange with TIDC, the Company adopted the fiscal year end of SCAC, the wholly-owned subsidiary of TIDC, thereby changing the fiscal year end from September 30 to December 31. The consolidated audited financial statements for the new fiscal year will be reflected in the Company’s Form 10-K for the year ending December 31, 2009.

China Shandong Industries Inc., TIDC and SCAC are hereinafter referred to as (the “Company”).

The entities which were party to the reorganization were not related to each other.

The Company is located in the Cao Xian Development Zone, which is near the Beijing-Kowloon railway with the DeShang Highway to the East and Qinghe Road to the West. There are three production areas including sixteen production workshops and staff who work on willow products, craft and wooden furniture.

The Company undertakes joint production with local farmers by purchasing the processing products from them and then by proceeding to finish the products in order to generate sales. The Company has numerous products, such as grass willow products, wooden crafts, indoor/outdoor wooden furniture, office furniture, different kinds of frames and craftwork. The Company also has numerous national patterns for design and utility models.

The Company’s products are sold in various countries and regions, including the United States of America, Germany, the United Kingdom, the Netherlands, Italy, Sweden, Japan, Canada, Denmark, Hong Kong and Taiwan.

The Company’s business model is original equipment manufacturer (OEM) for North American and European manufacturers.

A majority of the Company’s sales were from exports. In order to adapt to the international market, the Company passed the ISO9001 international quality management system certification, ISO14001 environmental management system certification, OHSMS18001 Occupational Health and Safety Management System Certification, as well as the CE certification for access to the EU market.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America under the accrual basis of accounting.

Use of estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of trade receivables, other receivables, inventories, income taxes and the estimation on useful lives of property, plant and equipment. Actual results could differ from these estimates.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES (FKA MOBILE PRESENCE TECHNOLOGIES, INC.) NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, and trade and other receivables. As of December 31, 2009 and 2008, substantially all of the Company’s cash and cash equivalents were held by financial institutions located in the PRC, which the Company’s management believes are of high credit quality. With respect to trade receivables, the Company extends credit based on an evaluation of the customer’s financial condition. The Company generally does not require collateral for trade and other receivables and maintains an allowance for doubtful accounts of trade and other receivables.

Cash and cash equivalents

The Company’s cash equivalents are short-term, highly liquid investments that are both readily convertible to known amounts of cash and that have insignificant risk of change in value because of changes in interest rates. The Company’s cash and cash equivalents, as of December 31, 2009 and 2008, were principally denominated in Renminbi (“RMB”) and were placed with banks in the PRC. They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.

For purposes of the Consolidated Statements of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. In accordance with SFAS No. 95, the consolidated Statements of Cash Flows are prepared based on the change in the RMB functional currency for each account and converted into U.S. dollars at the various exchange rates at the time.

Allowance for doubtful accounts

The Company establishes an allowance for doubtful accounts based on managements’ assessment of the trade receivables collectibles. Judgment is required in assessing the amount of the allowance. The Company considers the historical level of credit losses and applies percentages to different receivables categories. The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial condition of the customers were to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Based on the above assessment, during the reporting periods, management establishes the general provisioning policy to make an allowance equivalent to 5% of the gross amount of trade receivables. Additional specific provision is made against trade receivables to the extent which they are considered to be doubtful.

Bad debts are written off when identified. The Company does not accrue interest on trade receivables.

Historically, losses from uncollectible accounts have not significantly deviated from the general allowance estimated by management and no significant additional bad debts have been written off directly to net income. This general provisioning policy has not changed in the past since establishment and management considers that the aforementioned general provisioning policy is adequate, not excessive and does not expect to change this established policy in the near future.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES (FKA MOBILE PRESENCE TECHNOLOGIES, INC.) NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Inventories

Inventories (finished goods, work in process, raw materials and packaging materials) are stated at the lower of cost or market. Cost is determined on a first in first out basis which includes an appropriate share of production overheads based on normal operating capacity and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition. In assessing the ultimate realization of inventories, management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company estimates the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand.

In addition, the Company estimates net realizable value based on intended use, current market value and contract terms. The Company writes down the inventories for estimated obsolescence, slow moving or unmarketable inventories equal to the difference between the cost of inventories and the estimated market value based upon assumptions about future demand and market conditions.

Property, plant and equipment

Property, plant and equipment are comprised of buildings, machinery, equipment and furniture. Property, plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the respective fixed asset and other costs incurred to bring the fixed asset into its existing use. Depreciation is computed over the estimated useful lives of the respective fixed assets utilizing the straight-line basis method. Buildings are depreciated over a period of twenty years with a residual value of 10%. Machinery, equipment and furniture are depreciated over a period of ten years with a residual value of 10%. Maintenance or repairs are charged to expense as incurred. Upon sale or disposition, the applicable amounts of the fixed asset’s cost and related accumulated depreciation are removed from the accounts and the net amount less proceeds from the disposal is charged or credited to operations.

The Company recognizes an impairment loss on property, plant and equipment when evidence, such as the sum of expected future cash flows (undiscounted and without interest charges), indicates that future operations will not produce sufficient revenue to cover the related future costs, including depreciation, and when the carrying amount of the asset cannot be realized through sale. Measurement of the impairment loss is based on the fair value of the assets.

Land occupancy right, net

Land use right is recorded at cost less accumulated amortization. Amortization is provided over the term of the land use right agreement on a straight-line basis over the term of the agreement, which is 20 years.

Impairment of long-lived assets

The Company evaluated the recoverability of its property, plant, equipment, and other assets in accordance with FASB Accounting Standards Codification 360 “Property, Plant and Equipment” (formerly SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”), which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceed the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES (FKA MOBILE PRESENCE TECHNOLOGIES, INC.) NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Earnings per share

The Company reports earnings (loss) per share in accordance with FASB Accounting Standards Codification 260 “Earnings per Share” (formerly SFAS 128, “Earnings per Share”). This statement requires dual presentation of basic and diluted earnings (loss) with a reconciliation of the numerator and denominator of the loss per share computations. Basic earnings per share amounts are based on the weighted average shares of common outstanding. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the periods presented. There were no adjustments required to net income for the period presented in the computation of diluted earnings per share. There were no common stock equivalents (CSE) necessary for the computation of diluted loss per share.

Construction in progress

Construction in progress is recorded using the cost method, which later transfers to fixed assets in achieving the expected usable condition. Interest costs on borrowings related to construction in progress are capitalized before achieving the expected usable condition.

Dividends

The Company has not yet adopted any policy regarding payment of dividends. $224,755 in dividends was paid in 2008.

Revenue recognition

Revenue is recognized when the risks and rewards of ownership and title to the product have transferred to the customers, the selling price is fixed or determinable, and collection is reasonable assured. The Company generally records revenues when shipments clear the Chinese customs department. The Company offers varying payment terms for its customers and is generally responsible for paying the delivery cost of its products.

Cost of goods sold (exclusive of depreciation and amortization)

Cost of goods sold consists primarily of costs of raw materials and direct labor, and other costs directly attributable to the production of products. Write-down of inventories to lower of cost or market is also recorded in cost of goods sold.

The depreciation and amortization expenses, inbound freight charges, purchasing and receiving costs, inspection costs, warehousing costs, internal transfer costs, and the other costs of our distribution network are excluded from cost of goods sold.

Selling expenses

Selling expenses mainly consist of advertising, shipping and handling costs, exhibition expenses, inspection costs, and the other costs of our distribution network which are expensed as incurred during the selling activities.

General and administrative expenses

General and administrative expenses consist of depreciation and amortization expenses, office expenses, staff welfare, utilities, labor protection and salaries which are expensed as incurred at the administrative level.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES (FKA MOBILE PRESENCE TECHNOLOGIES, INC.) NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Income taxes

The Company adopts the ASC Topic 740, “Income Taxes” regarding accounting for uncertainty in income taxes which prescribes the recognition threshold and measurement attributes for financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. In addition, the guidance requires the determination of whether the benefits of tax positions will be more likely than not sustained upon audit based upon the technical merits of the tax position. For tax positions that are determined to be more likely than not sustained upon audit, a company recognizes the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement in the financial statements. For tax positions that are not determined to be more likely than not sustained upon audit, a company does not recognize any portion of the benefit in the financial statements. The guidance provides for de-recognition, classification, penalties and interest, accounting in interim periods and disclosure.

For the years ended December 31, 2009 and 2008, the Company did not have any interest and penalties associated with tax positions. As of December 31, 2009 and 2008, the Company did not have any significant unrecognized uncertain tax positions.

The Company conducts major business in the PRC and is subject to tax in that jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the foreign tax authority.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. Also see Note 16.

Comprehensive income

The Company adopted FASB Accounting Standards Codification 220 “Comprehensive Income” (formerly SFAS No. 130, Reporting Comprehensive income”, which establishes standards for reporting and display of comprehensive income, and its components in the consolidated financial statements. Components of comprehensive income include net income and foreign currency translation adjustments. The Company has presented consolidated statements of income which includes other comprehensive income or loss.

Fair value of financial instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, trade accounts and other receivables, inventories, prepaid expenses, accounts payable, other payables and accrued liabilities, deposits received in advance, dividends payable, taxes payable, short term borrowings and current portion of notes payable approximate their fair values due to the short-term maturity of such instruments.

It is managements’ opinion that the Company is not exposed to significant price, credit, foreign currency or interest rate risks arising from these financial instruments.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES (FKA MOBILE PRESENCE TECHNOLOGIES, INC.) NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Advertising expense

Advertising is charged to expense as incurred. The Company does not incur any direct-response costs.

Advertising expenses were $-0- for the two years ended December 31, 2009 and 2008, respectively.

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources, if applicable, are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Foreign currency translation

The functional currency of the Company is the Renminbi (“RMB”) and RMB is not freely convertible into foreign currencies. The Company maintains its consolidated financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the consolidated financial statements of the Company, which are prepared using the functional currency, have been translated into United States dollars. Current assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates while fixed assets and stockholders’ equity is translated at historical exchange rates.  Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity. The exchange rates in effect as of December 31, 2009 and 2008 were RMB1 for $0.1465 and $0.1466, respectively. The average exchange rates for the two years ended December 31, 2009 and 2008 were RMB1 for $0.1464 and $0.1439, respectively. There is no significant fluctuation in exchange rate for the conversion of RMB to US dollars after the balance sheet date.

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES (FKA MOBILE PRESENCE TECHNOLOGIES, INC.) NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Recent Accounting Pronouncements (cont’d)

            FASB Accounting Standards Codification

            (Accounting Standards Update (“ASU”) 2009-01)

In June 2009, FASB approved the FASB Accounting Standards Codification (“the Codification”) as the single source of authoritative nongovernmental GAAP. All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the Securities and Exchange Commission (“SEC”), have been superseded by the Codification. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become nonauthoritative. The Codification did not change GAAP, but instead introduced a new structure that combines all authoritative standards into a comprehensive, topically organized online database. The Codification is effective for interim or annual periods ending after September 15, 2009, and impacts the Company’s consolidated financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification. There have been no changes to the content of the Company’s financial statements or disclosures as a result of implementing the Codification during the fiscal year ended December 31, 2009.

As a result of the Company’s implementation of the Codification during the fiscal year ended December 31, 2009, previous references to new accounting standards and literature are no longer applicable. In the current annual consolidated financial statements, the Company will provide reference to both new and old guidance to assist in understanding the impacts of recently adopted accounting literature, particularly for guidance adopted since the beginning of the current fiscal year but prior to the Codification.

            Subsequent Events
(Included in Accounting Standards Codification (“ASC”) 855 “Subsequent Events”, previously SFAS No. 165 “Subsequent Events”)

SFAS No. 165 established general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the consolidated financial statements are issued or available to be issued (“subsequent events”). An entity is required to disclose the date through which subsequent events have been evaluated and the basis for that date. For public entities, this is the date the consolidated financial statements are issued. SFAS No. 165 does not apply to subsequent events or transactions that are within the scope of other GAAP and did not result in significant changes in the subsequent events reported by the Company. SFAS No. 165 became effective for interim or annual periods ending after June 15, 2009 and did not impact the Company’s consolidated financial statements. The Company evaluated for subsequent events through the issuance date of the Company’s consolidated financial statements. No recognized or non-recognized subsequent events were noted.

            Determination of the Useful Life of Intangible Assets
(Included in ASC 350 “Intangibles — Goodwill and Other”, previously FSP SFAS No. 142-3 “Determination of the Useful Lives of Intangible Assets”)

FSP SFAS No. 142-3 amended the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under previously issued goodwill and intangible assets topics. This change was intended to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under topics related to business combinations and other GAAP. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. FSP SFAS No. 142-3 became effective for consolidated financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of FSP SFAS No. 142-3 did not impact the Company’s consolidated financial statements.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES (FKA MOBILE PRESENCE TECHNOLOGIES, INC.) NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Recent Accounting Pronouncements (cont’d)

Noncontrolling Interests
(Included in ASC 810 “Consolidation”, previously SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51”)

SFAS No. 160 changed the accounting and reporting for minority interests such that they will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 160 became effective for fiscal years beginning after December 15, 2008 with early application prohibited. The Company implemented SFAS No. 160 at the start of fiscal 2009 and no longer records an intangible asset when the purchase price of a noncontrolling interest exceeds the book value at the time of buyout. The adoption of SFAS No. 160 did not have any other material impact on the Company’s financial statements.

Consolidation of Variable Interest Entities — Amended
(To be included in ASC 810 “Consolidation”, SFAS No. 167 “Amendments to FASB Interpretation No. 46(R)”)

SFAS No. 167 amends FASB Interpretation No. 46(R) “Consolidation of Variable Interest Entities regarding certain guidance for determining whether an entity is a variable interest entity and modifies the methods allowed for determining the primary beneficiary of a variable interest entity. The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. SFAS No. 167 is effective for the first annual reporting period beginning after November 15, 2009, with earlier adoption prohibited. The Company will adopt SFAS No. 167 in fiscal 2010 and does not anticipate any material impact on the Company’s financial statements.

3.  RESTATEMENTS OF FINANCIAL STATEMENTS

Revenue

On June 17, 2010, the Company’s management concluded that the Company’s audited financial statements for the year ended December 31, 2009 and the Company’s unaudited quarterly financial statements for the quarter ended March 31, 2010 should no longer be relied upon.  Specifically, the Company’s revenues were understated by $9,885,472 for the year ended December 31, 2009 and overstated by $54,831 for the quarter ended March 31, 2010 with an overstatement of inventories by $7,173,838 as of December 31, 2009 and $7,150,617 as of March 31, 2010. In addition, the Company’s basic and fully diluted net income per common share for the year ended December 31, 2009 increased to $.49 per share from original $.39 per share. The impact of the corrections on the Company’s basic and fully diluted net income per common share for the three months ended March 31, 2010 was immaterial. The facts underlying the Company’s original conclusion is that all of such revenues are not recognized until the Company physically receives the clearance paper from Chinese customs department (“Customs”). However, there exists a time lag between the receiving date and the approval date by the Customs, which typically takes a couple of weeks. The Company believes the approval date by Chinese Customs generally represents the date that the title of the goods being passed onto to buyers and should be appropriate and persuasive evidence for revenue recognition. Accordingly, all the financial statements for the year ended December 31, 2009 and for the quarter ended March 31, 2010 are restated. The Company did not find any understatement in revenues for the comparative year ended December 31, 2008 and the comparative quarter ended March 31, 2009.

The following table sets forth all the accounts in the original amounts and restated amounts, respectively.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES (FKA MOBILE PRESENCE TECHNOLOGIES, INC.) NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

 3. RESTATEMENT OF FINANCIAL STATEMENTS (CONT’D)

As of December 31, 2009

	(Original)	(Restated)

Trade accounts receivable, net	$6,948,326	$16,833,798
Inventories	17,527,584	10,353,746
Deferred tax liabilities	-	677,909
Retained earnings	$21,354,768	$23,388,493

For the year ended December 31, 2009

	(Original)	(Restated)

Sales	$59,549,572	$69,435,044
Cost of goods sold (exclusive of depreciation and amortization)	42,186,937	49,360,775
Income taxes - deferred	-	677,909
Net income	9,987,430	12,021,155
Basic and fully diluted net income per common share	$0.39	$0.49

Payment of dividends

The Company’s management concluded that the payment of dividends of $224,755 to the Company’s shareholders in 2008 should be classified in the 2008 Statements of Cash Flows as cash outflow from financing activities, which was misclassified as cash flow from investing activities in the original 2008 Statements of Cash Flow. The dividends error was merely a clerical error and not systematic or representative of the internal control system. There was no impact on net income as the result of this reclassification.

4.  RESTRICTED CASH AND CASH EQUIVALENTS

According to the contract between the Company and the bank in which it has loans payable to, $-0- and $1,407,006 at December 31, 2009 and 2008, respectively, is invested into certain designated accounts related to guarantees for notes payable.

5.  TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable is comprised of the following amounts at the respective dates:

	As of December 31,
	2009	2008
	(Restated)

Gross trade accounts receivable from customers	$17,204,380	$6,673,115
Allowance for doubtful customer accounts	(370,582)	(333,656)

	$16,833,798	$6,339,459

Bad debt expense of $36,926 and $99,506 was recognized during the years ended December 31, 2009 and 2008, respectively, in the accompanying consolidated income statements.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES (FKA MOBILE PRESENCE TECHNOLOGIES, INC.) NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

6.  INVENTORIES

Inventories are comprised of the following amounts at the respective dates:

	As of December 31,
	2009	2008
	(Restated)

Raw materials	1,462,682	$546,420
Packaging materials	23,813	23,316
Work in process	2,191,570	1,529,163
Finished goods	6,675,681	15,237,667

	10,353,746	17,336,566
Provision for obsolete inventories	-0-	-0-

	$10,353,746	$17,336,566

7.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are comprised of the following amounts at the respective dates:

	As of December 31,
	2009	2008
	(Restated)	(Restated)
Cost:
Buildings	$6,158,887	$6,898,918
Machinery, equipment and furniture	4,497,567	3,377,142

	10,656,454	10,276,060
Accumulated depreciation	(3,309,354)	(2,437,091)

Net	$7,347,100	$7,838,969

During the reporting periods, depreciation expense is included in the following accounts on the accompanying consolidated income statements:

	Years ended December 31,
	2009	2008
	(Restated)	(Restated)

General and administrative expenses	$808,101	$656,700

	$808,101	$656,700

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES (FKA MOBILE PRESENCE TECHNOLOGIES, INC.) NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

8.  LAND OCCUPANCY RIGHTS

	As of December 31,
	2009	2008
	(Restated)	(Restated)

Land occupancy rights	98,887	98,887

Less: Accumulated amortization	(22,053)	(16,760)

Land occupancy rights, net	$76,834	$82,127

During the reporting periods, amortization expense is included in the following accounts on the accompanying consolidated income statements:

	Years ended December 31,
	2009	2008
	(Restated)	(Restated)

General and administrative expenses	$5,293	$5,293

	$5,293	$5,293

9.  SHORT-TERM BORROWINGS

The Company’s outstanding principal balances on its short-term borrowings are payable as follows:

	As of December 31,
	2009	2008

Puliangji Credit Cooperative, .9% interest rate, due August 31, 2009	$-0-	$278,470
Bank of China, 5.832% to 6.372% interest rates, due no later than November 17, 2010	3,514,835	4,423,010
Commercial Bank (Heze branch), 7.965% interest rate, due no later than September 28, 2010	4,539,996	1,172,505
Various other loans, interests rates ranging from .612% to 1.1826%,
due in various dates within upcoming 12 month operating cycle	-0-	72,977

	$8,054,831	$5,946,962

As of December 31, 2009, a portion of short-term borrowings from Bank of China are secured by certain assets of the Company. Specifically, $1,523,092 in short-term borrowings is secured by the Company’s property with a net book value of $5,211,871, and $234,321 in short-term borrowings is secured by the Company’s equipment with a net book value of $1,870,903.

The effects of imputed interest on the aforementioned below market interest rates are immaterial to the consolidated financial statements taken as a whole.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES (FKA MOBILE PRESENCE TECHNOLOGIES, INC.) NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

10.  NOTES PAYABLE

The Company’s outstanding principal balances for its notes payable are payable as follows:

	As of December 31,
	2009	2008

ICBC Caoxian branch, .684% interest rate, due September 27, 2009	$-0-	$1,758,757
CCB Caoxian branch, .612% interest rate, due March 10, 2009	-0-	879,379

	$-0-	$2,638,136

The effects of imputed interest on the aforementioned below market interest rates are immaterial to the consolidated financial statements taken as a whole.

 11.  OTHER PAYABLES AND ACCRUED LIABILITIES
	As of December 31,
	2009	2008
Salary and welfare payable	$105,246	$304,675
Accrued expenses	21,818	12,308
Other payables	604,265	801,425

	$731,329	$1,118,408

Staff welfare payable represents accrued staff medical, industry injury claims; labor and unemployment insurances, all of which are third parties insurance and the insurance premiums are based on certain percentage of salaries. The obligations of the Company are limited to those premiums contributed by the Company.

12.  REGISTERED AND PAID UP CAPITAL

The Company is a Sino-foreign joint enterprise and therefore the capital stock, consistent with most of the PRC enterprises, is not divided into a specific number of shares having a stated nominal amount.

The Company’s registered capital of $7,800,000 was fully paid up on April 28, 2008.

13.  STATUTORY AND DISCRETIONARY SURPLUS RESERVE

In accordance with the relevant laws and regulations of the PRC and articles of association, the Company is required to appropriate 10% and a certain other percentage of the net profit as reported in the Company’s PRC statutory consolidated financial statements to the statutory reserve fund and the discretionary surplus reserve fund, respectively, after offsetting prior year’s losses.

When the balance of the statutory reserve fund reaches 50% of the registered capital, and further appropriation is optional. Upon approval from the board of directors or members, the statutory reserve can be used to offset accumulated losses or to increase registered capital.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES (FKA MOBILE PRESENCE TECHNOLOGIES, INC.) NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

14.	COST OF GOODS SOLD (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION)

Cost of goods sold consists primarily of costs of raw materials and direct labor, and other costs directly attributable to the production of products. Write-down of inventories to lower of cost or market is also recorded in cost of goods sold.

The following table sets forth the breakdown of our cost of goods sold for the years ended December 31, 2009 and 2008, respectively.

	Years ended December 31,
	2009	2008

Direct Materials	$38,147,336	$24,722,362
Indirect Materials	8,053,710	4,769,082
Direct Labor	2,484,139	1,614,503
Inbound Freights	675,589	464,882
Cost of Goods Sold	$49,360,774	$31,570,829

The depreciation and amortization expenses, shipping and handling expenses, inspection costs are excluded from cost of goods sold, the amount of which for the years ended December 31, 2009 and 2008, respectively, are set forth in the following table.

	Years ended December 31,
	2009	2008

Depreciation expenses	$808,101	$656,700
Amortizations	5,293	5,293
Shipping and handling expenses	416,811	311,258
Inspection costs	76,132	50,466

These excluded expenses are included under Selling, General and Administrative expenses in the accompanying financial statements.

15.	SELLING AND MARKETING EXPENSES

Selling and marketing expenses were $831,245 and $686,104 for the years ended December 31, 2009 and 2008, respectively, including $416,811 and $311,258 in shipping and handling expenses for the years, respectively. Selling and marketing expenses mainly consist of advertising, shipping and handling costs, exhibition expenses, inspection costs, and the other costs of our distribution network which are expensed as incurred during the selling activities.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES (FKA MOBILE PRESENCE TECHNOLOGIES, INC.) NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

16.	INCOME TAXES

The Company is subject to the foreign investment enterprise income tax at the statutory rate of 15% on the profits as reported in the Company’s PRC statutory consolidated financial statements as adjusted by profit and loss items that are not taxable or deductible before 2008.

PRC’s legislative body, the National People’s Congress, adopted the unified EIT Law on March 16, 2007. This new tax law replaces the existing separate income tax laws for domestic enterprises and foreign-invested enterprises and became effective on January 1, 2008. Under the new tax law, a unified income tax rate is set at 25% for both domestic enterprises and foreign-invested enterprises. Thus, the Company is subject to corporate income tax at the statutory rate of 25% commencing in 2008.

Income taxes in the accompanying consolidated statements of income for the reporting periods represent provision for EIT for the Company’s continuing operations in the PRC.

	Year ended December 31
	2009	2008
	(restated)

EIT rate in effect for the year	25%	25%
Profits before income tax	$16,115,042	$7,715,912
Income tax	$4,093,887	$1,953,918

The effective income taxes differ from the above PRC statutory EIT rates as follows:

	Year ended December 31,
	2009	2008
	(restated)

Provision for income taxes at statutory EIT rate	$4,028,760	$1,928,978
Non-deductible items for tax purposes	65,127	24,940

Income taxes	$4,093,887	$1,953,918

Income tax expense is summarized as follows:

	Year ended December 31,
	2009	2008
	(restated)

Current	$3,415,978	$1,953,918
Deferred change	677,909	-

Income taxes expense	$4,093,887	$1,953,918

The tax effects of temporary differences that give rise to the Company’s net deferred tax assets and liabilities are as follows:

Current portion:	Years ended December 31,
	2009	2008
	(restated)

Sales cut-off	$(677,909)	$-
Total deferred tax liabilities	$(677,909)	$-
Net deferred tax liabilities	$(677,909)	$-

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES (FKA MOBILE PRESENCE TECHNOLOGIES, INC.) NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

17.	DEFINED CONTRIBUTION PLAN

The Company has a defined contribution plan for all of its qualified employees in the PRC. The employer and the employees are each required to make contributions to the plan at the rates specified in the plan. The obligation of the Company with respect to retirement is to make the required contributions under the plan. No forfeited contributions are available to reduce the contribution payable in the future years. The defined contribution plan contributions were charged to expense in the accompanying consolidated statements of income. The Company contributed $153,624 and $460,307 for the years ended December 31, 2009 and 2008, respectively, which are included in general and administrative expenses in the accompanying consolidated income statements.

18.	CONTINGENCIES

The Company had no contingencies existing as of December 31, 2009 and 2008.

19.	RELATED PARTY TRANSACTIONS

The Company had no material transactions carried out with its related parties during 2009 and 2008.

20.	INCOME PER SHARE

The basic earnings per share were calculated using the net income and the weighted average number of shares outstanding during the reporting periods. All share and per share data have been adjusted to reflect the recapitalization of the Company in the Exchange and the forward stock split.

The Company had no dilutive instruments as of December 31, 2009 and 2008.

21.	CAPITAL TRANSACTIONS

1)
On November 6, 2009, the Company completed a stock exchange transaction with the equity owners of TIDC. 11,576,251 shares of common stock were issued by the Company in exchange for 100% interest in TIDC, representing 90.0% of the Company’s outstanding common stock.

2)
On November 6, 2009, Timothy Lightman, the owner of 7,312,500 shares of the Company’s Common Stock delivered a stock certificate or stock certificates representing 6,562,500 shares of the Company’s Common Stock to the Company for cancellation.

3)
On November 20, 2009, the Board of Directors of the Company adopted a resolution approving a one for fifteen forward split of the Company’s Common Stock. Accordingly, the Company’s outstanding Common Stock on the basis of 1 outstanding share being changed to 15 outstanding shares. Each shareholder’s percentage ownership in the Company (and relative voting power) will remain essentially unchanged as a result of the forward split. The forward split took effective on December 3, 2009, and the shares disclosed hereto have been adjusted to reflect the forward stock split.

The consolidated statement of equity and the earnings per share numbers in the financial statements have been restated per FASB 128 paragraph 134.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES (FKA MOBILE PRESENCE TECHNOLOGIES, INC.) NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

22.	CONCENTRATIONS AND RISKS

The Company's operations are carried out in the People’s Republic of China (“PRC”). Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. The Company's results may be affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

(a)	Major customers

For the years ended December 31, 2009 and 2008, 100% of the Company’s assets were located in the PRC, and certain customers accounted for greater than 5% in revenues.

The following tables set forth our top three customers individually comprising 42% and 32% of net revenue for the years ended December 31, 2009 and 2008, respectively.

As of December 31, 2009

Customers		Revenues			Accounts Receivable
Customer A		$20,103,933	29%		$2,144,925
Customer B		4,825,926	7%		887,619
Customer C		4,238,290	6%		1,309,762

	Total:	$29,168,149	42%	Total:	$4,342,306

As of December 31, 2008

Customers		Revenues			Accounts Receivable
Customer D		$6,919,456	16%		$-
Customer E		3,276,227	8%		-
Customer F		3,322,859	8%		867,347

	Total:	$13,518,542	32%	Total:	$867,347

(b)	Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade accounts receivable. The Company performs ongoing credit evaluations of its customers' financial condition, but does not require collateral to support such receivables.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES (FKA MOBILE PRESENCE TECHNOLOGIES, INC.) NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

23.	SUBSEQUENT EVENTS

Subsequent to year end, the Company entered into an agreement to issue 300,000 warrants among other items and recorded a related expense of $334,702, equal to the estimated fair value of the warrants at the date of the grant to an unrelated shareholder of the Company. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 5.15% risk-free interest, 0% dividend yield, 65% volatility, and a life of two years.

Subsequent to year end, the Company entered into an engagement agreement with Rodman & Renshaw, LLC (“Rodman”) to provide services with respect to a registered public offering of the Company. The features of the registered payment arrangement include a term which expires on July 6, 2010 and a proposed issuance of a common stock instrument and related warrants conditional upon market acceptance, due diligence and execution of a definitive underwriting agreement by both parties. The registered public offering will consist of the sale of approximately $20 million of the common stock of the Company. The actual size of the offering, the precise number of common shares, and the offering price per share will be the subject of negotiations between the aforementioned parties among other factors. The underwriting agreement will grant Rodman an option, exercisable within 45 days after the closing of the offering, to acquire up to an additional 15% of the total number of shares to be offered by the Company in the offering, solely for the purpose of covering over-allotments. The Company will pay Rodman an underwriting commission of 7% of the public offering. The Company paid a $25,000 advance to Rodman which shall be applied against the non-accountable expense allowance. As additional compensation for Rodman’s services, the Company shall issue to Rodman or its designees at the closing warrants to purchase that number of shares of common stock equal to 5% of the aggregate number of shares sold in the offering (excluding the over-allotment option). These warrants will be exercisable at any time during the 4 year period commencing from one year from the closing, at a price per share equal to 125% of the public offering price per share of common stock at the offering. The maximum potential undiscounted amount of consideration that the Company would be required to be issue is $23 million including the above mentioned over-allotment.

Although transfers considerations are not contemplated within the registration rights agreements, the potential for a registration payment arrangement does exist if the parties to the registration rights agreement mutually agree to address and add the transfer considerations if the Registration Statement is not declared effective or does not maintain effectiveness. At the time of this filing, the terms and conditions of the potential payment arrangement are unknown because transfer considerations have not been contemplated.

On July 30, 2010, Mr. Jinliang Li, the Chairman and Chief Executive Officer of the Company authorized the effectuation of a 1-for-2 reverse split (the “Reverse Split”) pursuant to the majority consent on July 1, 2010. The reverse split combines the Company’s outstanding Common Stock on the basis of 2 outstanding shares being changed to 1 outstanding share. Each shareholder’s percentage ownership in the Company (and relative voting power) will remain essentially unchanged as a result of the Reverse Split. All options, warrants, and any other similar instruments convertible into, or exchangeable or exercisable for, shares of common stock will be proportionally adjusted.

The Reverse Split took effective upon the Company filed a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware on August 3, 2010.

The statement of equity and the earnings per share numbers in the financial statements have been restated per FASB 128 paragraph 134.

24.	SEGMENTS

The Company determined that it do not operate in any material, separately reportable operating segments as of December 31, 2009 and 2008.

China Shandong Industries, Inc. and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2010 and December 31, 2009

	June 30, 2010	December 31, 2009
	(Unaudited)	(Audited)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,708,406	$2,185,839
Trade accounts receivable	17,998,879	16,833,798
Inventories	11,581,377	10,353,746
Prepaid expenses	581,078	375,493
Deposits	-	767,204
Other receivables	180,613	295,752
TOTAL CURRENT ASSETS	36,050,353	30,811,832

FIXED ASSETS
Property, plant, and equipment	11,405,166	10,656,454
Accumulated depreciation	(3,713,486)	(3,309,354)
NET FIXED ASSETS	7,691,680	7,347,100

OTHER ASSETS
Land occupancy rights, net	74,197	76,834
Construction in progress	9,673,042	6,940,632
TOTAL OTHER ASSETS	9,747,239	7,017,466

TOTAL ASSETS	$53,489,272	$45,176,398

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short-term borrowings	$10,307,912	$8,054,831
Accounts payable	292,531	240,290
Other payables and accrued liabilities	459,472	731,329
Deposits received in advance	62,203	56,849
Taxes payable	531,481	643,476
Deferred tax liabilities	-	677,909
TOTAL CURRENT LIABILITIES	11,653,598	10,404,684

TOTAL LIABILITIES	11,653,598	10,404,684

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock ($.0001 par value, 5,000,000 authorized, none issued and outstanding	-	-
as of June 30, 2010 and December 31, 2009, respectively)
Common stock ($.0001 par value, 100,000,000 authorized, 12,862,501 issued and outstanding as of June 30, 2010 and December 31, 2009, respectively)	1,286	1,286
Additional paid in capital	8,133,416	7,798,714
Statutory and discretionary surplus reserve	3,608,243	3,608,243
Accumulated other comprehensive income (loss)	426,254	(25,022)
Retained earnings	29,666,475	23,388,493
TOTAL STOCKHOLDERS' EQUITY	41,835,674	34,771,714

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$53,489,272	$45,176,398

See accompanying notes to these financial statements and auditors' report.

China Shandong Industries, Inc. and Subsidiaries
Unaudited Consolidated Statements of Income and Comprehensive Income
For the Six and Three Months ended June 30, 2010 and 2009

	For the three months ended		For the six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Revenues
Sales	$20,028,416	$16,980,211	$39,435,153	$31,476,006
Cost of goods sold (exclusive of depreciation and amortization)	14,942,176	12,446,706	28,743,577	23,592,505

Operating expenses
Selling and marketing	155,460	137,057	393,037	297,295
Research and Development expenses	138,584	109,006	389,720	259,171
General and administrative	344,870	282,255	608,175	390,315
Professional and consulting expenses	334,702	-	334,702	-
Total Operating Expenses	973,616	528,318	1,725,633	946,781

Income from continuing operations	4,112,624	4,005,187	8,965,943	6,936,720

Other income (expenses)
Finance income (costs)	(344,653)	(161,630)	(591,748)	(290,515)
Other operating income(cost)	2,898	(122)	2,898	140,599
Non-operating income	11,799	7,655	105,117	6,349
Total other income (expense)	(329,956)	(154,097)	(483,733)	(143,567)

Income from operations before income taxes	3,782,668	3,851,090	8,482,209	6,793,153

Income taxes - current	1,021,261	962,797	2,204,228	1,669,433

Net income	$2,761,407	$2,888,293	$6,277,982	$5,123,720

Other comprehensive income
Foreign currency translation adjustment	156,697	(10,125)	451,276	(2,931)

Comprehensive income	$2,918,104	$2,878,168	$6,729,258	$5,120,789

Earnings per common share
Basic	$0.21	$0.24	$0.49	$0.42

Fully diluted	$0.21	$0.24	$0.49	$0.42

Weighted average common shares outstanding
Basic	12,862,501	12,219,375	12,862,501	12,219,375

Fully diluted	13,012,500	12,219,375	12,937,500	12,219,375

See accompanying notes to these financial statements and auditors' report.

China Shandong Industries, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
For the Six Months ended June 30, 2010 and 2009

	For the Six months ended
	June 30, 2010	June 30, 2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,277,982	$5,123,720
Loss of disposal of fixed assets(loss of net value of fixed assets)
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation	404,134	359,309
Amortization	2,637	2,634
Warrants granted for services, non-cash	334,702	-
Changes in operating assets and liabilities:
Trade accounts receivable	(972,625)	(4,221,218)
Prepaid expense	(327,563)	(34,040)
Inventories	(1,167,942)	2,813,236
Other receivables	(4,689)	(128,180)
Accounts payable	54,380	325,161
Taxes payable	(786,757)	(813,442)
Other payables and accrued liabilities	137,574	(341,296)
Deposits received in advance	5,016	8,475
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	3,956,851	3,094,359

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase for property, plant, and equipment	(748,618)	(572,432)
Additions to construction in progress	(1,913,032)	(187,787)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(2,661,651)	(760,218)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal repayments of short term borrowings	(4,615,317)	(3,898,351)
Proceeds from short term borrowings	6,813,087	4,756,468
Borrowings of notes payable	-	(1,463,529)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	2,197,770	(605,411)

Foreign currency adjustment	29,597	(2,054)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,522,567	1,726,676

CASH AND CASH EQUIVALENTS:
Beginning of period	2,185,839	1,751,997

End of period	$5,708,406	$3,478,673

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the quarter for:
Interest	$448,136	$290,515
Taxes	$2,229,628	$1,264,945

See accompanying notes to these financial statements and auditors' report.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES
(FKA MOBILE PRESENCE TECHNOLOGIES, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010

1.	ORGANIZATION AND BUSINESS BACKGROUND

China Shandong Industries Inc. (the “Company”) was incorporated on February 13, 2007 under the laws of the State of Delaware as “Mobile Presence Technologies, Inc”. On December 3, 2009, the Company changed its name to China Shandong Industries, Inc., and effectuated a 15 for 1 forward split. On August 3, 2010, the Company filed a Certificate of Amendment to the Certificate of Incorporation to effectuate a 1-for-2 reverse split with the Secretary of State of the State of Delaware. All options, warrants, and any other similar instruments convertible into, or exchangeable or exercisable for, shares of common stock were proportionally adjusted. All shares and per share information set forth herein reflects such forward stock split and reverse stock split.

On October 22, 2009, the Company entered a Stock Exchange and Reorganization Agreement (the “Agreement”), by and among the Company, Tianwei International Development Corporation, an Oregon Corporation (“TIDC”), CAOPU Enterprise Limited, a company organized under the laws of the British Virgin Islands (“Caopu”), London Financial Group Ltd., a company organized under the laws of the British Virgin Islands (“LFG”), Phoebus Vision Investment Developing Group, Ltd., a company organized under the laws of the British Virgin Islands (“Phoebus”), and Timothy Lightman, pursuant to which (i) the Company acquired all of the issued and outstanding capital stock of TIDC owned by each of CAOPU, LFG and Phoebus in exchange for an issuance by the Company of an aggregate of 11,576,251 shares of its common stock, par value $0.0001 per share (the “MBPI Common Stock”), to Caopu, LFG and Phoebus, and (ii) Mr. Lightman (a control person of the Company at such time) cancelled 6,562,500 shares of Common Stock.

On November 5, 2009, pursuant to a separate Assignment and Assumption Agreement by and between the Company and Mr. Lightman, the Company assigned, in fee simple absolute, all of its assets of any kind whatsoever excepting only its rights under the Agreement, including, but not limited to those assets related to its proposed cellular telephone application to Mr. Lightman. Mr. Lightman assumed all of the indebtedness or other obligations of the Company in existence on the date hereof, excluding only its obligation to perform under the Agreement, including, but limited to any obligations for attorney fees, accountant fees, taxes and transfer agent fees and agreed to indemnify and hold the Company harmless against the same provided the Company gave prompt notice of any claim for indemnification.

The transaction was effectively completed on November 6, 2009, which has been accounted for as a reverse acquisition and recapitalization of the Company, through a wholly-owned subsidiary, TIDC, whereby TIDC is deemed to be the ultimate accounting acquirer (legal acquiree) and the Company to be the ultimate accounting acquiree (legal acquirer). The accompanying consolidated financial statements are in substance those of TIDC, with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of stock exchange transaction. The Company is deemed to be a continuation of the business of TIDC, through its wholly-owned subsidiary, Shandong Caopu Arts & Crafts Co., Ltd. (“SCAC”), a PRC-based company incorporated on August 15, 2000 under the laws of the PRC. Accordingly, the accompanying consolidated financial statements include the following:

(1)	the balance sheet consists of the net assets of the accounting acquirer at historical cost and the net assets of the accounting acquiree at historical cost;

(2)
the financial position, results of operations, and cash flows of the accounting acquirer for all periods presented as if the recapitalization had occurred at the beginning of the earliest period presented and the operations of the accounting acquiree from the date of stock exchange transaction.

On November 6, 2009, concurrent with the Stock Exchange with TIDC, the Company adopted the fiscal year end of SCAC, the wholly-owned subsidiary of TIDC, thereby changed its fiscal year end from September 30 to December 31. The consolidated audited financial statements for the new fiscal year were reflected in the Company’s Form 10-K for the year ending December 31, 2009.

China Shandong Industries Inc., TIDC and SCAC are hereinafter collectively referred to as the “Company”.

The entities which were parties to the reorganization were not related to each other.

The Company is located in the Cao Xian Development Zone, which is near the Beijing-Kowloon railway with the DeShang Highway to the East and Qinghe Road to the West. The Company has four production areas including nineteen production workshops and staff who work on willow products, craft and wooden furniture.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES
(FKA MOBILE PRESENCE TECHNOLOGIES, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010

1.	ORGANIZATION AND BUSINESS BACKGROUND (CONT’D)

The Company undertakes joint production with local farmers by purchasing the processing products from them and then by proceeding to finish the products in order to generate sales. The Company has numerous products, such as grass willow products, wooden crafts, indoor/outdoor wooden furniture, office furniture, different kinds of frames and craftwork. The Company also has numerous national patterns for design and utility models.

The Company’s products are sold in various countries and regions, including the United States of America, Germany, the United Kingdom, the Netherlands, Italy, Sweden, Japan, Canada, Denmark, Hong Kong and Taiwan.

The Company’s business model is original equipment manufacturer (OEM) for North American and European manufacturers.

A majority of the Company’s sales were from exports. In order to adapt to the international market, the Company passed the ISO9001 international quality management system certification, ISO14001 environmental management system certification, OHSMS18001 Occupational Health and Safety Management System Certification, as well as the CE certification for access to the EU market.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America under the accrual basis of accounting.

Use of estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of trade receivables, other receivables, inventories, income taxes and the estimation on useful lives of property, plant and equipment. Actual results could differ from these estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, and trade and other receivables. As of June 30, 2010 and 2009, substantially all of the Company’s cash and cash equivalents were held by financial institutions located in the PRC, which the Company’s management believes are of high credit quality. With respect to trade receivables, the Company extends credit based on an evaluation of the customer’s financial condition. The Company generally does not require collateral for trade and other receivables and maintains an allowance for doubtful accounts of trade and other receivables.

Cash and cash equivalents

The Company’s cash equivalents are short-term, highly liquid investments that are both readily convertible to known amounts of cash and that have insignificant risk of change in value because of changes in interest rates. The Company’s cash and cash equivalents, as of June 30, 2010 and 2009, were principally denominated in Renminbi (“RMB”) and were placed with banks in the PRC. They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.

For purposes of the Consolidated Statements of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. In accordance with SFAS No. 95, the consolidated Statements of Cash Flows are prepared based on the change in the RMB functional currency for each account and converted into U.S. dollars at the various exchange rates at the time.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES
(FKA MOBILE PRESENCE TECHNOLOGIES, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Allowance for doubtful accounts

The Company establishes an allowance for doubtful accounts based on managements’ assessment of the trade receivables collectibles. Judgment is required in assessing the amount of the allowance. The Company considers the historical level of credit losses and applies percentages to different receivables categories. The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial condition of the customers were to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Based on the above assessment, during the reporting periods, management establishes the general provisioning policy to make an allowance equivalent to 5% of the gross amount of trade receivables. Additional specific provision is made against trade receivables to the extent which they are considered to be doubtful.

Bad debts are written off when identified. The Company does not accrue interest on trade receivables.

Historically, losses from uncollectible accounts have not significantly deviated from the general allowance estimated by management and no significant additional bad debts have been written off directly to net income. This general provisioning policy has not changed in the past since establishment and management considers that the aforementioned general provisioning policy is adequate, not excessive and does not expect to change this established policy in the near future.

Inventories

Inventories (finished goods, work in process, raw materials and packaging materials) are stated at the lower of cost or market. Cost is determined on a first in first out basis which includes an appropriate share of production overheads based on normal operating capacity and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition. In assessing the ultimate realization of inventories, management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company estimates the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand.

In addition, the Company estimates net realizable value based on intended use, current market value and contract terms. The Company writes down the inventories for estimated obsolescence, slow moving or unmarketable inventories equal to the difference between the cost of inventories and the estimated market value based upon assumptions about future demand and market conditions.

Property, plant and equipment

Property, plant and equipment are comprised of buildings, machinery, equipment and furniture. Property, plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the respective fixed asset and other costs incurred to bring the fixed asset into its existing use. Depreciation is computed over the estimated useful lives of the respective fixed assets utilizing the straight-line basis method. Buildings are depreciated over a period of twenty years with a residual value of 10%. Machinery, equipment and furniture are depreciated over a period of ten years with a residual value of 10%. Maintenance or repairs are charged to expense as incurred. Upon sale or disposition, the applicable amounts of the fixed asset’s cost and related accumulated depreciation are removed from the accounts and the net amount less proceeds from the disposal is charged or credited to operations.

The Company recognizes an impairment loss on property, plant and equipment when evidence, such as the sum of expected future cash flows (undiscounted and without interest charges), indicates that future operations will not produce sufficient revenue to cover the related future costs, including depreciation, and when the carrying amount of the asset cannot be realized through sale. Measurement of the impairment loss is based on the fair value of the assets.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES
(FKA MOBILE PRESENCE TECHNOLOGIES, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Land occupancy right, net

Land use right is recorded at cost less accumulated amortization. Amortization is provided over the term of the land use right agreement on a straight-line basis over the term of the agreement, which is 20 years.

Impairment of Long-lived assets

The Company evaluated the recoverability of its property, plant, equipment, and other assets in accordance with FASB Accounting Standards Codification 360 “Property, Plant and Equipment” (formerly SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”), which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceed the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate.

Earnings per share

The Company reports earnings (loss) per share in accordance with FASB Accounting Standards Codification 260 “Earnings per Share” (formerly SFAS 128, “Earnings per Share”). This statement requires dual presentation of basic and diluted earnings (loss) with a reconciliation of the numerator and denominator of the loss per share computations. Basic earnings per share amounts are based on the weighted average shares of common outstanding. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the periods presented. There were no adjustments required to net income for the period presented in the computation of diluted earnings per share. There were no common stock equivalents (CSE) necessary for the computation of diluted loss per share.

Construction in progress

Construction in progress is recorded using the cost method, which later transfers to fixed assets in achieving the expected usable condition. Interest costs on borrowings related to construction in progress are capitalized before achieving the expected usable condition.

Revenue recognition

Revenue is recognized when the risks and rewards of ownership and title to the product have transferred to the customers, the selling price is fixed or determinable, and collection is reasonable assured. The Company generally records revenues when shipments clear the Chinese customs department. The Company offers varying payment terms for its customers and is generally responsible for paying the delivery cost of its products.

Cost of goods sold (exclusive of depreciation and amortization)

Cost of goods sold consists primarily of costs of raw materials and direct labor, and other costs directly attributable to the production of products. Write-down of inventories to lower of cost or market is also recorded in cost of goods sold.

The depreciation and amortization expenses, shipping and handling expenses, inspection costs, and the other costs of our distribution network are excluded from cost of goods sold.

Selling expenses

Selling expenses mainly consist of advertising, shipping and handling costs, exhibition expenses, inspection costs, and the other costs of our distribution network which are expensed as incurred during the selling activities.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES
(FKA MOBILE PRESENCE TECHNOLOGIES, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

General and administrative expenses

General and administrative expenses consist of depreciation and amortization expenses, office expenses, staff welfare, utilities, labor protection and salaries which are expensed as incurred at the administrative level.

Income taxes

The Company adopts the ASC Topic 740, “Income Taxes” regarding accounting for uncertainty in income taxes which prescribes the recognition threshold and measurement attributes for financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. In addition, the guidance requires the determination of whether the benefits of tax positions will be more likely than not sustained upon audit based upon the technical merits of the tax position. For tax positions that are determined to be more likely than not sustained upon audit, a company recognizes the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement in the financial statements. For tax positions that are not determined to be more likely than not sustained upon audit, a company does not recognize any portion of the benefit in the financial statements. The guidance provides for de-recognition, classification, penalties and interest, accounting in interim periods and disclosure.

For the three and six months ended June 30, 2010 and 2009, the Company did not have any interest and penalties associated with tax positions. As of June 30, 2010, the Company did not have any significant unrecognized uncertain tax positions.

The Company conducts major business in the PRC and is subject to tax in that jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the foreign tax authority.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Comprehensive income

The Company adopted FASB Accounting Standards Codification 220 “Comprehensive Income” (formerly SFAS No. 130, Reporting Comprehensive income”, which establishes standards for reporting and display of comprehensive income, and its components in the consolidated financial statements. Components of comprehensive income include net income and foreign currency translation adjustments. The Company has presented consolidated statements of income which includes other comprehensive income or loss.

Fair value of financial instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, trade accounts and other receivables, inventories, prepaid expenses, accounts payable, other payables and accrued liabilities, deposits received in advance, dividends payable, taxes payable, short term borrowings and current portion of notes payable approximate their fair values due to the short-term maturity of such instruments.

It is managements’ opinion that the Company is not exposed to significant price, credit, foreign currency or interest rate risks arising from these financial instruments.

Advertising expense

Advertising is charged to expense as incurred. The Company does not incur any direct-response costs.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES
(FKA MOBILE PRESENCE TECHNOLOGIES, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources, if applicable, are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Foreign currency translation

The functional currency of the Company is the Renminbi (“RMB”) and RMB is not freely convertible into foreign currencies. The Company maintains its consolidated financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the consolidated financial statements of the Company, which are prepared using the functional currency, have been translated into United States dollars. Current assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates while fixed assets and stockholders’ equity is translated at historical exchange rates.  Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity. The exchange rates in effect as of June 30, 2010 and December 31, 2009 were RMB1 for $0.1473 and $0.1466, respectively. The average exchange rates for the six months ended June 30, 2010 and 2009 were RMB1 for $0.1465 and $0.1464, respectively. There is no significant fluctuation in exchange rate for the conversion of RMB to US dollars after the balance sheet date.

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

FASB Accounting Standards Codification

(Accounting Standards Update (“ASU”) 2009-01)

In June 2009, FASB approved the FASB Accounting Standards Codification (“the Codification”) as the single source of authoritative nongovernmental GAAP. All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the Securities and Exchange Commission (“SEC”), have been superseded by the Codification. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become nonauthoritative. The Codification did not change GAAP, but instead introduced a new structure that combines all authoritative standards into a comprehensive, topically organized online database. The Codification is effective for interim or annual periods ending after September 15, 2009, and impacts the Company’s consolidated financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification. There have been no changes to the content of the Company’s financial statements or disclosures as a result of implementing the Codification during the prior fiscal year just ended.

As a result of the Company’s implementation of the Codification during the prior fiscal year just ended, previous references to new accounting standards and literature are no longer applicable. In the current annual consolidated financial statements, the Company will provide reference to both new and old guidance to assist in understanding the impacts of recently adopted accounting literature, particularly for guidance adopted since the beginning of the current fiscal year but prior to the Codification.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES
(FKA MOBILE PRESENCE TECHNOLOGIES, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Subsequent Events

(Included in Accounting Standards Codification (“ASC”) 855 “Subsequent Events”, previously SFAS No. 165 “Subsequent Events”)

SFAS No. 165 established general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the consolidated financial statements are issued or available to be issued (“subsequent events”). An entity is required to disclose the date through which subsequent events have been evaluated and the basis for that date. For public entities, this is the date the consolidated financial statements are issued. SFAS No. 165 does not apply to subsequent events or transactions that are within the scope of other GAAP and did not result in significant changes in the subsequent events reported by the Company. SFAS No. 165 became effective for interim or annual periods ending after June 15, 2009 and did not impact the Company’s consolidated financial statements. The Company evaluated for subsequent events through the issuance date of the Company’s consolidated financial statements. No recognized or non-recognized subsequent events were noted.

Determination of the Useful Life of Intangible Assets

(Included in ASC 350 “Intangibles — Goodwill and Other”, previously FSP SFAS No. 142-3 “Determination of the Useful Lives of Intangible Assets”)

FSP SFAS No. 142-3 amended the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under previously issued goodwill and intangible assets topics. This change was intended to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under topics related to business combinations and other GAAP. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. FSP SFAS No. 142-3 became effective for consolidated financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of FSP SFAS No. 142-3 did not impact the Company’s consolidated financial statements.

Noncontrolling Interests

(Included in ASC 810 “Consolidation”, previously SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51”)

SFAS No. 160 changed the accounting and reporting for minority interests such that they will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 160 became effective for fiscal years beginning after December 15, 2008 with early application prohibited. The Company implemented SFAS No. 160 at the start of fiscal 2009 and no longer records an intangible asset when the purchase price of a noncontrolling interest exceeds the book value at the time of buyout. The adoption of SFAS No. 160 did not have any other material impact on the Company’s financial statements.

Consolidation of Variable Interest Entities — Amended

(To be included in ASC 810 “Consolidation”, SFAS No. 167 “Amendments to FASB Interpretation No. 46(R)”)

SFAS No. 167 amends FASB Interpretation No. 46(R) “Consolidation of Variable Interest Entities regarding certain guidance for determining whether an entity is a variable interest entity and modifies the methods allowed for determining the primary beneficiary of a variable interest entity. The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. SFAS No. 167 is effective for the first annual reporting period beginning after November 15, 2009, with earlier adoption prohibited. The Company has adopted SFAS No. 167 in fiscal 2010, which does not have any material impact on the Company’s financials.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES
(FKA MOBILE PRESENCE TECHNOLOGIES, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010

3.	TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable is comprised of the following amounts at the respective dates:

	As of
	6/30/10	12/31/09
	Unaudited	Audited
Gross trade accounts receivable from customers	$18,371,496	$17,204,380

Allowance for doubtful customer accounts	(372,617)	(370,582)

	$17,998,879	$16,833,798

Bad debt expense of $0 and $0 was recognized during the three and six months ended June 30, 2010 and 2009, respectively, in the accompanying consolidated income statements.

4.	INVENTORIES

Inventories are comprised of the following amounts at the respective dates:

	As of
	6/30/10	12/31/09
	Unaudited	Audited

Raw materials	$4,737,804	$1,462,682
Packaging materials	34,839	23,813
Work in process	2,682,731	2,191,570
Finished goods	4,126,003	6,675,681

	11,581,377	10,353,746
Provision for obsolete inventories	-0-	-0-

	$11,581,377	$10,353,746

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES
(FKA MOBILE PRESENCE TECHNOLOGIES, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010

5.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are comprised of the following amounts at the respective dates:

	As of
	6/30/10	12/31/09
	Unaudited	Audited
Cost:
Buildings	$6,150,450	$6,158,887
Machinery, equipment and furniture	5,254,716	4,497,567

	11,405,166	10,656,454
Accumulated depreciation	(3,713,486)	(3,309,354)

Net	$7,691,680	$7,347,100

During the reporting periods, depreciation expense is included in the following accounts on the accompanying consolidated income statements:

	Three months ended		Six months ended
	6/30/10	6/30/09	6/30/10	6/30/09

General and administrative expenses	$203,918	$179,504	$404,134	$359,309
	$203,918	$179,504	$404,134	$359,309

6.      LAND OCCUPANCY RIGHTS

	As of
	6/30/10	12/31/09
	Unaudited	Audited

Land occupancy rights	98,887	98,887

Less: Accumulated amortization	(24,690)	(22,053)

Land occupancy rights, net	$74,197	$76,834

During the reporting periods, amortization expense is included in the following accounts on the accompanying consolidated income statements:

	Three months ended		Six months ended
	6/30/10	6/30/09	6/30/10	6/30/09

General and administrative expenses	$1,314	$1,311	$2,637	$2,634
	$1,314	$1,311	$2,637	$2,634

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES
(FKA MOBILE PRESENCE TECHNOLOGIES, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010

7.	SHORT-TERM BORROWINGS

The Company’s outstanding principal balances on its short-term borrowings are payable as follows:

	As of
	6/30/10	12/31/09
	Unaudited	Audited

Bank of China, 5.832% to 6.372% interest rates, due no later than November 17, 2010	2,208,838	3,514,835
Commercial Bank (Heze branch), 7.965% interest rate, due no later than September 28, 2010	4,564,932	4,539,996

Construction Bank of China (Cao County branch), 5.346% interest rate per annum, due on July 8, 2010	589,024	-
Construction Bank of China (Cao County branch), 4.86% interest rate per annum, due on October 25, 2010	2,945,118	-
	$10,307,912	$8,054,831

As of June 30, 2010, a portion of short-term borrowings from Bank of China are secured by certain assets of the Company. Specifically, $1,178,047 in short-term borrowings is secured by the Company’s property with a net book value of $4,387,167.

The effects of imputed interest on the aforementioned below market interest rates are immaterial to the consolidated financial statements taken as a whole.

8.	OTHER PAYABLES AND ACCRUED LIABILITIES

	As of
	6/30/10	12/31/09
	Unaudited	Audited

Salary and welfare payable	$233,066	$105,246
Accrued expenses	10,124	21,818
Other payables	216,282	604,265

	$459,472	$731,329

Staff welfare payable represents accrued staff medical, industry injury claims; labor and unemployment insurances, all of which are third parties insurance and the insurance premiums are based on certain percentage of salaries. The obligations of the Company are limited to those premiums contributed by the Company.

9.	STATUTORY AND DISCRETIONARY SURPLUS RESERVE

In accordance with the relevant laws and regulations of the PRC and articles of association, the Company is required to appropriate 10% and a certain other percentage of the net profit as reported in the Company’s PRC statutory consolidated financial statements to the statutory reserve fund and the discretionary surplus reserve fund, respectively, after offsetting prior year’s losses.

When the balance of the statutory reserve fund reaches 50% of the registered capital, and further appropriation is optional. Upon approval from the board of directors or members, the statutory reserve can be used to offset accumulated losses or to increase registered capital.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES
(FKA MOBILE PRESENCE TECHNOLOGIES, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010

10.      COST OF GOODS SOLD (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION)

Cost of goods sold consists primarily of costs of raw materials and direct labor, and other costs directly attributable to the production of products. Write-down of inventories to lower of cost or market is also recorded in cost of goods sold.

The following table sets forth the breakdown of our cost of goods sold for the three and six months ended June 30, 2010 and 2009, respectively.

	Three months ended		Six months ended
	6/30/10	6/30/09	6/30/10	6/30/09

Direct Materials	$11,399,332	$9,782,139	$22,003,888	$18,532,445
Indirect Materials	$2,446,687	$1,861,409	$4,707,727	$3,527,791
Direct Labor	$896,678	$620,066	$1,648,229	$1,185,120
Inbound Freights	$199,479	$183,092	$383,733	$347,149
Cost of Goods Sold	$14,942,176	$12,446,706	$28,743,577	$23,592,505

The depreciation and amortization expenses, shipping and handling expenses, inspection costs are excluded from cost of goods sold, the amount of which for the three and six months ended June 30, 2010 and 2009, respectively, are set forth in the following table.

	Three months ended		Six months ended
	6/30/10	6/30/09	6/30/10	6/30/09

Depreciation expenses	$203,918	$179,504	$404,134	$359,309
Amortizations	$1,314	$1,311	$2,637	$2,634
Shipping and handling expenses	$73,718	$111,446	$267,289	$227,298
Inspection costs	$11,221	$18,203	$32,248	$36,835

These excluded expenses are included under Selling, General and Administrative expenses in the accompanying financial statements.

11.	SELLING AND MARKETING EXPENSES

Selling and marketing expenses were $155,460 and $393,037 for the three and six months ended June 30, 2010, respectively, including $73,718 and $267,289 in shipping and handling expenses for three-month and six-month periods, respectively. Selling and marketing expenses mainly consist of advertising, shipping and handling costs, exhibition expenses, inspection costs, and the other costs of our distribution network which are expensed as incurred during the selling activities.

12.	INCOME TAXES

The Company is subject to the foreign investment enterprise income tax at the statutory rate of 15% on the profits as reported in the Company’s PRC statutory consolidated financial statements as adjusted by profit and loss items that are not taxable or deductible before 2008.

PRC’s legislative body, the National People’s Congress, adopted the unified EIT Law on March 16, 2007. This new tax law replaces the existing separate income tax laws for domestic enterprises and foreign-invested enterprises and became effective on January 1, 2008. Under the new tax law, a unified income tax rate is set at 25% for both domestic enterprises and foreign-invested enterprises. Thus, the Company is subject to corporate income tax at the statutory rate of 25% commencing in 2008.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES
(FKA MOBILE PRESENCE TECHNOLOGIES, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010

12.	INCOME TAXES (CONT’D)

Income taxes in the accompanying consolidated statements of income for the reporting periods represent provision for EIT for the Company’s continuing operations in the PRC.

The effective income taxes differ from the above PRC statutory EIT rates as follows:

	Three months ended		Six months ended
	6/30/10	6/30/09	6/30/10	6/30/09

EIT rate in effect for the year	25%	25%	25%	25%
Profits before income tax	3,782,668	3,851,090	8,482,209	6,793,153
Income tax	1,021,261	962,797	2,204,228	1,669,433

	Three months ended		Six months ended
	6/30/10	6/30/09	6/30/10	6/30/09

Provision for income taxes at statutory EIT rate	945,667	962,797	2,120,552	1,698,288
Non-deductible and other various items for tax purposes	75,594	0	83,676	(28,845)
Income taxes	1,021,261	962,797	2,204,228	1,669,443

The Company had no deferred tax liabilities as of June 30, 2010.

13.	INCOME PER SHARE

The following table sets forth the computation of basic and fully diluted earnings per share for the three and six months ended June 30, 2010 and 2009 indicated:

	Three months ended		Six months ended
	6/30/10	6/30/09	6/30/10	6/30/09

Numerator:
Net income	2,761,407	2,888,293	6,277,982	5,123,720
Denominator:
Weighted average number of shares outstanding
Basic	12,862,501	12,219,375	12,862,501	12,219,375
Fully diluted	13,012,500	12,219,375	12,937,500	12,219,375
Earnings per common share
Basic	$0.21	$0.24	$0.49	$0.42
Fully diluted	$0.21	$0.24	$0.49	$0.42

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES
(FKA MOBILE PRESENCE TECHNOLOGIES, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010

13.	INCOME PER SHARE (CONT’D)

The basic earnings per share were calculated using the net income and the weighted average number of shares outstanding during the reporting periods. All share and per share data have been adjusted to reflect the recapitalization of the Company in the Exchange, the forward stock split and the reverse stock split.

The fully diluted earnings per share were calculated using the net income and the weighted average number of shares outstanding on the fully diluted basis during the reporting periods. The denominator for fully diluted earnings per share calculation includes 150,000 warrants granted for services rendered during the three months ended June 30, 2010. All share and per share data have been adjusted to reflect the recapitalization of the Company in the Exchange, the forward stock split and the reverse stock split.

The Company had no dilutive instruments as of June 30, 2009.

14.	STOCK BASED COMPENSATION

During the three months ended June 30, 2010, the Company entered into an agreement to issue 150,000 warrants among other items and recorded a related expense of $334,702, equal to the estimated fair value of the warrants at the date of the grant to an unrelated shareholder of the Company. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 5.15% risk-free interest, 0% dividend yield, 65% volatility, and a life of two years.

15.	REVERSE STOCK SPLIT

On July 30, 2010, Mr. Jinliang Li, the Chairman and Chief Executive Officer of the Company authorized the effectuation of a 1-for-2 reverse split (the “Reverse Split”) pursuant to the majority consent on July 1, 2010. The reverse split combines the Company’s outstanding Common Stock on the basis of 2 outstanding shares being changed to 1 outstanding share. Each shareholder’s percentage ownership in the Company (and relative voting power) will remain essentially unchanged as a result of the Reverse Split. All options, warrants, and any other similar instruments convertible into, or exchangeable or exercisable for, shares of common stock will be proportionally adjusted.

The Reverse Split took effective upon the Company filed a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware on August 3, 2010.

The equity section and the earnings per share numbers in the financial statements have been restated per FASB 128 paragraph 134.

16.	DEFINED CONTRIBUTION PLAN

The Company has a defined contribution plan for all of its qualified employees in the PRC. The employer and the employees are each required to make contributions to the plan at the rates specified in the plan. The obligation of the Company with respect to retirement is to make the required contributions under the plan. No forfeited contributions are available to reduce the contribution payable in the future years. The defined contribution plan contributions were charged to expense in the accompanying consolidated statements of income. The Company contributed $0 for both three and six months ended June 30, 2010 and 2009, respectively. The contribution, if any, is included in general and administrative expenses in the accompanying consolidated income statements.

17.	CONTINGENCIES

The Company had no contingencies existing as of June 30, 2010.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES
(FKA MOBILE PRESENCE TECHNOLOGIES, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010

18.	RELATED PARTY TRANSACTIONS

The Company had no material transactions carried out with its related parties during the three and six months ended June 30, 2010 and 2009.

19.	CONCENTRATIONS AND RISKS

The Company's operations are carried out in the People’s Republic of China (“PRC”). Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. The Company's results may be affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

(a)  Major customers

For the six months ended June 30, 2010 and 2009, 100% of the Company’s assets were located in the PRC, and certain customers accounted for greater than 5% in revenues.

The following tables set forth our top three customers individually comprising 23.4% and 23.2% of net revenue for the six months ended June 30, 2010 and 2009, respectively.

For the six months ended June 30, 2010
Customers	Revenues			Accounts Receivable
Customer A	$4,713,226	11.95%		$1,426,282
Customer B	2,576,808	6.53%		881,536
Customer C	1,942,313	4.92%		1,492,081

Total:	$9,232,347	23.40%	Total:	$3,799,899

For the six months ended June 30, 2009

Customers	Revenues			Accounts Receivable
Customer D	$2,841,810	9.02%		$1,353,517
Customer E	2,294,800	7.29%		1,063,223
Customer F	2,167,262	6.89%		742,099

Total:	7,303,872	23.20%	Total:	3,158,839

(b) Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade accounts receivable. The Company performs ongoing credit evaluations of its customers' financial condition, but does not require collateral to support such receivables.

CHINA SHANDONG INDUSTRIES, INC. AND SUBSIDIARIES
(FKA MOBILE PRESENCE TECHNOLOGIES, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010

20.     SEGMENTS

The Company determined that it do not operate in any material, separately reportable operating segments as of June 30, 2010 and 2009.

21.	SUBSEQUENT EVENTS

On July 30, 2010, Mr. Jinliang Li, the Chairman and Chief Executive Officer of the Company authorized the effectuation of a 1-for-2 reverse split (the “Reverse Split”) pursuant to the majority shareholder consent on July 1, 2010. The reverse split combines the Company’s outstanding Common Stock on the basis of 2 outstanding shares being changed to 1 outstanding share. Each shareholder’s percentage ownership in the Company (and relative voting power) will remain essentially unchanged as a result of the Reverse Split. All options, warrants, and any other similar instruments convertible into, or exchangeable or exercisable for, shares of common stock will be proportionally adjusted.

The Reverse Split took effective upon the Company filed a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware on August 3, 2010.

The equity section and the earnings per share numbers in the financial statements have been restated per FASB 128 paragraph 134.

__________ Shares of Common Stock

PROSPECTUS

Rodman & Renshaw, LLC

Until           , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, the Nasdaq Capital Market fee and FINRA filing fee, are estimates.

Amount to
Be Paid
SEC registration fee	$1,729.03
Nasdaq Capital Market listing fee	$5,000.00
FINRA filing fee	$2,925.00
Printing and engraving expenses	$5,000.00.00
Legal fees and expenses	$250,000.00
Accounting fees and expenses	$200,000.00
Transfer agent and registrar fees	$50,000.00
Blue Sky Fees and Expenses	$25,000.00
Miscellaneous	$50,000.00
Total	$589,654.03

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation provides indemnification to the fullest extent permitted by Delaware law, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty.  The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate the right of us and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior, except under certain situations defined by statute.  We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, we willfulness in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Following are all issuances of securities by the registrant during the past three years which were not registered under the Securities Act of 1933, as amended (the "Securities Act").  All of the following shares of our common stock issued by us were issued to accredited investors pursuant to the exemption from the registration requirement of Section 5 of the Securities Act, pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.  In each of these issuances the recipient represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws.  No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

On February, 2007, we issued an aggregate of 7,500,000 shares of our common stock to our founders as follows: (i) 7,387,500 shares to Timothy Lightman, our Chief Executive Officer and director at that time; and (ii) 112,500 shares to Frank J. Hariton, our counsel at that time. The sale price to such persons was an aggregate of $100.

For the period from June 5, 2007 through September 12, 2007, we sold 333,750 shares of our common stock in a private placement for an aggregate purchase price of $44,500 to 39 individuals.

For the period from October 16, 2007 through October 27, 2007, we sold 15,000 shares of our common stock for an aggregate purchase price of $2,000 to two (2) individuals.

For the period from September 1, 2008 to September 30, 2009, we issued 450,000 shares of our common stock for legal and consulting services to certain services providers.

On November 6, 2009, pursuant to a Stock Exchange and Reorganization Agreement, dated as of October 22, 2009, by and among  us, TIDC, CAOPU, LFG, Phoebus, and Timothy Lightman, we acquired from CAOPU, LFG and Phoebus all of the issued and outstanding capital stock of TIDC solely in exchange for 11,576,251 shares  of our common stock.

We entered into an Amendment No. 1 to China Research Group Investor Relations Consulting Agreement, dated April 13, 2010 but made effective as of October 22, 2009, pursuant to which we agreed to issue to China Research Group Investor Relations (i) 50,000 shares of our common stock, and (ii) a 2 year warrant to purchase 150,000 shares of our common stock (“Warrant Shares”) at an exercise price equal to the greater of (a) the per share public offering price of a share of our common stock in this public offering, or (b) $6.6 per share.  The number of warrant shares and exercise price should be adjusted proportionately for any stock splits. The warrant shall not be exercisable until November 13, 2010.

On April 13, 2010, pursuant to an Amended and Restated Agreement, which superseded the original agreement by and among us and Linear Capital Asia Limited, Inc. (“Linear”), dated October 7, 2008, we agreed to issue to Linear (i) 32,200 shares of our common stock (was derived based upon $161,000, the amount of funds advanced by Linear to the Company, of our common stock valued at $2.50 per share), and (ii) a 2 year warrant to purchase 150,000 shares of common stock at an exercise price equal to the greater of (a) the per share public offering price of a share of our common stock in this public offering, and (b) $5.00 per share if this public offering is not completed.  The number of warrant shares and the exercise price will be adjusted proportionately for any stock splits. The warrant shall not be exercisable until November 30, 2010.

On July 1, 2010, we granted to our Chairman and Chief Executive Officer a Stock Option to purchase 1,000,000 shares of our common stock at an exercise price equal to the per share price each share of our common stock is sold to the public in this public offering.   The stock option is exercisable for a period of 10 years commencing on July 2, 2011.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

1.1	Underwriting Agreement between Rodman & Renshaw, LLC and us, dated , 2010. *

3.1	Certificate of Incorporation. (1)

3.1(a)	Certificate of Amendment of Certificate of Incorporation. (2)

3.1(b)	Certificate of Amendment of Certificate of Incorporation, filed with Secretary of State of State of Delaware on August 3, 2010. (9)

3.2	Bylaws. (1)

3.2(a)	Bylaws adopted on June 30, 2010. (8)

4.1	Form of Underwriter’s Warrant. *

5.1	Legal Opinion of Gusrae, Kaplan, Bruno & Nusbaum PLLC. *

10.1	Stock Exchange and Reorganization Agreement dated October 22, 2009. (3)

10.2	Assignment and Assumption Agreement dated November 5, 2009, by and between Mobile Presence Technologies, Inc. and Timothy Lightman. (3)

10.3	Form of Share Holding Agreement, dated September 14, 2009, between CAOPU Enterprise Limited and each of nine other shareholders. (5)

10.4	Maximum Mortgage Contract dated May 15, 2008, by and between Shandong Caopu Arts and Crafts Co., Ltd. and Cao County Branch, Bank of China. (3)

10.5	Maximum Amount Guarantee Contract (No. Year 2009 Di Xie Zi 001), dated August 25, 2009, by and between Shandong Caopu Arts & Crafts Co., Ltd. and Bank of China, Cao Country Branch. (7)

10.6	Maximum Amount Guarantee Contract (No. Year 2009 Di Xie Zi 002), dated November 11, 2009, by and between Shandong Caopu Arts & Crafts Co., Ltd. and Bank of Chin, Cao Country Branch. (7)

10.7	Employment Agreements dated January 17, 2002, by and between Shandong Caopu Arts & Crafts Co., Ltd and each of Zhiyu Wang and Zhiqiang Zhong. (3)

10.8	Form of Lock-Up Agreement. *

10.9	Stock Option Agreement, dated July 1, 2010, by and between us and Mr. Jinliang Li. (8)

10.10	China Shandong Industries, Inc. 2010 Omnibus Securities and Incentive Plan, adopted on July 1, 2010. (8)

10.11	Exclusive Patent License Agreement, dated July 2, 2010, between Shandong Caopu Arts & Crafts Co., Ltd. and Mr. Jinliang Li. (8)

10.12	Authorization Letter to Use Shandong Caopu Arts & Crafts Co., Ltd. Poplar Furniture & Paint Line Expansion Projects Feasibility Study Report dated as of March 30, 2008. (6)

10.13	Authorization Letter to Use Patents, dated as of April 19, 2010. (6)

10.14	Form of Loan Agreement with Bank of China, Cao County Branch. (8)

10.15	Form of Loan Agreement with Laishang Bank (A/K/A Commercial Bank (Heze Branch). (8)

10.16	Form of Loan Agreement with China Construction Bank, Cao County Branch. (10)

10.17	China Research Group Investor Relations Consulting Agreement, dated October 21, 2009, by and between China Research Group, Inc. and Shandong Coapu Arts & Crafts Co., Ltd. (10)

10.18	Amendment No. 1 to China Research Group Investor Relations Consulting Agreement, dated April 13, 2010. (8)

10.19	Engagement Letter with Linear Capital Asia Limited, dated October 7, 2008. (10)

10.20	Amended and Restated Agreement with Linear Capital Asia Limited, Inc., dated April 13, 2010. (8)

10.21	Employment Agreement dated January 1, 2010, by and between Tianwei International Development Corporation and Jinliang Li. (8)

10.22	Employment Agreement dated January 1, 2010, by and between Shandong Caopu Arts & Crafts Co., Ltd. and Jiawei Li. (8)

10.23	Employment Agreement dated March 30, 2010, by and between China Shandong Industries, Inc. and Aihua Li. (8)

10.24	Employment Agreement dated March 30, 2010, by and between China Shandong Industries, Inc. and Yuhong Lei. (4)

14	Code of Ethics. (8)

21.1	List of Subsidiaries. (3)

23.1	Consent of Independent Certified Auditor.

23.2	Consent of Gusrae, Kaplan, Bruno & Nusbaum PLLC (included in Exhibit 5.1) *

 * to be filed by Amendment.

(1) Incorporated by reference to registration statement on Form SB-2 filed with the SEC on November 28, 2007.
(2) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 6, 2010.
(3) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on November 12, 2009.
(4) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on March 30, 2010.
(5) Incorporated by reference to our Current Report on Form 10-K filed with the SEC on April 15, 2010.
(6) Incorporated by reference to our Current Report on Form S-1 filed with the SEC on April 20, 2010.
(7) Incorporated by reference to Amendment No.1 to our Annual Report on Form 10-K/A filed with the SEC on June 28, 2010.
(8) Incorporated by reference to Amendment No. 1 to Registration Statement on Form S-1 filed with the SEC on July 2, 2010.
(9) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on August 5, 2010.
(10) Incorporated by reference to Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on August 6, 2010.

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned on September 1, 2010.

CHINA SHANDONG INDUSTRIES, INC.

By:	/s/ Jinliang Li
Name: Jinliang Li Title: Chief Executive Officer and Chairman

By:	/s/ Yuhong Lei
Name: Yuhong Lei Title: Chief Financial Officer (Principal Accounting and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Jinliang Li	September 1, 2010
Name: Jinliang Li Title: Chief Executive Officer and Chairman (Principal Executive Officer)

By:	/s/ Yuhong Lei	September 1, 2010
Name: Yuhong Lei Title: Chief Financial Officer (Principal Accounting and Financial Officer)

By:	/s/ Jiawei Li	September 1, 2010
Name: Jiawei Li Title: Director

By:	/s/ Yvonne Zhang	September 1, 2010
Name: Yvonne Zhang Title: Independent Director

By:	/s/ Man Zhang	September 1, 2010
Name: Man Zhang Title: Independent Director

By:	/s/ Fuhua Wu	September 1, 2010
Name: Fuhua Wu Title: Independent Director

SIGNATURE PAGE